As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-144376

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nevada	Brightec, Inc.	87-0438637

(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

8C Pleasant Street South – 1st Floor South Natick, Massachusetts 01760 (508) 647-9710	2600	Patrick Planche 8C Pleasant Street South – 1st Floor South Natick, Massachusetts 01760 (508) 647-9710

(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

With copies to:

Clayton E. Parker, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Ronald S. Haligman, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

                    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

                    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee(2)

Common Stock, par value $0.005 per share	28,525,666 shares(3)	$0.04	$1,141,026.64	$122.01

TOTAL	28,525,666 shares(3)	$0.04	$1,141,026.64	$122.01

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)	Registration fee was previously paid.

(3)

The shares of common stock of the Registrant being registered in this Registration Statement include: (i) 18,531,764 shares subject to issuance under a Standby Equity Distribution Agreement; (ii) 2,000,000 shares previously issued as a commitment fee in connection with a Standby Equity Distribution Agreement; (iii) 243,902 shares previously issued as a placement agent fee in connection with a Standby Equity Distribution Agreement; (iv) 6,250,000 shares subject to issuance under a line of credit; and (v) 1,500,000 shares underlying a previously issued warrant granted in connection with the Line of Credit Note.

                    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated November 30 , 2007

BRIGHTEC, INC.
28,525,666 shares of Common Stock

                    This Prospectus relates to the sale of up to 28,525,666 shares of Brightec, Inc. (“Brightec”) common stock by the selling stockholders. Please refer to “Selling Stockholders” beginning on page 18. We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of our common stock under the Sta n dby Equity Distribution Agreement (the “SEDA”), which was entered into between Brightec and YA Global Investments, LP, formerly known as Cornell Capital Partners, LP (“YA Global”), one of the selling stockholders. In addition, we will receive proceeds from the exercise of warrants we issued , which we are registering the underlying shares of our common stock in the accompanying registration statement. We will bear all costs associated with this registration. We agreed to allow YA Global to retain 5% of the proceeds raised under the SEDA, which is more fully described below.

                    The shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On November 26 , 2007, the last reported sale price of our common stock was $0.0 3 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “BRTE.” These prices will fluctuate based on the demand for the shares of our common stock.

                    The selling stockholders include YA Global, who intends to sell up to 20,531,764 shares of our common stock, 18,531,764 shares of which are pursuant to advances under the SEDA and 2,000,000 shares of which were previously issued as a commitment fee under the SEDA. As of November 26 , 2007, the 18,531,764 shares of common stock to be issued pursuant to advances under the SEDA upon issuance would equal 11.5% of our outstanding common stock. If we were to draw down the full amount available under the SEDA based on a recent stock price of $0.0 3 , we would have to issue to YA Global 347,222,222 shares of our common stock, which would equal approximately 71 % of our then outstanding common stock. Our common stock is deemed to be “penny stock” as that term is defined under the Securities Exchange Act of 1934.

                    YA Global is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of our common stock under the SEDA. Pursuant to the SEDA, YA Global will receive a total underwriting discount on the purchase of our common stock equal to 8.8%, which consists of the two (2) discounts described below. For each share of our common stock purchased under the SEDA, YA Global will pay us 96% of the market price of our common stock. Further, YA Global will retain a net fee of 4.8% of each advance under the SEDA. In connection with the SEDA, YA Global also received a one-time commitment fee in the form of 4,000,000 shares of our common stock. The 8.8% discount and commitment shares are underwriting discounts payable to YA Global.

                    We engaged Newbridge Securities Corporation (“Newbridge”), an unaffiliated registered broker-dealer, to advise us in connection with the SEDA. Newbridge was paid a fee of $10,000 by the issuance of 243,902 shares of our common stock.

                    In June 2006, we entered into a Loan Agreement with Ross/Fialkow Capital Partners, LLP (“Ross/Fialkow”), a strategic-planning firm, in the amount of $750,000. The principal amount of the loan plus accrued but unpaid interest, if any, is convertible at any time prior to payment pursuant to the Line of Credit Note, at the election of Ross/Fialkow, into our common stock. If the full principal amount of the loan were advanced and converted, the number of shares of our common stock to be issued upon conversion would be 6,250,000. In connection with the loan, we also issued a Warrant to Ross/Fialkow to purchase up to 1,500,000 shares of our common stock. On March 15, 2007, the Loan Agreement was amended to extend its expiration date from June 8, 2007 to July 15, 2007 and to extend the date by which we were required to file a registration statement (on Form S-1 or SB-2) from December 31, 2006 to July 15, 2007. On June 27, 2007, the Loan Agreement was amended to extend the expiration date from July 15, 2007 to December 31, 2007, and we issued an Amended and Restated Warrant to Ross/Fialkow, amending the terms of the original Warrant to require 61 days notice to us prior to its exercise by Ross/Fialkow.

                    Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

                    These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 7.

                    The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the accompanying registration statement filed with the Securities and Exchange Commission is declared effective. This Prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

                    With the exception of YA Global, which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of our common stock by the selling stockholders will be placed in escrow, trust or any similar account.

                    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 30 , 2007

i

PROSPECTUS SUMMARY

                    The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

General

                    We develop and market luminescent films incorporating luminescent or phosphorescent pigments (the “Luminescent Product”) . These pigments absorb and reemit visible light producing a “glow” which accounts for the common terminology “glow in the dark.” We manufacture through third-party manufacturers, market and sell graphic quality printable luminescent films. Our Luminescent Product will be sold primarily as a printable luminescent film designed to add luminescence to existing or new products. These films are based on our proprietary and patented technology that enables prints to be of photographic quality by day and luminescent under low light or night conditions. We expect that our Luminescent Product will be available for sale in a number of versions appropriate for commonly used commercial and personal printing technology, including offset printing, laser or inkjet printing, plus a variety of “print on demand” digital technologies. We expect to offer our products in sheets and rolls.

Going Concern Consideration

                    As of September 30 , 2007, we had a working capital deficit of approximately $1, 358 ,000 and an accumulated deficit of $1 4,08 4,000 and have had recurring net losses since the inception of our business. Our future viability is dependent upon our ability to obtain additional financing and achieve profitability in future operations. These circumstances raise substantial doubt about our ability to continue as a going concern. Our auditors have included a “going concern” qualification in their auditor’s report for the year ended December 31, 2006. Such a “going concern” qualification may make it more difficult for us to raise funds when needed.

About Us

                    Our principal executive offices are located at 8C Pleasant Street South, First Floor, South Natick, Massachusetts 01760. Our telephone number is (508) 647-9710.

THE OFFERING

                    This offering relates to the sale of our common stock by selling stockholders, who intend to sell up to 28,525,666 shares of common stock, (i) 18,531,764 shares of which are subject to issuance under the SEDA, dated March 30, 200 7 , (ii) 2,000,000 shares of which were previously issued as a commitment fee in connection with the SEDA, (iii) 243,902 shares of which were issued as a placement agent fee in connection with the SEDA, (iv) 6,250,000 shares of which are subject to issuance under a Line of Credit Note, and (v) 1,500,000 shares of which are subject to issuance under a previously issued warrant in connection with the Line of Credit Note.

                    The commitment amount of the SEDA, dated March 10, 200 7 is $10 million. At an assumed discounted purchase price of $0.0 288 per share (discounted purchase price of 96% based on a recent stock price of $0.0 3 ) we would only be able to receive gross proceeds of $ 533,715 using the 18,531,764 shares being registered in the accompanying registration statement for advances under the SEDA. We currently do not have any plans with respect to the remaining unregistered shares underlying the SEDA.

                    Pursuant to the SEDA, we may, at our discretion, periodically issue and sell to YA Global shares of our common stock for a total purchase price of $10 million. The amount of each advance is subject to a maximum advance amount of $300,000, and we may not submit any advance within seven trading days of a prior advance. Pursuant to the SEDA, YA Global will receive a total underwriting discount on the purchase of our common stock equal to 8.8%, which consists of the two (2) discounts described below. For each share of common stock purchased under the SEDA, YA Global will pay us 96% (4% discount) of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following an advance notice date. Further, YA Global will retain a fee of 5% of each cash advance under the SEDA (net retainage fee of 4.8% after accounting for the 4% purchase price discount). In addition, YA Global received a one-time commitment fee in the form of 4,000,000 shares of common stock under the SEDA, 2,000,000 of which are being registered in the accompanying registration statement. Pursuant to the terms of the SEDA, we paid Yorkville Advisors Management, LLC, (“Yorkville”) an affiliate of YA Global, a $15,000 structuring fee, and will pay a $500 fee for each advance for legal, administrative and escrow fees. In addition, we expect to incur expenses of approximately $85,000 in connection with this registration statement, consisting of the following: (i) legal fees and expenses of $50,000; (ii) accounting fees and expenses of $25,000; (iii) miscellaneous expenses of $7,360; (iv) printing and engraving expenses of $2,500; and (v) SEC registration fee of $140.

                    YA Global intends to sell any shares purchased under the SEDA at the then prevailing market price. YA Global may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. As the market price of common stock decreases, we would not be able to draw down the remaining balance available under the SEDA with the shares being registered in the accompanying registration statement.

                    Under the terms of the SEDA, YA Global is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of our common stock to be issued under the SEDA. There are substantial risks to investors as a result of the issuance of shares of our common stock under the SEDA. These risks include dilution of our shareholders, significant declines in our stock price and our inability to draw sufficient funds when needed.

                    There is an inverse relationship between our stock price and the number of shares to be issued under the SEDA. That is, as our stock price declines, we would be required to issue a greater number of shares under the SEDA for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by us and the number of shares to be issued under the SEDA at a recent market price of $0.0 3 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Brightec:

Market Price:	$0.0 3	$0.0 225	$0.0 15	$0.0 075
Purchase Price:	$0. 0288	$0.02 16	$0.01 44	$0.00 72
No. of Shares:(1)	18,531,764	18,531,764	18,531,764	18,531,764
Total Outstanding:(2)	161,674,601	161,674,601	161,674,601	161,674,601
Percent Outstanding:(3)	11.5%	11.5%	11.5%	11.5%
Gross Proceeds:	$555,953	$416,965	$277,976	$138,988
Net Proceeds:(4)	$422,029	$295,272	$168,515	$41,757

(1)	Represents the number of shares of our common stock registered in the accompanying registration statement, which could be issued to YA Global under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of our common stock outstanding after the issuance of the shares to YA Global under the Standby Equity Distribution Agreement

(3)	Represents the shares of our common stock to be issued as a percentage of the total number shares outstanding.

(4)	Net proceeds equals the gross proceeds less the 4% market discount, the 5% retainage on the discounted cash advance and the $85,000 in offering costs.

Number of Shares To Be Issued by Brightec:

Market Price:	$0.0 3		$0.0 225		$0.0 15		$0.0 075
Purchase Price:	$0. 0288		$0.02 16		$0.01 44		$0.00 72
No. of Shares:(1)	347,222,222	(2)	462,962,963	(2)	694,444,444	(2)	1,388,888,889	(2)
Total Outstanding:(3)	4 90,365,059	(2)	606,105,800	(2)	837,587,281	(2)	1, 532,031,726	(2)
Percent Outstanding:(4)	70.8%		76.4%		82.9%		90.7%
Gross Proceeds to Brightec:	$10,000,000		$10,000,000		$10,000,000		$10,000,000
Net Proceeds:(5)	$9,035,000		$9,035,000		$9,035,000		$9,035,000

(1)

Represents that total number of shares of our common stock which would need to be issued at the stated purchase price. We are only registering 18,531,764 shares of our common stock under this prospectus to be issued in connection with advances under the SEDA.

(2)

Our current Articles of Incorporation, as amended, authorize the issuance of 245,000,000 shares of common stock. As of November 26 , 2007, we had 101,857,163 authorized shares of common stock available for issuance, of which 26,820,832 shares of common stock are reserved for issuance upon exercise of outstanding options and warrants and 66,672 are reserved for issuance to a consultant for services rendered.

(3)

Would represent the total number of shares of our common stock outstanding after the issuance of this number of shares to YA Global in connection with advances under the SEDA. Our Articles of Incorporation would need to be amended, requiring approval from our stockholders, before such shares could be issued.

(4)	Represents the shares of our common stock to be issued as a percentage of the total number shares outstanding.

(5)	Net proceeds equal the gross proceeds less the 4% market discount, the 5% retainage on the discounted cash advance and the $85,000 in offering costs.

Additional Information

                    The SEDA contemplates that YA Global will periodically sell shares of our common stock being registered in the accompanying registration statement into the market. YA Global may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. Under the terms of the SEDA, YA Global is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. YA Global could, over time, sell more than 9.9% of our outstanding shares of common stock.

Common Stock Offered	28,525,666 shares by the selling stockholders

Offering Price	Market price

Common Stock Outstanding Before the Offering	143,142,837 shares as of November 26 , 2007

Use of Proceeds

We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of our common stock under the SEDA will be used for general working capital purposes. See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

Over-the-Counter Bulletin Board Symbol	BRTE

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30, 2007
		December 31,

		2006	2005

	(Unaudited)		(As Restated)

Sales	$7,403	$12,184	$132,458

Cost of sales	3,791	5,677	107,714

Gross profit	3,612	6,507	24,744

Operating expenses
Research and development	87,951	112,164	119,218
Selling and marketing	126,496	57,030	50,733
General and administrative	569,651	570,509	564,729
Stock based compensation	1,642	1,600,000	—

	785,740	2,339,703	734,680

Operating loss	(782,128)	(2,333,196)	(709,936)

Other Income (Expense)
Interest income - related party	37	11,662	12,625
Financing costs	(128,680)	—	(92,825)
Gain on value of derivative liabilities	—	72,941	62,410
Interest expense	(109,752)	(59,326)	(8,581)
Other	—	17,659	(37,461)

	(238,395)	42,936	(63,832)

Net loss	(1,020,523)	(2,290,260)	(773,768)

Accumulated deficit – beginning	(13,063,247)	(10,772,987)	(9,999,219)

Accumulated deficit – ending	$(14,083,770)	$(13,063,247)	$(10,772,987)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.01)

Weighted average number of shares used in computation of basic and diluted net loss per share	132,421,726	100,351,117	100,000,000

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,

	2007	2006	2005

	(Unaudited)		(As Restated)

ASSETS
Current assets
Cash	$24,078	$51,836	$2,445
Accounts receivable	510	—	3,183
Inventory	252,197	98,590	58,105
Prepaid expenses	11,257	10,168	8,106
Deferred financing expense	—	44,369	—

TOTAL CURRENT ASSETS	288,042	204,963	71,839

Office and photographic equipment	23,511	23,511	23,511
Less accumulated depreciation	(23,511)	(23,511)	(23,511)

	—	—	—

Interest receivable from related party	—	—	50,331
Deposit	2,041	2,785	—
Deferred offering costs	20,085	—	—
Note receivable from related party	—	10,993	250,000

	22,126	13,778	300,331

TOTAL ASSETS	$310,168	$218,741	$372,170

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Line of credit	$650,000	$650,000	$—
Accounts payable	140,110	80,110	234,303
Accrued liabilities	282,945	304,548	280,319
Advances due to related parties	573,150	—	122,972
Liability for shares to be issued	—	—	403,000
Warrant liability	—	—	252,135
Liability for stock subscriptions received	—	—	375,000
Liability to shareholders for shares redeemed	—	—	2,554,185

TOTAL CURRENT LIABILITIES	1,646,205	1,034,658	4,221,914

Stockholders’ deficit
Preferred stock	—	—	—
Common stock	143,143	124,699	100,000
Additional paid-in capital	12,461,923	11,923,687	6,627,022
Deferred compensation	(58,358)	—	—
Accumulated deficit	(14,083,770)	(13,063,247)	(10,772,987)
Accumulated other comprehensive income	201,025	198,944	196,221

TOTAL STOCKHOLDERS’ DEFICIT	(1,336,037)	(815,917)	(3,849,744)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$310,168	$218,741	$372,170

RISK FACTORS

                     We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

Risks Related To Our Business

We Have Historically Lost Money And Losses May Continue In The Future

                    We have a history of losses. For the years ended December 31, 2006 and 2005, we incurred a net loss of $2,290,260 and $773,768, respectively. We had an accumulated deficit of $13,063,247 as of December 31, 2006 and $1 4,083,770 as of September 30, 2007. For the nine months ended September 30, 2007, we incurred a net loss of $ 1,020,523 . We anticipate that we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan. Our ability to continue as a going concern will be dependent upon our ability to draw down on the SEDA, which we have entered into with YA Global. If we incur any problems in drawing down the SEDA, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations and will likely result in a lower stock price.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets Are Not Sufficient To Satisfy Our Current Liabilities

                    As of September 30, 2007, we had a working capital deficit of $1, 358,163 . We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we achieve profitable operations, it is unlikely that we will be able to secure additional financing from external sources. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail or cease our business operations. Any of these events would be materially harmful to our business and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Have A Limited Operating History Upon Which An Investor Can Evaluate Our Potential For Future Success

                    We have had ten commercial sales of our Luminescent Products aggregating a total of approximately $403,600; therefore, there is limited historical financial information about us upon which to base an evaluation of our performance or to make a decision regarding an investment in shares of the common stock. We have generated an accumulated deficit of $1 4,083,770 through September 30, 2007. To date, our operations have largely been limited to our effort to develop the manufacturing process for our Luminescent Product. Sales of our products may fail to achieve significant levels of market acceptance. Our business will be subject to all the problems, expenses, delays and risks inherent in the establishment of an early stage business enterprise, including limited capital, delays in product development, manufacturing, costs overruns, price increases in raw materials and unforeseen difficulties in manufacturing, uncertain market acceptance and the absence of an operating history. Therefore, we may never achieve or maintain profitable operations, and we may encounter unforeseen difficulties that may deplete our limited capital more rapidly than anticipated, which may force us to curtail or cease its business operations.

We Will Require Additional Capital, And If Additional Capital Is Not Available, We May Have To Curtail Or Cease Operations

                    To become and remain competitive, we will be required to make significant investments in our infrastructure, including hiring employees to provide sales, marketing, product development and financial reporting services on an ongoing basis. Other than the SEDA and our line of credit, we don’t have any other committed sources of financing. There can be no assurance that additional necessary financing will be attainable on terms acceptable to us in the future or attainable at all. If additional financing is not available on satisfactory terms, we may be unable to operate at our present level, market or sell our products, establish or maintain a system of financial controls or develop and expand our business, develop new products or develop new markets, and our operating results may be adversely affected. Debt financing, if available, increases expenses and must be repaid regardless of operating results. The availability of debt or equity financing is uncertain, and successful equity financing, including any proceeds we received under the SEDA, will result in additional dilution to our existing stockholders. The losses incurred to date, the uncertainty regarding the ability to raise additional capital and the questions concerning our ability to generate net income and positive cash flows from our operations indicate that we may be unable to continue as a going concern for a reasonable period of time.

The Report Of Our Independent Registered Public Accounting Firm, As Of And For The Year Ended December 31, 2006, Indicates That There Is Substantial Doubt About The Our Ability To Continue As A Going Concern

                    As of September 30, 2007, we had a working capital deficit of $1, 358,163 and an accumulated deficit of $1 4,083,770 and recurring net losses since the inception of our business. Our future viability is dependent upon our ability to obtain additional financing and achieve profitability in future operations. These circumstances raise substantial doubt about our ability to continue as a going concern. Our auditors have included a “going concern” qualification in their auditor’s report for the year ended December 31, 2006. Such a “going concern” qualification may make it more difficult for us to raise funds when needed.

                    On March 30, 2007, we entered into a SEDA with YA Global pursuant to which we may, at our discretion, periodically sell to YA Global shares of our common stock for a total purchase price of up to $10 million dollars. The accompanying registration statement must be declared effective by the Securities and Exchange Commission before we can sell any of its shares under the SEDA.

A Default By Us Under Our Loan And Security Agreement With Ross/Fialkow Capital Partners, LLP Entered Into On June 8, 2006, May Enable Ross/Fialkow To Take Control Of Our Intellectual Property Assets

                    In June 2006, we entered into a Loan Agreement with Ross/Fialkow in the amount of $750,000. The Loan Agreement is scheduled to expire on June 8, 2007. Every month, we are required to pay interest on the outstanding principal amount at the rate of 20% per year. The principal amount of the loan may be converted at any time, at the discretion of Ross/Fialkow, into shares of our common stock at the rate of $0.12 per share. If the full principal amount of the loan were advanced and converted, we would issue 6,250,000 shares of our common stock to Ross/Fialkow and these shares would carry piggy-back registration rights.

                    To secure our obligations under the Loan Agreement, we granted to Ross/Fialkow a security interest in all of our intellectual property assets and other assets, including a pledge of all the capital stock of our subsidiary, Brightec SA. The security interest terminates upon the payment or satisfaction of all of our obligations under the Loan Agreement. The principal amount outstanding as of September 30, 2007 was $650,000. A default by us under the Loan Agreement would enable the holders to foreclose on the collateral given as security. Any foreclosure could force us to substantially curtail or cease our operations.

                    Under the Loan Agreement, we were required to have filed a registration statement on Form S-1 (or Form SB-2) by December 31, 2006. As of December 31, 2006, we had not filed the registration statement as required and as a result, were not in compliance with the terms of the Loan Agreement. On March 15, 2007, the Loan Agreement was amended as follows:

1.	The expiration date of the Loan Agreement was extended to July 15, 2007.

2.	The date by which the Company was required to file a registration statement on Form S-1 (or Form SB-2) was extended to July 15, 2007. We filed a registration statement on Form SB-2 on July 6, 2007.

                    On June 27, 2007, the Loan Agreement was amended to extend the expiration date from July 15, 2007 to December 31, 2007, and we issued an Amended and Restated Warrant to Ross/Fialkow, amending the terms of the original Warrant to require 61 days be given to us prior to its exercise by Ross/Fialkow.

We Have Not Filed Our Federal Or State Corporate Income Tax Returns For Several Years Which Could Cause Us To Lose Certain Available Tax Credits And Benefits To Which We Would Otherwise Be Entitled

                    We have not filed our corporate income tax returns for the years ended December 31, 2000, 2002, 2003, 2004, 2005. The tax returns filed for 2001 will need to be amended, if permitted by statute.

                    We may not be able to take full advantage of any operating loss deductions and/or tax credits until such time as the Company files its tax returns. The availability of these losses may be limited due to the expiration of the carryforward periods, changes in the Internal Revenue Code of 1986 as amended from time to time (the “Code”), or changes in control of the Company which may limit the amount any available loss deductions from year to year.

                    The Company may also be subject to charges for penalties and interest for the failure to file these returns on a timely basis in addition to any tax that may be assessed in years where it is determined the Company had taxable income as determined under the Code. Although we do not expect that we will have any taxable income as determined under the Code nor do we expect any potential assessment of penalties and interest to be substantial, we may need to divert some of our resources to meet these obligations.

We May Be Unable To Obtain Additional Financing Which Could Affect Our Operating Performance And Financial Condition

                    As of September 30, 2007, we had $ 24,078 in cash and our total current assets were $ 288,042 . As of September 30, 2007, our total current liabilities were $1, 646,025 . We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources. We currently have no bank borrowings or other credit facilities (other than the Ross/Fialkow Loan Agreement), and we cannot guaranty that we will be able to arrange any such debt financing or that such financing, if available, will be on acceptable terms. If we cannot obtain adequate funds, we cannot fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to market demands or to competitive pressures or market changes. We estimate that we will require approximately $2,500,000 to fund our anticipated corporate operating expenses for the next twelve months and approximately $10,000,000 to fund our expansion plans. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing would be materially harmful to our business and may result in a lower stock price. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If Needed, We May Not Be Able To Raise Further Financing Or It May Only Be Available On Terms Unfavorable To Us Or To Our Stockholders Which May Adversely Effect Our Operations

                    Available cash resources may not be sufficient to meet our anticipated working capital and capital expenditure requirements if our sales do not increase over the next 12 months. It may become necessary for us to raise additional funds to respond to business contingencies, which could include the need to:

•	fund additional research and development for the development of our products;

•	fund additional marketing expenditures;

•	develop additional products;

•	enhance our operating infrastructure;

•	hire additional personnel; and/or

•	acquire other complementary businesses or technologies.

                    If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

Our Operating Results Are Difficult To Predict In Advance And May Fluctuate Significantly Which Would Likely Result in A Substantial Decline In Our Stock Price

                    Our operating results are difficult to predict in advance and may fluctuate significantly, and a failure to meet the expectations of analysts or our stockholders would likely result in a substantial decline in our stock price.

Factors that are likely to cause our results to fluctuate include the following:

•	the gain or loss of significant customers or significant changes in the technology in our industry;

•	the amount and timing of our operating expenses and capital expenditures;

•	the timing, rescheduling or cancellation of customer’s work orders;

•	our ability to specify, develop, complete, introduce and market our products and bring them to volume production in a timely manner;

•	the rate of adoption and acceptance of new industry standards in our target markets; and

•	other unforeseen activities or issues.

                    If we do not accurately forecast consumer demand or if our operating results fluctuate greatly, we could be forced to curtail or cease our business operations.

We Have Limited Financial And Operational Controls

                    We have been unable to attract additional directors and have no audit or compensation committees. In addition, our employees have limited financial experience and we currently lack an adequate system of internal financial or management control. We do not have an accounting department but rely on outside bookkeeping services to record financial activity and consultants to assist in the preparation of financial statements. We received a letter from our prior independent registered public accountants in connection with our audited year end financial statements for the year ended December 31, 2005 indicating that we had material weaknesses with respect to (1) accurately recording day-to-day transactions, (2) the lack of segregation of duties, (3) the approval of significant transactions in a timely manner by our Board of Directors and (4) the preparation of our financial statements in an accurate and timely fashion.

                     T he Company carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer, Chief Financial Officer and Treasurer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rule 13a-14 under the Securities and Exchange of 1934, as amended. During the calendar years ended December 31, 2006 and 2005, we had insufficient numbers of internal personnel possessing the appropriate knowledge, experience and training in applying accounting principles generally accepted in the United States and reporting financial information in accordance with the requirements of the Commission. The evaluation found insufficient controls over dissemination of information regarding non-routine and complex transactions, which resulted in incorrect treatment and lack of proper analysis of such transactions by accounting staff. This weakness resulted in material adjustments proposed by our current independent registered accountants with respect to our audited financial statements for the calendar year ended December 31, 2005. As a result, the figures for the year ended December 31, 2005, which are presented in this document, required restatement from their previous filing. Management believed this issue to be material and therefore, deemed the design and operation of internal control in place at December 31, 2005 to be ineffective.

                    In late 2005, we hired a CPA to oversee the accounting department and coordinate the efforts of analysis and dissemination. These efforts include design changes and related monitoring of the internal control system. While there has been a tremendous improvement in the internal control system during 2006, the system is still undergoing change in order to satisfy the requirements of appropriate internal controls. It is management’s intention to address accounting issues on a timely basis, and prevent misstatement based on errors and/or lack of understanding. However, if we are unable to raise additional capital, we will not have sufficient resources to implement an adequate system of internal management and financial control and will be unable to employ persons with adequate financial and accounting experience to permit us to fulfill all of our fiscal obligations.

Our Products May Not Be Accepted By The Market And We Have Had Limited Product Sales To Date

                    We rely on a single product and have had limited product sales to date. Because we have only commenced limited marketing of our Luminescent Product, we can give no assurance that this product will be commercially accepted in the marketplace or that the market for our product will be as large as we expect. If our product does not achieve acceptance in the marketplace, we could be forced to curtail or cease our business operations.

                    In addition, as in any technology industry, there may be numerous new technologies under development in imaging laboratories or by individual inventors, which technologies may render our technology obsolete.

We Rely On Third-Party Manufacturers To Produce Our Products

                    We currently have no manufacturing facilities and rely on several third party manufacturers to produce our Luminescent Product. Loss of these manufacturing facilities would cause us to severely curtail our manufacturing operations and may cause us to be unable meet our obligations. Should we not be able to replace these manufacturing facilities within a short period of time after their loss, we may be forced to cease operations until suitable replacement manufacturing facilities are found. The loss of our current manufacturing facilities may also cause a significant financial drain on us as the costs to relocate the manufacturing of our Luminescent Product may be significant. There can be no assurance that our third party manufacturers will continue to manufacture our products in the future.

We Are Dependent Upon Two Sources For Raw Materials To Manufacture Our Products

                    The principal raw materials we use in connection with the manufacture of our Luminescent Product are currently purchased from one source supplier. Although we could buy from a second source for such raw material, the unavailability of such raw material cause us to curtail or cease its manufacturing operations until suitable replacement raw material was located.

                    Significant price increases of the raw materials would have a material adverse effect on our business and could cause us to lose profitability as we could have to raise our prices in order to maintain our desired level of profitability. Increases in our products’ price could also have the negative effect of causing a decreases in revenue, significantly affecting our profitability and affecting our ability to continue manufacturing and reinvesting in our infrastructure.

                    Disruptions of trade or other restrictions, which might affect the availability of raw materials on a timely basis, especially those sourced from overseas and unforeseen price increases could substantially impair our ability to deliver our products and could force us to curtail or cease our business operations.

We Rely On Patents, Licenses And Intellectual Property Rights To Protect Our Proprietary Interests

                    Our future success depends in part on our ability to maintain patents and other intellectual property rights covering our Luminescent Products. There can be no assurance that our patents and patent applications are sufficiently comprehensive to protect our products. The process of seeking further patent protection can be long and expensive. There can be no assurance that we will have sufficient capital resources to cover the expense of patent prosecution or maintenance for our applications or existing patents or that all, or even any patents, will issue from currently pending or any future patent applications or if any of the patents when issued will be of sufficient scope or strength, provide meaningful protection or any commercial advantage to us. We have limited financial resources may limit our ability to pursue litigation in the event of an infringement on our patents, licenses or intellectual property rights.

                    We may also unintentionally infringe on the patents, licenses and intellectual property rights of others. This accidental infringement may cause us to need to defend ourselves in infringement litigation which would be costly. There is no assurance that we will have the necessary resources to successfully defend ourselves and our assets.

We Are Dependent On Our Founder And Key Employee

                    Our success is dependent upon the continued availability of our founder, Patrick Planche. The unavailability of Patrick Planche or our inability to attract and retain other key employees could severely affect our ability to carry on our current and proposed business activities. We have one key man life insurance policy on Mr. Planche’s life, of which, one of our creditors is the named beneficiary.

We Have A Limited Number Of Employees To Carry On Our Operations

                    As of November 26 , 2007, we had only three full-time employees and several part-time consultants. We do not have sufficient resources to hire additional employees and our continued inability to hire additional employees will have a material adverse effect on our ability to carry on and expand our business operations, which may force us to curtail our business operations.

A Significant Concentration Of Ownership Of Our Common Stock Exists

                    Two of the our directors, Patrick Planche and David Geffen, each own a significant percentage of our outstanding common stock, approximately 27% and 21%, respectively, for a combined total of approximately 48%. As a result, Mr. Planche and Mr. Geffen may be able to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Although Mr. Planche and Mr. Geffen have a fiduciary duty to act in our best interest, this concentration of ownership of our common stock may have the effect of impacting the probability and timing of a change in control of the Company. This could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the Company and might otherwise affect the market price of the our common stock.

Derivative Rights To Acquire Shares Of Our Common Stock Will Result In Significant Dilution To Other Holders Of Shares Of Our Common Stock

                    As of September 30, 2007, warrants and options to acquire a total of 26,820,832 shares of our common stock were outstanding. In addition, our SEDA enables us to sell up to $10 million of our common stock at prices discounted to the market price. The existence of such stock options, warrants, commitments and agreements could adversely affect the price at which shares of our common stock may be sold or the ability of the market to absorb such additional shares of our common stock if such investors decide to sell such shares and the terms on which we can obtain additional financing.

Competition In The Photographic, Commercial Printing And Home Printing Area In Which The Company Expects To Market The Luminescent Products Is Intense, And The Company’s Competitors Have Substantially Greater Resources Than The Company

                    Existing companies currently offer competing films and papers at established price levels, which are likely to materially influence our product pricing. Many of these existing products are manufactured using processes and technologies supported by companies, which have significantly greater resources than we do, and have been established and known in the specialty and inkjet paper field for a number of years.

                    Our competition includes any company that manufactures photographic paper such as Hewlett-Packard, Kodak, Cannon and others companies within the digital photography industry. Currently, our products compete in the home and home office and small business market segments. Our inability to compete effectively with these industry leaders and diversify into other market segments could cause us to curtail or cease its business operations.

Our Common Stock May Lack Liquidity And Be Affected By Limited Trading Volume

                    Our common stock is traded on the NASDAQ Over-the-Counter Bulletin Board. Our common stock is thinly traded and may experience price volatility, which could affect a stockholder’s ability to sell our common stock or the price at which it may be sold. In addition, sales of our common stock can cause larger than expected price volatility when compared to similar sales of other companies. There has been and may continue to be a limited public market for our common stock. There can be no assurance that an active trading market for our common stock will be maintained. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The Volatility Of Stock Prices May Adversely Affect The Market Price Of Our Common Stock

                    The market for our common stock is highly volatile. The trading price of our common stock could be subject to wide fluctuations in response to, among other things:

•	quarterly variations in our operating and financial results;

•	announcements of technological innovations or new products by our competitors or us;

•	changes in prices of our products and services or our competitors’ products and services;

•	changes in our product mix;

•	changes in our revenue and revenue growth rates; and

•	marketing and advertising.

                    Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business or related to it could result in an immediate effect in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, which often have been unrelated to the operating performance of companies. These broad market fluctuations may adversely affect the market price of our common stock.

Market Volatility May Affect Our Stock Price, and the Value of a Shareholder’s Investment in Our Common Stock May be Subject to Sudden Decreases

                    The trading price for the shares of our common stock has been, and we expect it to continue to be, volatile. The trading price of our common stock depends on a number of factors, including the following, many of which are beyond the our control: (i) our historical and anticipated operating results, including fluctuations in financial and operating results; (ii) the market perception of luminescent films; (iii) general market and economic conditions; (iv) announcements of technological innovations or new products by us or our competitors; (vi) developments concerning our contractual relations with our executive officers, executive management; and (vii) announcements regarding significant collaborations or strategic alliances.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

                    Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “ recognized” national exchange;

•

Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or Issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

                    Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

No Expectation Of Dividends On Common Stock

                    We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon the future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, the return on investment on our common stock will depend solely on an increase, if any, in the market value of the common stock.

Possible Issuance Of Preferred Stock Could Adversely Affect the Position of Holders of Common Stock

                    Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the C ompany or, alternatively, granting the holders of preferred stock such rights as to entrench management. If the holders of our common stock desired to remove current management, it is possible that our Board of Directors could issue preferred stock and grant the holders thereof such rights and preferences so as to discourage or frustrate attempts by the common stockholders to remove current management. In doing so, management would be able to severely limit the rights of common stockholders to elect the Board of Directors.

RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

                    Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. In addition, some of our shares of common stock previously issued may be resold under Rule 144, which could further lower the market price of our common stock.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The SEDA

                    The sale of shares pursuant to the SEDA will have a dilutive impact on our stockholders. For example, if the offering occurred on November 26 , 2007, at an assumed offering price of $0.0 288 per share (96% of a recent closing stock price of $0.0 3 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0 3 46 per share. Dilution per share at prices of $0.02 16 , $0.01 44 and $0.00 72 per share would be $0.0 282 , $0.02 17 and $0.01 53 , respectively.

                    As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

                    Furthermore, existing shareholders will experience significant dilution in their percentage ownership in our Company from our sale of shares under the SEDA. If we issue all 18,531,764 shares being registered in the accompanying registration statement pursuant to advances under the SEDA, it would represent 11. 5 % of our then issued and outstanding common stock. If we were to issue shares of common stock at a recent stock price to draw down the entire $10 million of gross proceeds available under the SEDA, we would have to issue 347,222,222 shares, which would represent approximately 71 % of our then issued and outstanding common stock.

Under The SEDA, YA Global Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

                     Our common stock to be issued under the SEDA will be issued at an aggregate 9% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. Based on this discount, YA Global will have an incentive to sell immediately to realize the gain on the 9% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of our common stock.

                    The selling stockholders intend to sell in the public market 28,525,666 shares of common stock being registered in this offering. That means that up to 28,525,666 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors our significant shareholders , as defined by the SEC , will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our SEDA Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

                    In many circumstances, the provision of a SEDA for companies that are traded on the Over-the-Counter has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to wards our grow th . Such an event could place further downward pressure on the price of our common stock. Under the terms of our SEDA, we may request numerous draws pursuant to the terms of the SEDA. Even if we use the SEDA to increase our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause our share price to decline more so which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of our stock in the market. If there is an imbalance on the sell side of the market for our stock, the price will decline.

                    It is not possible to predict those circumstances whereby short sales could materialize or to what level our share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock price.

The Share Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

                    The share price in this offering will fluctuate based on the prevailing market price of our common stock on the Over-the-Counter Bulletin Board. Accordingly, the share price you pay in this offering may be higher or lower than the share prices paid by other s participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The SEDA When Needed

                    We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the SEDA. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $300,000 during any seven trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the SEDA. Based on the assumed offering price of $0.0 288 (based on a recent stock price of $0.0 3 ) and the 18,531,764 shares we are registering in connection with advances under the SEDA, we would not be able to draw the entire $10 million available under the SEDA. At this assumed price, we will be able to draw gross proceeds equal to $ 555,953 , or net proceeds equal to $ 422,029 , with the 18,531,764 shares being registered. The market price for our common stock would have to average $0.5 621 per share for a purchase price of $0.5 396 per share in order to draw down the entire $10 million available under the SEDA with the 18,531,764 shares being registered in the accompanying registration statement in connection with advances under the SEDA.

We May Not Be Able To Draw Down Under The SEDA If The Investor Holds More Than 9.99% Of Our Common Stock

                    In the event YA Global holds more than 9.99% of our then-outstanding common stock, pursuant to the terms of the SEDA, we will be unable to draw down on the SEDA. Currently, YA Global has beneficial ownership of 1.3% of our common stock and therefore we would be able to make limited draw downs on the SEDA so long as YA Global’s beneficial ownership remains below 9.99%. If YA Global’s beneficial ownership becomes 9.99% or more, we would be unable to draw down on the SEDA. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our business operations. However, as YA Global buys and sells our common stock under the SEDA and the accompanying registration statement, YA Global could, over time in the aggregate, sell more than 9.99% of our outstanding shares of common stock.

FORWARD-LOOKING STATEMENTS

Risks Associated With Forward-Looking Statements

                    This Prospectus contains certain forward-looking statements regarding our plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

                    The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                    Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may ”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operations. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

SELLING STOCKHOLDERS

                    The following table presents information regarding the selling stockholders. A description of our relationship to the selling stockholders’ and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Out- standing Shares Bene - ficial l y Owned Before Offering (1)	Shares That Could Be Issued To Draw Down Under The Standby Equity Distribution Agreement		Shares being Registered to be Acquired Under the Standby Equity Dis- tribution Agreement	Percentage of Outstanding Shares being Registered to be Acquired Under the Standby Equity Dis- tribution Agreement	Shares to be Sold in the Offering		Percentage of Outstanding Shares Bene- ficially Owned After Offering

YA Global
Investments, LP	4,000,000	(2)	2.79%	347,222,222	(3)	18,531,764	11. 5%	20,531,764	(4)	1. 24%

Newbridge Securities Corporation	243,902	(5)	0.17%	0		0	0%	243,902		0%

Ross/Fialkow Capital Partners,LLP, as trustee for Brightec Capital Trust	6,250,000	(6)	4. 18%	0		0	0%	7,750,000	(7)	0%

Total	10,493,902		7. 02%	347,222,222	(3)	18,531,764	11. 5%	28,525,666		1.24%

(1)

Applicable percentage of ownership is based on 143,142,837 shares of our common stock outstanding as of November 26 , 2007, together with securities exercisable or convertible into shares of our common stock within 60 days of November 26 , 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Consists of 4,000,000 shares of our common stock that YA Global received as a commitment fee under the SEDA.

(3)	Represents the number of shares of our common stock that would be issued to YA Global at a recent market price of $0.0 3 to draw down the entire $10 million available under the SEDA.

(4)	Includes the 18,531,764 shares of our common stock which could be acquired by YA Global under the SEDA and 2,000,000 of the shares issued to YA Global as a commitment fee under the SEDA.

(5)	Consists of the 243,902 shares of our common stock that Newbridge received as a placement agent fee in connection with the SEDA.

(6)	Consists of 6,250,000 shares of our common stock issuable upon conversion of the full principal amount of the Convertible Line of Credit Note issued by us to Ross/Fialkow.

(7)

Includes the 6,250,000 shares of our common stock issuable upon conversion of the full principal amount of the Convertible Line of Credit Note issued by us to Ross/Fialkow and 1,500,000 shares of our common stock issuable upon exercise of the Stock Purchase Warrant issued by us to Ross/Fialkow at an exercise price of $0.12 per share expiring on May 31, 2009 .

Shares Acquired In Financing Transactions With Brightec

                    YA Global. YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its general partner, Yorkville. Mark Angelo, the managing member of Yorkville, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

                    SEDA. On March 30, 2007, we entered into a SEDA with YA Global. Pursuant to the SEDA, we may, at our discretion, periodically sell to YA Global shares of our common stock for a total purchase price of up to $10 million. Pursuant to the SEDA, YA Global will receive a total underwriting discount on the purchase of our common stock equal to 9%, which consists of the two (2) discounts described below. For each share of our common stock purchased under the

SEDA, YA Global will pay us 96% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following an advance notice date. Furthermore, YA Global will retain a fee of 5% of each cash advance under the SEDA. In connection with the SEDA, YA Global received a one-time commitment fee in the form of 4,000,000 shares of our common stock, which were issued on March 30, 2007. We paid Yorkville a structuring fee equal to $15,000 on March 30, 2007 in connection with the SEDA and will pay Yorkville $500 on each advance under the SEDA. In addition, we paid YA Global a $5,000 due diligence fee in connection with the SEDA. We are registering 18,531,764 shares in this offering which may be issued in connection with advances under the SEDA. For us to receive the entire $10 million available under the SEDA using the 18,531,764 shares being registered in the accompanying registration statement, the market price of our common stock would need to average $0. 5621 per share.

                    There are certain risks related to sales by YA Global, including:

•

The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time YA Global is issued shares, the greater chance that YA Global gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•

To the extent YA Global sells our common stock, our common stock price may decrease due to the additional shares in the market. This could allow YA Global to sell greater amounts of common stock, the sales of which would further depress the stock price.

•

The significant downward pressure on the price of our common stock as YA Global sells material amounts of our common stock could encourage short sales by YA Global or others. This could place further downward pressure on the price of our common stock.

                    Newbridge Securities Corporation. Newbridge is a registered broker-dealer. All investment decisions of Newbridge are made by Guy Amico. Newbridge received the 243,902 shares of our common stock being registered in this offering as a placement agent fee in connection with the SEDA.

                    Ross/Fialkow Capital Partners, LLP. Ross/Fialkow is a strategic-planning firm. All investment decisions of Ross/Fialkow are made by Jay Fialkow and Jeffrey Ross. Ross/Fialkow acquired the right to purchase all shares being registered in this offering in a financing transaction with us. On June 8, 2006, we entered into the Loan Agreement, pursuant to which Ross/Fialkow extended us a line of credit in the amount of $750,000. The principal amount of the credit line plus accrued but unpaid interest, if any, is convertible at any time prior to payment, at the election of Ross/Fialkow, into our common stock. If the full principal amount of the credit line were advanced and converted, the number of shares of common stock to be issued upon conversion would be 6,250,000. In connection with the credit line, we also issued a warrant to Ross/Fialkow to purchase up to 1,500,000 shares of our common stock. On March 15, 2007, the Agreement was amended to extend the expiration date to July 15, 2007 and to extend the date by which we were required to file a registration statement on Form S-1 (or Form SB-2) to July 15, 2007. On June 27, 2007, the Agreement was amended to extend the expiration date from July 15, 2007 to December 31, 2007, and we issued an Amended and Restated Warrant to Ross/Fialkow, amending the terms of the original Warrant to require 61 days notice to us prior to its exercise by Ross/Fialkow.

USE OF PROCEEDS

                    This Prospectus relates to shares of our common stock that may be offered and sold from time to time by YA Global. There will be no proceeds to us from the sale of shares of our common stock in this offering. However, we will receive the proceeds from the sale of shares of our common stock to YA Global under the SEDA. YA Global will purchase our shares of common stock under the SEDA at a net 8.8% total discount to the current market price. The purchase price of the shares purchased under the SEDA will be equal to 96% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days immediately following the notice date and we will pay YA Global 5% of each cash advance as an additional fee.

                    Pursuant to the SEDA, we cannot draw more than $300,000 every seven trading days, or more than $10 million over twenty-four months.

                    For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the SEDA. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to YA Global under the SEDA. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$500,000	$1,000,000	$2,500,000		$5,000,000		$10,000,000

Net proceeds:	$371,000	$827,000	$2,195,000		$4,475,000		$9,035,000

Number of shares that would have to be issued under the Equity Distribution Agreement at an assumed offering price equal to $0.0 288 (which is 96% of our current market price)	17,361,111	34,722,222	86,805,556	(1)	173,611,111	(1)	347,222,222	(1)

USE OF PROCEEDS:
General Working Capital	$371,000	$827,000	$2,195,000		$4,475,000		$9,035,000

Total	$371,000	$827,000	$2,195,000		$4,475,000		$9,035,000

(1)

We only registering 18,531,764 shares of our common stock in connection with advances under the SEDA. In addition, our current Articles of Incorporation, as amended, authorize the issuance of 245,000,000 shares of common stock and as of November 26 , 2007, we had 143,142,837 shares of common stock issued and outstanding.

                    The SEDA limits our use of proceeds to general corporate purposes, including, without limitation, the payment of loans incurred by us. I n no event can we use the net proceeds from the SEDA for the payment (or loan to any such person for the payment) of any judgment, or other liability incurred by any executive officer, officer, director or employee of ours, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to us, or we has indemnified such person from liability.

                     We have chosen to pursue the SEDA funding because it will make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the SEDA once we begin to actively market and sell our recent and future introductions of our products to the marketplace. Our objective will be to draw down on the SEDA funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing, as we always have, including additional private placements of our stock.

DILUTION

                    Our net tangible book value as of September 30, 2007 was $(1, 356,132 ) or $(0.00 95 ) per share of our common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the SEDA. The amount of dilution will depend on the offering price and number of shares to be issued under the SEDA. The following example shows the dilution to new investors at an offering price of $0.0 288 per share, which is 96% of our recent share price of $0.03.

                    If we assume that we had issued 18,531,764 shares of common stock under the SEDA at an assumed offering price of $0.0 288 per share (i.e. the number of shares registered in this offering under the SEDA), less the 5% retainage fee of $ 26,686 , and offering expenses of $85,000, our net tangible book value as of September 30, 2007 would have been $(934,093) or $(0.00 58 ) per share. Note that at an offering price of $0.0 288 per share, we would receive gross proceeds of $ 555,953 (net proceeds of $ 422,029 ) of the available balance under the SEDA. At an assumed offering price of $0.0 288 , YA Global would receive a total discount of 8.8% or $ 48,924 on the purchase of 18,531,764 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.00 3 7 per share and an immediate dilution to new stockholders of $0.0 34 6 per share.

                    The following table illustrates the per share dilution:

Assumed offering price per share		$0.0288
Net tangible book value per share before this offering	$(0.0095)
Increase attributable to new investors	$0.0037
Net tangible book value per share after this offering		$(0.0058)

Dilution per share to new stockholders		$0.0346

                    The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED(1)	DILUTION PER SHARE TO NEW INVESTORS

$0.0 288	18,531,764	$0.0 346
$0.02 16	18,531,764	$0.0 282
$0.0 144	18,531,764	$0.0 217
$0.00 72	18,531,764	$0.01 53

(1)	This represents the maximum number of shares of our common stock that are being registered in the accompanying registration statement in connection with advances under the SEDA.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

                    On March 30, 2007, we entered into the SEDA with YA Global. Pursuant to the SEDA, we may, at our discretion, periodically sell to YA Global shares of our common stock for a total purchase price of up to $10 million. For each share of our common stock purchased under the SEDA, YA Global will pay 96% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five (5) consecutive trading days immediately following the notice date. The number of shares purchased by YA Global for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, YA Global will retain 5% of each cash advance under the SEDA. YA Global is a private limited partnership whose business operations are conducted through its general partner, Yorkville. The effectiveness of the sale of the shares under the SEDA is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to advances under the SEDA. We ultimately decided to enter into the SEDA with YA Global because, at the time, there were no other funding sources available to us. In addition, management believes that our ability to control the decision to draw down under the SEDA is a positive feature to this financing.

SEDA Explained

                    Pursuant to the SEDA, we may periodically sell shares of our common stock to YA Global to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and YA Global will pay the advance amount. There are no closing conditions imposed on us for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of our common stock has not been suspended, and we have given written notice and associated correspondence to YA Global. We are limited however, on our ability to request advances under the SEDA based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.0 28 8, we would not be able to draw the entire $10 million available under the SEDA with the 18,531,764 shares we are registering. In order to access all funds available to us under the SEDA with the 18,531,764 shares being registered in this offering, the average market price of our common stock would have to equal $0.5 62 1 per share and the average purchase price of shares issued under the SEDA would need to be $0.5 396 .

                    We may request advances under the SEDA once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until YA Global has advanced an aggregate $10 million or 24 months after the effective date of the this registration statement, whichever occurs first.

                    The amount of each advance is subject to a maximum amount of $300,000 and we may not submit an advance within seven trading days of a prior advance. The amount available under the SEDA is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The SEDA contains provisions for a minimum acceptable purchase price which is the lowest market price of our common stock (before taking into account any discount used to calculate the purchase price) for any particular advance equal to 65% of the volume weighted average price on the trading day immediately preceding an advance notice date. In the event we submit an advance notice with this minimum acceptable price, we must automatically reduce the amount of the advance by 20% for each trading day during the relevant pricing period that the volume weighted average price of our common stock is below the minimum acceptable price and each of these trading days will be excluded for the pricing period calculation. The number of shares of our common stock to be delivered to YA Global at any closing will correspond with the relevant advance notice amount as reduced pursuant to the description above, except that we will be obligated to sell, and YA Global will be obligated to purchase any shares of our common stock corresponding to such advance notice that have been sold by YA Global and such shares shall be priced at the greater of the purchase price or the applicable minimum acceptable price. We, and only we, may waive the minimum acceptable price with respect to any particular advance notice by providing the description with written notice of waiver on or prior to the advance notice date.

                    In addition, we may not request advances if the shares to be issued in connection with such advances would result in YA Global owning more than 9.99% of our outstanding common stock. A possibility exists that YA Global may own more than 9.99% of our outstanding common stock at a time when we would otherwise plan to make an advance under the SEDA. YA Global may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. As the market price of our common stock decreases, we would not be able to draw down the SEDA with the shares being registered in the accompanying registration statement. Under the terms of the SEDA, YA Global is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock.

                    We do not have any agreements with YA Global regarding the distribution of such stock, although YA Global has indicated that it intends to promptly sell any stock received under the SEDA.

                    We cannot predict the actual number of shares of our common stock that will be issued pursuant to the SEDA, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of our common stock being registered in the accompanying registration statement at a recent stock price of $0.0 3 per share, we would issue 18,531,764 shares of our common stock to YA Global for gross proceeds of $ 555,953 . These shares would represent 11.5% of our then outstanding common stock upon issuance. In order to access all funds available to us under the SEDA with the 18,531,764 shares being registered in this offering, the average purchase price of shares issued under the SEDA would need to be $0.5 621 .

                    There is an inverse relationship between our stock price and the number of shares to be issued under the SEDA. That is, as our stock price declines, we would be required to issue a greater number of shares under the SEDA for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by us and the number of shares to be issued under the SEDA at a recent stock price of $0.0 3 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Brightec:

Market Price:	$0.0 3	$0.0 225	$0. 015	$0.0 075
Purchase Price:	$0.0 288	$0.02 16	$0.01 44	$0.00 72
No. of Shares:(1)	18,531,764	18,531,764	18,531,764	18,531,764
Total Outstanding:(2)	161,674,601	161,674,601	161,674,601	161,674,601
Percent Outstanding:(3)	11.5%	11.5%	11.5%	11.5%
Gross Proceeds:	$555,953	$416,965	$277,976	$138,988
Net Proceeds:(4)	$422,029	$295,272	$168,515	$41,757

(1)	Represents the number of shares of our common stock registered in the accompanying registration statement, which could be issued to YA Global under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of our common stock outstanding after the issuance of the shares to YA Global under the SEDA

(3)	Represents the shares of our common stock to be issued as a percentage of the total number shares outstanding.

(4)	Net proceeds equal the gross proceeds minus the 4% market discount, the 5% retainage on the discounted cash advance and the $85,000 in offering expenses.

Number of Shares To Be Issued by Brightec:

Market Price:	$0.0 3		$0.0 225		$0.0 15		$0.0 075
Purchase Price:	$0.0 288		$0.02 16		$0.01 44		$0.00 72
No. of Shares:(1)	347,222,222	(2)	462,962,963	(2)	694,444,444	(2)	1,388,888,889	(2)
Total Outstanding:(3)	490,365,059	(2)	606,105,800	(2)	837,587,281	(2)	1,532,031,726	(2)
Percent Outstanding:(4)	70.8%		76.4%		82.9%		90.7%
Gross Proceeds to Brightec:	$10,000,000		$10,000,000		$10,000,000		$10,000,000
Net Proceeds:(5)	$9,035,000		$9,035,000		$9,035,000		$9,035,000

(1)

Represents that total number of shares of common stock which would need to be issued at the stated purchase price. We are only registering 18,531,764 shares of common stock under this prospectus to be issued in connection with advances under the SEDA.

(2)

Our current Articles of Incorporation, as amended, authorize the issuance of 245,000,000 shares of common stock. As of September 30, 2007, we had 101,857,163 authorized shares of common stock available for issuance, of which 26,820,832 shares of common stock are reserved for issuance upon exercise of outstanding options and warrants and 66,672 are reserved for issuance to a consultant for services rendered.

(3)	Would represent the total number of shares of common stock outstanding after the issuance of this number of shares to YA Global in connection with advances under the SEDA.

(4)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(5)	Net proceeds equal the gross proceeds minus the 4% market discount, the 5% retainage on the discounted cash advance and the $85,000 in offering expenses.

                    Proceeds used under the SEDA will be used in the manner set forth in the “Use of Proceeds” section of this Prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. YA Global has the ability to permanently terminate its obligation to purchase shares of our common stock from us under the SEDA if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by YA Global or if we fail materially to comply with certain terms of the SEDA, which remain uncured for thirty (30) days after notice from YA Global.

                    All fees and expenses under the SEDA will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the SEDA, YA Global received a one-time commitment fee in the form of 4,000,000 shares of our common stock on March 30, 2007.

                    In addition, pursuant to the SEDA we agreed that we will indemnify YA Global, all of its officers, directors, partners, employees and agents from and against any and all action, fee, liabilities, damages and expenses incurred as a result of (i) any misrepresentation or breach by us in connection with the SEDA, the Registration Rights Agreement, or any other document in connection therewith, or (ii) any cause of action arising out of the execution, delivery, performance or enforcement of the SEDA or any other document executed in connection therewith.

                    Further, pursuant to the SEDA, we covenanted to the following:

(i)	to cause the Registration Rights Agreement to remain in full force and effect and comply in all material respects with the terms thereof;

(ii)	to maintain our common stock’s authorization for quotation on a principal market;

(iii)

to cause our common stock to continue to be registered under Section 12(g) of the Securities Exchange Act of 1934 and timely file all reports and document required of us as a reporting company thereunder;

(iv)

upon effectiveness of the accompanying registration statement, we will deliver instructions of our transfer agent to issue shares of our common stock free of restrictive legends on or before each advance date;

(v)	to take all necessary steps to preserve and continue our existence;

(vi)	to notice YA Global of certain events in connection with or effecting the accompanying registration statement;

(vii)

during the commitment period, we will not, without ten (10) calendar days prior written notice to YA Global, (a) issue or sell any of our common or preferred stock without consideration or for a consideration per share less than the bid price of our common stock determined immediately prior to its issuance, (b) issue or sell any preferred stock warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock without consideration or for a consideration per share less than the bid price of our common stock determined immediately prior to its issuance, or (c) file any registration statement on Form S-8;

(viii)

we will not effect any merger or consolidation of us with or into, or a transfer of all or substantially all of our assets to another entity unless the resulting successor or acquiring entity assumes by written instrument the obligation to deliver to YA Global such shares of stock and/or securities as YA Global is entitled to receive pursuant to the agreement;

(ix)	the sale of the shares of our common stock will be made in accordance with the provisions and requirements of Regulation D and any applicable state securities law;

(x)

all federal securities filings and other public disclosures made by us, including, without limitation, all press releases, investor relations materials, and scripts of analysts meetings and calls, will be reviewed and approved for release by our attorneys and, if containing financial information, independent certified public accountants; and

(xi)

w e will not, directly or indirectly, (a) take any action designed to cause or result in, or that constitutes, or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of ours, to facilitate the sale or resale of our common stock or (b) sell, bid for or purchase our common stock, or pay anyone any compensation for soliciting purchases of our common stock.

                    In addition, we covenant and agree that we will refrain from disclosing, and shall cause our officers, directors, employees and agents to refrain from disclosing, any material non-public information to YA Global without also disseminating such information to the public, unless prior to disclosure of such information of ours identifies such information as being material non-public information and provides YA Global with the opportunity to accept or refuse to accept such material non-public information for review.

PLAN OF DISTRIBUTION

                    The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

                    YA Global is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA. YA Global will pay us 96% of, or a 4% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five (5) consecutive trading days immediately following the advance date. In addition, YA Global will retain 5% of the net cash proceeds received by us under the SEDA, and received a one-time commitment fee in the form of 4,000,000 shares of our common stock. The 4% discount, the 5% retainage and commitment fee in the form of 4,000,000 shares of our common stock are underwriting discounts. In addition, we engaged Newbridge, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Newbridge received 243,902 shares of our common stock.

                    YA Global was formed in February 2000 as a Delaware limited partnership. YA Global is a domestic hedge fund in the business of investing in and financing public companies. YA Global does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

                    Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                    We will pay all the expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify YA Global and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the net proceeds received under the SEDA. In addition, we engaged Newbridge, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Newbridge received 243,902 shares of our common stock. The offering expenses consist of: a SEC registration fee of $140, printing expenses of $2,500, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $12,360. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. We will, however, receive proceeds from the sale of our common stock under the SEDA.

                    The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

                    We develop and market luminescent films incorporating luminescent or phosphorescent pigments (the “Luminescent Product”) . These pigments absorb and reemit visible light producing a “glow” which accounts for the common terminology “glow in the dark.” Our Luminescent Product has been and will be sold primarily as a printable luminescent film designed to add luminescence to existing or new products. We manufacture through third-party manufacturers, market and sell graphic quality printable luminescent films. These films are based on our proprietary and patented technology that enables prints to be of photographic quality by day and luminescent under low light or night conditions. We expect that our Luminescent Product will be available for sale in a number of versions appropriate for commonly used commercial and personal printing technology, including offset printing, laser or inkjet printing, plus a variety of “print on demand” digital technologies. We expect to offer its products in sheets and rolls.

                     We have completed the process of redesigning our website and have begun to introduce our new product lines to the marketplace. We started launching our new products in September 2007. During the first and second quarters of 2007, as a result of our anticipated new product lines introduction, we began building, and continue to build, our inventory to meet the anticipated product demand.

                     Products to be introduced by the end of the year 2007 include a line of new and improved printing quality inkjet sheets of different formats, which will be sold in small packs and bulk packs for the home, office and photographic digital printing market, a line of inkjet rolls and sheets for the wide format digital printing market, and a line of offset sheets and flexo rolls for the commercial printing market.

                     We achieved our goal of launching our new website in September 2007 and we began to introduce our new product line shortly thereafter. We are anticipating introducing a new product line every subsequent month and having all of our currently planned products introduced to the market by the end of 2007.

Going Concern Consideration

                    We have a working capital deficit of approximately $1, 358 ,000 and an accumulated deficit of $1 4,08 4,000 as of September 30, 2007, and recurring net losses since our inception. Our future viability is dependent upon our ability to obtain additional financing and achieve profitability in future operations. These circumstances raise substantial doubt about our ability to continue as a going concern. Our auditors have included a “going concern” qualification in their auditor’s report for the year ended December 31, 2006. Such a “going concern” qualification may make it more difficult for us to raise funds when needed. We believe we have the ability to obtain additional funds from new investors, our principal stockholders and employees through the issuance of additional debt, equity securities and/or the exercise of warrants and stock options. In March 2007, we entered into a $10,000,000 SEDA as described in the accompanying notes to our consolidated financial statements. In addition, our president has advanced $ 902 ,400 from January 1, 2007 through November 14 , 2007. See NOTE 3 - RELATED PARTY TRANSACTIONS of our audited financial statements and NOTE 8 - RELATED PARTY TRANSACTIONS of our September 30, 2007 interim financial statements. On June 18, 2007, we repaid $210,000 to our president owing under such loans by issuing 7,000,000 shares of our common stock at $0.03 per share, the closing price of our common stock on June 18, 2007.

                    We continue to seek additional financing from investors; however, there can be no assurances that we will be able to raise the funds we require, or that if such funds are available, that they will be available on commercially reasonable terms. Our ability to continue to operate as a going concern is primarily dependent upon our ability to generate the necessary financing to effectively market and produce our products, to establish profitable operations and to generate positive operating cash flows. If we fail to raise funds or are unable to generate operating profits and positive cash flows, there are no assurances that we will be able to continue as a going concern and we may be unable to recover the carrying value of our assets. We believe that we will be successful in generating the necessary financing to fund our operations through the 2007 calendar year. Accordingly, we believe that no adjustments or reclassifications of our recorded assets and liabilities are necessary at this time.

                    On March 30, 2007, we entered into a SEDA with YA Global pursuant to which we may, at our discretion, periodically sell to YA Global shares of our common stock for a total purchase price of up to ten million dollars ($10,000,000). See the full discussion of the SEDA beginning on page 22 above.

Critical Accounting Policies

                    This section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these statements requires management to make judgments, estimates and assumptions at a specific point in time that affect the amounts reported in the consolidated financial statements and disclosed in the accompanying notes. We believe that the following accounting policies are critical to the preparation of our consolidated financial statements and other financial disclosures. The following is not intended to be a comprehensive list of all of the our significant accounting policies, which are more fully described in NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES of the Company’s December 31, 2006 audited financial statements.

Revenue Recognition

                    We generally recognize revenue upon product shipment or when title passes and when collection is probable.

Accounts and Notes Receivable

                    Accounts receivable and note receivable are recorded net of an allowance for doubtful accounts based upon management’s analysis of the collectability of the balance.

Inventory

                    Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method and the value of the inventory is adjusted for estimated obsolescence.

Derivative instruments

                    In connection with the issuances of equity instruments or debt, we may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. We account for derivative liability instruments under the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities.

Income Taxes

                    Deferred tax assets and liabilities are recognized based on temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is applied against net deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred assets will not be realized.

Stock Option Plans

                    We account for stock option awards granted to officers, directors and employees (collectively “employees”) under the recognition and measurement principles of SFAS No. 123(R) - Share Based Payment (“SFAS 123(R)”) , effective January 1, 2006, utilizing the “modified prospective” method as described in SFAS 123(R). In the “modified prospective” method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS 123(R), prior period amounts were not restated. SFAS 123(R) also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Statement of Cash Flows, rather than operating cash flows as required under previous regulations. There was no effect to our financial position or results of operations as a result of the adoption of this standard.

                    Prior to January 1, 2006, we accounted for stock based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations.

Recent Accounting Pronouncements

                    In February 2006, Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”) . SFAS 155 amends SFAS No 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”) . SFAS 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006. SFAS 155 is not expected to have a material effect on our financial position or results of operations.

                    In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect the adoption of this pronouncement to have a material effect on our financial position or results of operations.

                    In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The new standard also provides guidance on the methods used to measure fair value and requires expanded disclosures related to fair value measurements. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The implementation of this guidance is not expected to have a material impact on our financial position or results of operations.

                    In September 2006, the FASB issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”) . SFAS 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS 158 also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements: (1) a brief description of the provisions of this Statement; (2) the date that adoption is required and (3) the date the employer plans to adopt the recognition provisions of SFAS 158 , if earlier. We do not expect the adoption of this pronouncement to have a material effect on our financial position or results of operations.

                    In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”) . SFAS 159 permits entities to choose to measure eligible financial instruments at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value options is determined on an instrument by instrument basis, it should be applied to an entire instrument, and it is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using another measurement attributes. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. We do not expect the adoption of this pronouncement to have a material effect on our financial position or results of operations.

Results of Operations

Three And Nine Month Periods Ended September 30, 2007 Compared With Three And Nine Month Periods Ended September 30, 2006

          Revenues

                     Our revenue, net of returns, allowances and discounts, for the three and nine month periods ended September 30, 2007, was $2,153 and $7,403, respectively, compared to $294 and $10,882, respectively, for the comparable three and nine month periods of 2006.

                     In addition, we did not make any commercial sales of our product as we continued to focus on improving our cost structure in order for us to be competitive as our product launches have begun to occur, particularly as it relates to the commercial printing industry. In addition, we have concentrated on building our inventory in anticipation of the demand for our new product once we launched it during September 2007. We believe we will achieve our goal of introducing a wide range of new product lines for the graphic industry market by the end of the year 2007. We anticipated that we would start to introduce our new product lines late in the fourth quarter of 2006; however, due to a technical complication we had to postpone the product launch.

          Gross Profit

                     Our gross profit was $1,012 (47.00%) and $3,612 (48.79%) for the three and nine month periods ended September 30, 2007, compared to a gross profit of $176 (59.86%) and $5,863 (53.88%) for the comparable three and nine month periods ended September 30, 2006, respectively. The decrease in the level of the gross profit margin was primarily due to additional costs related to some of the raw materials we use in the manufacture of our product.

          Research and Development Expenses

                     Research and development expenses increased by $6,977 (27.19%) and $8,602 (10.84%) for the three and nine month periods ended September 30, 2007, respectively, to $32,706 and $87,951, respectively, from $25,729 and $79,349 for the comparable three and nine month periods of 2006. The increase during the three and nine month periods ended September 30, 2007 is primarily related to an increase in the renewal costs of our patents, held by our Subsidiary. The increase in the patent renewal costs is primarily attributable to a weaker US dollar against the Swiss franc. The increase in patent renewal costs was offset by a decrease in specific costs incurred in relation to testing of new raw materials, during manufacturing trial runs, to be used in the manufacturing of the Luminescent Product. During the comparable period of 2006, we tested various mediums to be used for our printable surface and various pigments to be used to create our Luminescent “effect.”

          Selling and Marketing Expenses

                     Selling and marketing expenses consist of payroll, costs to maintain our website, travel and fees paid in connection with promotional activities, press releases and shareholder communications. Selling and marketing expenses increased by $22,663 (100.77%) and $99,655 (371.28%) for the three and nine month periods ended September 30, 2007, respectively, to $45,153 and $126,496, respectively, from $22,490 and $26,841 for the comparable three and nine month periods of 2006. The increase in selling and marketing expenses was due to the reallocation of certain employee compensation, increases in costs related to the redesign of our website and increases in costs for marketing and promotion and travel related to our product launch during the third quarter of 2007.

                     We anticipate that as our products are launched, our selling and marketing expenses will increase significantly as we introduce ourselves to the marketplace and maximize the exposure of our products to the consumer.

          General and Administrative Expenses

                     General and administrative expenses consisted primarily of the compensation of our executive officer, other payroll and related taxes and benefits, deferred financing expenses and rent as well as legal and accounting fees. General and administrative expenses increased (decreased) by $(108,444) (-45.05%) and $161,254 (28.31%) for the three and nine month periods ended September 30, 2007, respectively to $132,274 and $569,651, respectively, from $240,718 and $408,397 for the comparable three and nine month periods of 2006.

                     The decrease is primarily attributed to legal and accounting costs incurred during the three months ended September 30, 2006, which were not incurred during the three months ended September 30, 2007, relating to the restatement of our previously filed annual reports on Form 10-KSB for 2004 and 2005 and our previously filed quarterly reports on Form 10-QSB for all quarterly periods of 2005 and 2006.

                     The increase between the nine month periods ended September 30, 2007 and 2006, was primarily due to an increase in professional fees and printing costs relating to the amending and restating of our 2004 and 2005 Annual Reports on Form 10-KSB and our Quarterly Reports on Form 10-QSB for the periods ending March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006. The increase is also attributable to higher professional fees related to the preparation and filing of our Registration Statement on Form SB-2 on July 6, 2007 and the amortization of deferred financing expenses incurred relating to our line of credit, which we acquired in the second quarter of 2006.

        Stock Based Compensation

                     On April 28, 2005, the Board of Directors voted to grant to certain employees, options for the purchase of 20,000,000 shares of our common stock at an exercise price of $0.12 per share, exercisable for a period of ten years. For accounting purposes, these options were not deemed granted because we did not have a sufficient number of shares of authorized common stock available to issue upon the exercise of any of the options.

                     As previously discussed, on September 25, 2006, at a special meeting of our stockholders, the stockholders approved an increase in our authorized shares of common stock from 100 million to 245 million.

                     Since the required approval has been obtained from the stockholders, we recognized $1,600,000 of stock based compensation for the three- and nine month periods ended September 30, 2006.

                     On September 11, 2007, we issued 2,000,000 shares of common stock, valued at $60,000, as consideration for a two year consulting contract with a significant stockholder. These shares were issued at $0.03 per share, the closing price of our common stock on September 11, 2007, the date the Board of Director’s corporate resolution to enter into the contract and issue the shares.

                     The consulting contract is being amortized over its stated term. As a result, we recognized $1,642 of stock based compensation for the three and nine month periods ended September 30, 2007.

     Other Income (Expense)

          Interest Income

                     For each of the three and nine month periods ended September 30, 2007 and 2006, interest income was $0, $3,182, $37 and $9,443, respectively. Interest income was earned on the note receivable from a related party.

           Foreign Exchange Gains (Losses)

                     We pay all of the expenses of our subsidiary, which are comprised of general and administrative expenses and expenses for research and development. Expenses of the subsidiary are denominated in Swiss francs, translated into U.S. dollars, which we record on the invoice date. Differences between the amount of U.S dollars required to purchase sufficient Swiss francs to pay the subsidiary’s liabilities on the invoice date, and the required amount of US dollars to purchase Swiss francs when the subsidiary’s liabilities are paid, are recorded as charges or credits to the income statement under the caption “Foreign exchange gains (losses).” For the three and nine month periods ended September 30, 2007 and 2006, gains recognized from these differences were $0, $0, $0 and $17,656, respectively.

          Gain on Value of Derivative Liabilities

                     Gains (losses) on value of derivative liabilities of $0, $(162,545), $0 and $72,942 for the three and nine month periods ended September 30, 2007 and 2006, respectively, related to the warrant liability. Such derivative liabilities were required to be marked-to-market under generally accepted accounting principles. See a further discussion in NOTE 11 - WARRANT LIABILITY in the notes to our September 30, 2007 interim consolidated financial statements.

          Financing Costs

                     In the second quarter of 2007, we modified the terms of certain warrants issued to investors. As a result of the modifications, we recognized financing costs of $0 and $128,680 for the three and nine month periods ended September 30, 2007. See a further discussion in NOTE 12 - CAPITAL STOCK - ISSUANCES OF WARRANTS, in the notes to our September 30, 2007 consolidated financial statements.

          Interest Expense

                     For the three and nine month periods ended September 30, 2007 and 2006, interest expense was $38,734, $23,542, $109,752, and $30,041, respectively. Interest expense is dependent on the outstanding balance of our line of credit entered into on June 8, 2006 and the outstanding balance of cash advances we received from our president.

                     For the three and nine month periods ended September 30, 2007 and 2006, we incurred interest of $33,222, $23,167, $99,362, and $22,946, respectively, on our line of credit. We also incurred interest on cash advances from our president of $5,512, $375, $10,390 and $7,095, respectively.

          Income Taxes

                     We have not calculated the tax benefits of our net operating losses, since we do not have the required information. Due to the uncertainty over our ability to utilize these operating losses, any deferred tax assets, when determined, would be fully offset by a valuation allowance. During the fourth quarter of 2006, we began the process of meeting our delinquent tax reporting obligations and anticipate having all of our delinquent filings resolved during 2007.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

     Revenues

          Our total revenue decreased 91% or $120,274 in 2006 to $12,184 from total revenue in 2005 of $132,458. The decrease in revenue was due to our inability to market its products for commercial sale. In 2006, we made one commercial sale of our Luminescent Product, which was sold as a promotional piece to NASA’s primary industry partner in human space operations. The piece was a postcard sent to attendees of SpaceOps 2006, an international conference of space operators held in Rome in June 2006, as an invitation to visit the vendor’s trade show booth, whereas in 2005, we sold our products to a major poster board and inkjet paper distributor that introduced as “Glow-in-the-Dark Sign Kit” to a major office superstore retail chain and two Brightec Inkjet Paper packs to a computer retailer.

          Throughout 2006, we continued to focus on improving our cost structure; in particular as it relates to the professional graphics industry, in order for us to be competitive once our product launch occurs. We wants to be in a position to introduce a wide range of products for that industry market segment rather than introduce products as they become ready to be introduced to the marketplace. We anticipated that we would introduce our product line late in the fourth quarter of 2006; however, due to a technical complication, we had to postpone the product launch. We now anticipate that the introduction of our product to the market will take place by the third quarter of 2007.

     Gross Profit

          In 2006, our gross profit decreased 71% or $18,237 to $6,507 from $24,744 in 2005. The decrease in our gross profit was due to the decrease in revenue previously discussed.

     Research and Development Expenses

          In 2006, total research and development expenses decreased by 6% or $7,054 to $112,164 from total research and development expenses in 2005 of $119,218. The decrease in research and development expenses was primarily due to a decrease in the number of manufacturing trial runs and the use of fewer supplies related to the efforts of reducing the manufacturing cost of our luminescent films. The decrease was offset by increases in shipping and retooling costs related to experimenting with different manufacturing processes. The research and development expenses in 2005 were related primarily to consultant fees, qualifying raw materials and efforts related to reducing manufacturing and raw materials costs.

     Selling and Marketing Expenses

          Selling and marketing expenses consist of payroll, costs to maintain our website, travel and fees paid in connection with promotional activities, press releases and shareholder communications. In 2006, total selling and marketing expenses increased by 12% or $6,297 to $57,030 in 2006 from total selling and marketing expenses in 2005 of $50,733. Selling and marketing expenses in 2005 included $30,000 of non-cash charges incurred in 2005 relating to commitments to issue and issuances of shares of our common stock in exchange for public relation and corporate branding consulting services. This decrease was offset by increased payroll costs of $37,500 relating to the hiring of a former consultant as an employee.

     General and Administrative

          In 2006, total general and administrative expenses increased by 1% or $5,780 to $570,509 from total general and administrative expenses in 2005 of $564,729. General and administrative expenses consist primarily of the compensation of the executive officer, rent, consultants and legal and accounting costs. This increase was primarily related to increases in professional fees and printing costs incurred relating to the amending and restating of our Annual Reports on Form 10-KSB for 2004 and 2005 and our 10-QSB for the quarterly periods ending in 2005 and the first quarter of 2006. General and administrative expenses in 2006 also include the amortization of deferred financing costs relating to the line of credit agreement we entered into (see NOTE 6 - LINE OF CREDIT of our December 31, 2006 audited financial statements). The increases were offset by decreases in other professional fees incurred relating to the hiring of a former consultant to assist in leading our selling and marketing efforts.

     Stock Based Compensation

          In the second quarter of 2005, our Board of Directors granted options to employees and directors to purchase 20,000,000 shares of common stock at an exercise price of $0.12 per share, to be fully vested as of April 28, 2005 and exercisable for a period of ten years. For accounting purposes, these options were not deemed granted because we did not have a sufficient number of shares of authorized common stock available to issue upon the exercise of any of the options.

          On January 1, 2006, we adopted SFAS 123(R) - Share Based Payment, which requires us to recognize the value of all share based payments to employees as a compensation cost.

          On September 25, 2006, at a special meeting of our stockholders, the stockholders voted to increase the number of shares of authorized stock we can issue to 245 million shares. As a result, the previously issued options were deemed granted and in the third quarter of 2006, we recognized stock based compensation of $1,600,000. See NOTE 11 - CAPITAL STOCK - Stock Options, of our December 31, 2006 audited financial statements.

      Other Income (Expense)

           Interest Income

                    For 2006 and 2005, the Company earned $11,662 and $12,625 of interest income on a note receivable from the Company’s president. Interest is calculated quarterly at 5.05% and is due annually.

           Financing Costs

                    In April 2005, we issued to a stockholder a stock warrant for 3,600,000 shares of common stock as an inducement to exercise other stock warrants for 3,335,000 shares of common stock with an aggregate exercise price of $375,000. The value of the new warrants was $467,825. As the value of the new warrants was in excess of the amount received from the exercise of the older warrants, the value of the new warrants was first applied to additional paid-in capital with the difference of $92,825 being charged as financing costs. See NOTE 8 - WARRANT LIABILITY and NOTE 9 - LIABILITY FOR STOCK SUBSCRIPTIONS RECEIVED of our December 31, 2006 audited financial statements.

                    There were no such costs incurred during 2006.

           Gain on Value of Derivative Liabilities

                    Gain on value of derivative liabilities of $72,941 and $62,410 in 2006 and 2005, respectively, related to the warrant liability. Such derivative liabilities are required to be marked-to-market under generally accepted accounting principles. See a further discussion in NOTE 8 - WARRANT LIABILITY of our December 31, 2006 audited financial statements.

           Interest Expense

                    On June 8, 2006, we entered into a $750,000 Loan and Security Agreement (the “Loan Agreement”) with Ross/Fialkow with a stated interest rate of 20% per year, calculated and due quarterly. For 2006, the Company incurred $56,750 of interest expense in connection with the Loan Agreement. See a further discussion in NOTE 6 - LINE OF CREDIT of our December 31, 2006 audited financial statements and Liquidity and Capital Resources as of December 31, 2006, later in this section.

                    Interest expense incurred on amounts due to related parties was $2,765 and $8,581 for the years ended December 31, 2006 and 2005, respectively. The decrease in interest expense is due primarily to the reduction in our borrowings from such related parties.

           Income Taxes

                    We have not calculated the tax benefits of its net operating losses, since we don’t have the required information. Due to the uncertainty over our ability to utilize these operating losses, any deferred tax assets, when determined, would be fully offset by a valuation allowance.

Liquidity and Capital Resources as of September 30, 2007

           Since inception, our operations have not generated sufficient cash flow to satisfy our capital needs. We have financed our operations primarily through the private sale of shares of our common stock, warrants to purchase shares of our common stock and debt securities. We have generated, from inception through September 30, 2007, cumulative net cash proceeds from the sale of our equity of approximately $4.95 million. Our net working capital deficit at September 30, 2007 was $1,358,163 compared to a deficit of $829,695 at December 31, 2006.

           Our authorized capital stock consists of 245,000,000 shares of common stock, of which 143,142,837 shares were issued and outstanding at September 30, 2007. The number of shares issued excludes shares of common stock to be issued upon the exercise of outstanding options and warrants.

           Cash decreased to $24,078 at September 30, 2007 from $51,836 at December 31, 2006.

           Net cash used for operating activities for the nine months ended September 30, 2007 was $803,934. The primary reason for the decrease was to fund the loss for the period.

           Net cash provided by investing activities for the nine months ended September 30, 2007 was $11,030 and represented collections of the related party note receivable including $37 of interest due on the note.

           Net cash provided by financing activities for the nine months ended September 30, 2007 was $763,065. The net cash provided was the result of cash advances from related parties of $802,400, less net repayments of advances from related parties of $19,250 and payment of deferred offering costs $20,085.

           On March 30, 2007, we entered into the SEDA with YA Global, pursuant to which we may, at our discretion, under certain circumstances, periodically sell to YA Global shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the SEDA, YA Global will pay us ninety-six percent (96%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of our common stock during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA), subject to any reduction pursuant to the terms therein. On the Closing Date, we paid to YA Global a non-refundable due diligence fee equal to $5,000 and issued 4,000,000 shares of common stock (the “Commitment Shares”) to YA Global as a commitment fee, of which 2,000,000 Commitment Shares have demand registration rights and 2,000,000 Commitment Shares have “piggy-back” registration rights.

YA Global will retain five percent (5%) of each advance under the SEDA. We paid Yorkville a structuring fee equal to fifteen thousand dollars ($15,000) on the Closing Date and shall pay five hundred dollars ($500) to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). YA Global’s obligation to purchase shares of our common stock under the SEDA is subject to certain conditions, including, without limitation: (a) our obtaining an effective registration statement for shares of our common stock sold under the SEDA pursuant to that certain Registration Rights Agreement, dated as of the Closing Date, by and between the us and YA Global and (b) the amount for each Advance as designated by us in the applicable Advance Notice shall not be more than three hundred thousand dollars ($300,000).

           We also entered into the PAA, dated as of the Closing Date, by and between us and Newbridge pursuant to which we engaged Newbridge to act as our exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, we issued to Newbridge the Placement Agent Shares. Newbridge is entitled to “piggy-back” registration rights with respect to the Placement Agent Shares.

           Under the SEDA, we are required to have filed and declared effective, the Registration Statement for the sale of our common stock by other parties, of which Cornell is one of those parties. We filed the required Registration Statement on July 6, 2007. Until the SEC declares the Registration Statement effective, we cannot draw down on the SEDA.

           On July 25, 2007, we received a comment letter from the SEC regarding our filed SB-2 statement. As of the date of this filing, we have not responded to the SEC’s inquiry. Until we do so, the Registration Statement cannot be declared effective.

                    See a further discussion in NOTE 12 - CAPITAL STOCK – STANDBY EQUITY DISTRIBUTION AGREEMENT in the notes to our September 30, 2007 interim consolidated financial statements.

Ability to Continue as a Going Concern

                     At September 30, 2007, we have generated minimal revenues from commercial sales of the Company’s products. To date, our operations have generated accumulated losses of $14,083,770. At September 30, 2007, our current liabilities exceed our current assets by $1,358,163. Our ability to remedy this condition is uncertain due to our current financial condition. These conditions raise substantial doubt about our ability to continue as a going concern. Our auditors have included a “going concern” qualification in their auditor’s report for the year ended December 31, 2006. Such a “going concern” qualification may make it more difficult for us to raise funds when needed. We believe we have the ability to obtain additional funds from new investors, our principal stockholders and employees through the issuance of additional debt, equity securities and/or the exercise of warrants and stock options. In March 2007 we entered into a $10,000,000 SEDA as previously described in NOTE 12 - CAPITAL STOCK - STANDBY EQUITY DISTRIBUTION AGREEMENT in the notes to our consolidated financial statements. In addition, our president has advanced monies totaling $902,400 from January 1, 2007 through November 14, 2007. We are continually having discussions with investors in our effort to obtain additional financing; however, there can be no assurances that we will be able to raise the funds we require, or that if such funds are available, that they will be available on commercially reasonable terms.

                     Our ability to continue to operate as a going concern is primarily dependent upon our ability to generate the necessary financing to effectively market and produce our products, to establish profitable operations and to generate positive operating cash flows. If we fail to raise funds or we are unable to generate operating profits and positive cash flows, there are no assurances that we will be able to continue as a going concern and we may be unable to recover the carrying value of our assets. We believe that we will be successful in generating the necessary financing to fund our operations through the 2007 calendar year. Accordingly, we believe that no adjustment or reclassification of our recorded assets and liabilities are necessary at this time.

Credit Availability

                    As of September 30, 2007, the Company has a $ 750,000 line of credit with Ross/Fialkow Capital Partners, LLP, Trustee of the Brightec Capital Trust, of which $100,000 is unused. See NOTE 9 - LINE OF CREDIT of the Company’s September 30, 2007 interim consolidated financial statements, for a discussion of the major terms of the agreement.

                    To secure our obligations under the Loan Agreement, we granted to Ross/Fialkow a security interest in all of our intellectual property assets and other assets, including a pledge of all the capital stock of our subsidiary, Brightec SA. The security interest terminates upon the payment or satisfaction of all of our obligations under the Loan Agreement. The principal amount outstanding as of September 30, 2007 was $650,000. A default by us under the Loan Agreement would enable the holders to foreclose on the collateral given as security. Any foreclosure could force us to substantially curtail or cease our operations. At December 31, 2006, we were not in compliance with the terms of the Loan Agreement with Ross/Fialkow as we did not file a registration statement on Form S-1 (or Form SB-2) by December 31, 2006 as required. On March 15, 2007, the Loan Agreement was amended such that the date a registration statement was required to be filed was extended to July 15, 2007. On June 27, 2007, the Loan Agreement was amended to extend the expiration date from July 15, 2007 to December 31, 2007, and we issued an Amended and Restated Warrant to Ross/Fialkow, amending the terms of the original Warrant to require 61 days notice be given to us prior to its exercise by Ross/Fialkow.

Commitments

                    The Company had no material capital expenditure commitments as of September 30, 2007.

Effects of Inflation

                    Management believes that financial results have not been significantly impacted by inflation and price changes.

DESCRIPTION OF BUSINESS

Introduction: The Company

                    We develop and market luminescent films incorporating luminescent or phosphorescent pigments (our “Luminescent Product”) . These pigments absorb and reemit visible light producing a “glow” which accounts for the common terminology “glow in the dark.” Our Luminescent Product will be sold primarily as a printable luminescent film designed to add luminescence to existing and new products. Currently, we sell our product in 4”x6” sheets, 8.5”x11” sheets and 12”x18” sheets through our online store.

                    We were incorporated on April 16, 1986 as Hyena Capital, Inc., a Nevada corporation. For the period from incorporation to August 13, 1998, we had no operations of any kind. On August 13, 1998, we acquired 100% of the then outstanding common stock of Brightec SA, a company founded in Switzerland in 1992, which had developed and patented certain luminescence technology. In 2001, we ended all research and development and other administrative activities in Brightec SA. Brightec SA is currently engaged solely in the maintenance and preservation of the patents and trademarks we use in connection with its Luminescent Product.

                    We treated the acquisition of Brightec SA as a reverse acquisition of us by Brightec SA for accounting purposes. On August 14, 1998, our Board of Directors authorized the change of our name from Hyena Capital, Inc. to Advanced Lumitech, Inc. On October 25, 2006, we changed its name to Brightec, Inc. We are authorized to issue 245,000,000 shares of common stock and 5,000,000 of preferred stock.

                    In late 1999, we relocated our headquarters, operations and management to the metropolitan Boston, Massachusetts area because we believed the United States would offer the largest market for its products. During fiscal years 2000, 2001 and 2002, we had limited operations and limited resources and had incurred substantial payables and debt primarily to outside vendors and consultants as well as creditors of Brightec SA relating primarily to research and product development costs and patent prosecution and maintenance expenses. In fiscal years 2001 and 2002, our principal efforts were focused on renegotiating and settling our obligations owed to our major creditors in exchange for cash and shares of the our common stock. In the second fiscal quarter of 2002, we engaged a consultant to assist with the development of the manufacturing process for our Luminescent Product. During the first quarter of 2003, we were able to demonstrate the commercial feasibility of manufacturing our Luminescent Product relying on third-party subcontract manufacturers. In October 2003, we made our first commercial sale of our Luminescent Product, which was used as a ticket medium for SuperBowl XXXVIII, which occurred on February 1, 2004. In January 2004, we made our second commercial sale of our Luminescent Product offered in the form of inkjet paper (“Brightec Inkjet Paper”) to a major office superstore products retailer that was test marketed in approximately 600 stores nationwide, which commenced in February 2004 and ended on July 1, 2004. In 2005, we made additional commercial sales of the our Luminescent Product, which was sold to a major poster board and inkjet paper distributor that introduced a “Glow-in-the-Dark Sign Kit” to a major office superstore and to a mass-market retailer and two Brightec Inkjet Paper packs to a major computer retailer.

                    As of September 30, 2007, we had three full-time employees and engaged several consultants to provide specialized services and support for finance and accounting, research and development, marketing, business development and public relations.

                    Our ability to manufacture, market and sell our Luminescent Products is dependent upon our successful raising of additional capital, as described in “Management’s Discussion and Analysis - Liquidity and Capital Resources” and as discussed in NOTE 3 - LIQUIDITY, MANAGEMENT PLANS AND GOING CONCERN of our September 30, 2007 interim consolidated financial statements. This contingency, among others, raises substantial doubt about our ability to continue as a going concern.

The Company’s Product

                    We market and sell graphic quality printable luminescent films. These films incorporate luminescent or phosphorescent pigments and are based on the our proprietary and patented technology, which enables prints to be of photographic quality by day and luminescent under low light or night conditions. The Brightec Inkjet Paper version of our Luminescent Product is typically referred to as “paper” although it is an all-plastic construction.

                    We expect that our Luminescent Product will be available for sale in a number of versions appropriate for commonly used commercial and personal printing technology, including offset printing, laser or inkjet printing, plus a variety of “print on demand” digital technologies. We expect to offer its products in sheets and rolls to permit customers to use Brightec films in existing production and set-up.

Marketing and Sales Strategy

                    Initially, we are marketing our products through a direct sales effort by our president and several consultants who are also our stockholders. Our objective is to sell our Luminescent Product into the growing market for digital printing and specialty graphic media, as well as to penetrate the broad market for commercial printing media. We believe our products will compete favorably with existing products because we believe our products solve the luminescent industry’s longstanding problems of poor graphic quality and low luminescent performance.

                    Throughout 2006, we continued to focus on improving our cost structure; in particular as it relates to the professional graphics industry, in order for us to be competitive once the product launch occurred. We would like to be in a position to introduce a wide range of products for that industry market segment rather than introduce products as they become ready to be introduced to the marketplace. It was anticipated that we would introduce our product line late in the fourth quarter of 2006, however, due to a technical complication we had to postpone the product launch.

                     We have completed the process of redesigning our website and have begun to introduce our new product lines to the marketplace. We started launching our new products in September 2007. During the first and second quarters of 2007, as a result of our anticipated new product lines introduction, we began building, and continue to build, our inventory to meet the anticipated product demand.

                     Products to be introduced by the end of the year 2007 include a line of new and improved printing quality inkjet sheets of different formats, which will be sold in small packs and bulk packs for the home, office and photographic digital printing market, a line of inkjet rolls and sheets for the wide format digital printing market, and a line of offset sheets and flexo rolls for the commercial printing market.

                     We achieved our goal of launching our new website in September 2007 and we began to introduce our new product line shortly thereafter. We are anticipating introducing a new product line every subsequent month and having all of our currently planned products introduced to the market by the end of 2007.

                    Additional sales and marketing activities are dependent on our ability to successfully raise additional capital, as described in “Management’s Discussion and Analysis - Liquidity and Capital Resources”.

Research and Development

                    During 2000 and early 2001, our research and development efforts, which took place in Switzerland, were focused on demonstrating the application of our concept of producing graphic-quality, printable luminescent films as envisioned in our patents.

                    In early 2002, we were able to shift our development efforts to the United States. During the last three quarters of 2002 and during all of 2003, our principal development efforts were directed toward establishing the ability to have luminescent films manufactured on a commercial basis, qualifying raw materials, and working to reduce production costs for our products. During 2005 and most of 2006, our principal development efforts were directed toward reducing production costs for our products. In 2005 and 2006, we incurred research and development expenses of $119,218 and $112,164, respectively.

                    Continuing our research and development activities is dependent upon our successful raising of financing, as described in “Management’s Discussion and Analysis - Liquidity and Capital Resources”.

Manufacturing

                    By December 31, 2003, we had demonstrated our ability to manufacture a commercial product using third-party manufacturers. We acquire our luminescent pigment raw material from a third-party supplier, which is then converted to a coating resin by a third-party manufacturer. The coating is then applied by a third-party coater to a plastic film and ultimately shipped to a converter for sizing. All our currently required raw materials and manufacturing services are contracted on a purchase order basis.

                    Future manufacturing activities are dependent on our ability to successfully raise additional capital, as described in “Management’s Discussion and Analysis - Liquidity and Capital Resources”.

Source of Raw Materials

                    The principal raw materials used in our Luminescent Product accounts for a majority of the total product cost. The luminescent pigments used in production are purchased from the Specialty Materials Group of Honeywell, Inc. Plastics films and other raw materials, including coating resins, are purchased directly or through third-party subcontracting manufacturers. We believe we are using the most advanced and environmentally friendly luminescent materials in our products.

                    All raw materials used in our products are manufactured by leading companies in the United States, Europe, and the Far East and represent items that are readily available on a commercial basis. Although our luminescent pigments are obtained from a sole source supplier, we do not anticipate any problems obtaining materials used in the manufacturing process. Nevertheless, disruptions of trade or other restrictions which might affect the availability of raw materials on a timely basis, especially those sourced from overseas and unforeseen price increases could substantially impair our ability to deliver its products.

Patents and Trademarks

                    Our wholly owned subsidiary, Brightec SA, is the owner of all patents and trademarks used by us in the operation of our business. Brightec SA received its initial patent in France in August 1997. Brightec SA’s base patent covers an optical filter process that is applicable to all types of luminescent prints (photographic, textile and decoration), as well as the products resulting from the implementation of this process. A European procedure patent has also been issued providing coverage in fourteen principal countries as well as China, Mexico and Poland.

                    A United States patent covering Brightec SA’s initial claim relating to its proprietary technology was issued in September 2003. Under United States patent conventions governing filings with multiple claims, Brightec SA has filed a separate patent extension application covering its second claim that was issued in April 2005 and has filed an additional patent extension application covering its third claim.

                    Brightec SA’s initial base patent application has been issued in a total of 22 countries and is pending in Brazil, Canada, and Japan. All issued patents, with the exception of Poland, expire in 2016.

                    Brightec SA has registered its “Brightec” and “Be Brilliant” trademarks in more than 20 countries worldwide and intends to register other trademarks, in the appropriate markets, as they are introduced.

                    We also rely on trade secrets and technical know-how in the development and manufacture of our products, which we seek to protect, in part, through confidentiality agreements with our employees, consultants, sub-contractors, and other parties.

Seasonality

                    We do not anticipate any material seasonality in our revenues derived from the sale of our Luminescent Products with the possible exception of a greater demand during the third and fourth quarter holiday season given the expected use of the Luminescent Products as an enhancement for Christmas and New Year products which may induce a modest second half seasonality into our sales pattern.

Competition

                    We are not aware of any competing “luminescent” product that offers the same features as our Luminescent Product. Typical “glow-in-the-dark” offerings are based on earlier generation, zinc sulfide pigments that have an initial, strongly visible glow lasting less than an hour and almost no afterglow. These products have limited applicability in the kinds of graphic printing applications for which our products are designed. We do not know of any available “glow in the dark” paper that provides a printable surface, which is suitable for producing graphic quality images.

                    Our films are based on strontium aluminate pigments, which have an initial, strongly visible glow of three to five hours and an after-glow, which remains visible overnight, for eight to twelve hours. Our patented technology improves the quality of the emitted light for purposes of enhancing a printed image, and its coatings may be applied to printable surfaces suitable for graphic quality printing, which differentiates the Company’s films from the competition.

                    There are numerous competing films and papers that are not luminescent, but that are widely used in advertising, promotional enhancement, product enhancement, packaging applications and inkjet applications of the type we will be targeting. Many of these non-luminescent solutions are much less expensive than our offering. Typical paper cardstock and other commodity print media are available costing fractions of a cent per square inch, or in industry terms, less than $1 per “thousand square inches” and are approximately 86% as expensive as our films.

                    Additional competition for low volume, premium value applications is expected to come from holograms and 3D lenticulars, two specialty media designed to enhance existing or new applications. These products are believed to sell for approximately 20% to 30% below the expected initial offering price for our Luminescent Product. For high volume, more cost conscious applications, zinc sulfide based “glow-in-the-dark” products, or overprinted prismatic films such as prismatic and glitter gratings will be important alternatives to our products. These are typically offered at prices, which are believed to be approximately 40% to 60% below the expected pricing for our products.

                    Existing companies currently offer competing films and papers at established price levels, which are likely to materially influence our product pricing. Many of these existing products are manufactured using processes and technologies supported by companies, which have significantly greater resources than we do, and have been established and known in the specialty and inkjet paper field for a number of years.

                    As in any technology industry, there may be numerous new technologies under development in imaging laboratories or by individual inventors, which technologies may render our technology obsolete. We are not aware of any such competing technology under development or which has been developed.

Regulation

                    We believe there are no specific governmental regulations that target our Luminescent Product, which could have a material impact on its manufacture, sale or distribution.

Employees

                    As of September 30, 2007, we had three full-time employees, no part-time employees and engaged several consultants to provide specialized services and support for finance and accounting, research and development, marketing, business development and public relations.

Properties

                    As of September 30, 2007, the Company leases corporate office space at 8C Pleasant Street South, South Natick, Massachusetts under an operating lease with an original lease term of eighteen (18) months which expired in August 2005, and which continues on a tenant-at-will basis, at a monthly rent of $2,041.67 or $24,500 per year, plus an additional amount equal to the increase in real estate taxes on such facilities above the base period.

                    The facilities are adequate for the Company’s current use. However, the hiring of additional employees and/or the introduction of the Company’s products to the market will cause the Company to need to look for replacement facilities adequate for the Company’s anticipated expansion.

Legal Proceedings

                    There are no material legal proceedings pending to which the Company is a party or to which any of its properties are subject.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

          The positions held by each Director and executive officer of the Company as of September 30, 2007, are stated below:

Name	Age	Position with the Company

Patrick Planche	4 4	President, Chief Executive Officer, Treasurer and Director

David Geffen	52	Director

Jeffrey Stern	51	Stockholder

                    Patrick Planche has been our president, chief executive officer, and a director since August 1998. He is the president, director and co-founder of the Company’s wholly owned subsidiary, Brightec SA, which was organized in 1992 and is the legal owner of the patents and trademarks used by the Company in connection with its business. During the fiscal years ended December 31, 2006 and 2005, Patrick Planche was the Company’s sole executive officer.

                    David J. Geffen was elected as a director effective April 28, 2005. During the last five years, Mr. Geffen has been the president and owner of Geffen Construction, Inc., a privately owned residential construction contracting company.

                    Jeffrey Stern is an attorney. He has assisted the Company in resolving various situations between the Company and its vendors. He has also been instrumental in attracting new investors in the Company.

                    Our bylaws provide that all directors are elected at the annual meeting of our stockholders. Their respective terms of office continue until the next annual meeting of our stockholders and until their successors have been elected and qualified in accordance with our bylaws. Our by-laws also provide that all officers are appointed at a regular meeting of the Board of Directors. Our last annual meeting of our stockholders took place on September 25, 2006. Mr. Planche and Mr. Geffen were re-elected for an additional term until the next annual meeting of our stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

                    Section 16(a) of the Exchange Act requires the our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

                    Solely based on our review of the copies of the forms received by us during the fiscal years ended December 31, 2006 and through September 30, 2007 and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the our common stock complied with all Section 16(a) filing requirements during such fiscal years.

Code of Ethics Policy

                    As of December 31, 2006, we had yet to adopt a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Beginning in the second quarter of 2007, we initiated the process of examining its corporate governance and other policies and procedures that will relate to a larger enterprise at such time as we are able to attract additional members to our Board of Directors. Upon completion such examination, we will adopt a code of ethics applicable to all our directors, officers and employees. We expect that we will adopt a code of ethics during 2007.

Committees

                    Our Board of Directors does not have a Compensation, Audit or Nominating Committee and the usual functions of such committees are currently performed by the Board of Directors. The directors have determined that at present, we do not have an audit committee financial expert. The directors believe that they are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we have been seeking and continue to seek appropriate individuals to serve on the Board of Directors and the Audit Committee who will meet the requirements necessary to be an independent financial expert.

                    Compensation Committee Report On Executive Compensation

                    Our Board of Directors has not constituted a Compensation Committee from its members and, accordingly, the following is the report of the entire Board of Directors. The Board of Directors is responsible for reviewing the compensation of our executive officers.

                    Compensation Philosophy – We have not developed a formal plan for the compensation of our management, as its primary focus, and application of working capital, has been the development of its products and markets. In structuring any compensation program for management, however, the Board of Directors will seek to establish compensation policies that provide management with a performance incentive, and that align the interests of senior management with stockholder interests. Such program will include salary and annual incentives as its basic components and, in establishing the total amount and mix of these components of compensation, the Board of Directors expects to consider the past performance and anticipated future contribution of each executive officer.

                    Compensation of Executive Officers - The Board of Directors reviews the salaries of our executive officers annually. The Board has not considered compensation levels for comparable positions at similar companies in determining compensation levels for management. Instead, compensation levels for executive officers have been based on the Board’s assessment of our liquidity and corresponding ability to compensate our executive officers at any level. There are no employment contracts or agreements in effect for any officer.

                    Annual Incentives - The Board historically has never approved or, thus far, even considered an executive incentive plan which would provide our executive officers with the opportunity to earn specified percentages of their base salary based upon targeted financial goals or the achievement of individual objectives and a subjective assessment of the executive’s performance. There were no incentive awards or bonuses paid in the fiscal year ended December 31, 2006.

                    Compensation of the Chief Executive Officer - Mr. Patrick Planche’s salary for fiscal year ended December 31, 2006 was determined by the Board based upon our working capital limitations, and was not intended to reflect the Board’s view of his value to us.

Executive Compensation

                    Director Compensation

                    We do not currently pay cash or other compensation to our directors.

                    Executive Compensation

                    The following table sets forth the aggregate cash compensation incurred by us with respect to the fiscal years ended December 31, 2006, 2005 and 2004 to our Chief Executive Officer (the “Named Executive Officer”).

	Year	Salary	Bonus	Option Awards(1)		All Other Compensation(2)	Total

Patrick Planche,
President,	2006	$150,000	$—	$960,000	(3)	$2,576	$1,112,576
Chief Executive Officer	2005	156,000	—	—		1,759	157,759
and Chief Financial	2004	156,000	—	—		—	156,000
Officer

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123(R) with respect to 2006.

(2)	Related to interest payable on short-term cash advances made to us, paid in full during 2006.

(3)	Mr. Planche received a stock option grant of 12,000,000 shares in April 2005 at an exercise price of $0.12 per share, 100% of which were vested and exercisable as of September 25, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Patrick Planche	12,000,000	—	—	$0.12	April 28, 2015

Pension Benefits

                    We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

                    We do not maintain any non-qualified defined contribution or deferred compensation plans.

Other

                    As of December 31, 2006 and 2005, a loan with a principal balance of $10,168 and $250,000, respectively, was due to us from Patrick Planche. This loan is due no later than December 31, 2011, bears interest at a fixed rate of 5.05% and is full-recourse. Interest on the loan is due annually. No interest payments on such loan were made by Mr. Planche to us as of December 31, 2005. The balance of the accrued interest was paid in full during 2006. Accordingly, net accrued interest receivable from Patrick Planche amounted to $0 and $50,331 as of December 31, 2006 and 2005, respectively.

Stock Options

                    1999 Stock Option Plan

                    Our 1999 stock option/stock issuance plan (the “1999 Plan”) provided for the grant by us of options, awards or rights to purchase up to 5,000,000 shares of the our common stock, which generally vested over a five-year period and terminated ten years from the date of grant. These options were not transferable, except by will or domestic relations order. There were no options granted, exercised or cancelled under the 1999 Plan during the years ended December 31, 2006 and 2005. Accordingly, the pro forma disclosures required by SFAS 123 for 2005 have not been presented. With the approval of the 2006 Stock Incentive Plan (described below), the 1999 Plan has been frozen such that no further awards will be made and any shares of our common stock reserved for grant under the 1999 Plan will be released from reserve.

                    2006 Stock Incentive Plan

                    On September 25, 2006, at a special meeting of our stockholders, the stockholders approved the creation of the 2006 Stock Incentive Plan (the “2006 Plan”). An aggregate of 50 million shares of our common stock are reserved for issuance and available for awards under the 2006 Plan.

                    Awards under the 2006 Plan may include non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted units and performance awards. For a complete description of the 2006 Plan, see our Definitive Proxy Statement filed with the SEC on July 26, 2006. The Plan became effective on September 25, 2006.

                    In 2005, we also granted non-qualified options at an exercise price of $0.12 per share to purchase 12,000,000 shares of our common stock to Patrick Planche, our president and Chief Executive Officer, together with two additional non-qualified options to two of our employees to purchase an aggregate of 6,000,000 shares of our common stock, each at an exercise price of $0.12 per share. We also granted a non-qualified option to purchase 2,000,000 shares of the our common stock at an exercise price of $0.12 per share to Francois Planche, a shareholder and former director of ours and the brother of the our president. In addition, in 2005, we granted a non-qualified option to a former consultant to purchase 500,000 shares of the our common stock at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change of control of the Company.

                    The following table sets forth information concerning stock option grants, approved by the Board of Directors, to the Named Executive Officer for the 2006 fiscal year.

                    We granted no stock appreciation rights (“SARs”) to the Named Executive Officer during 2005.

OPTION APPROVED IN LAST FISCAL YEAR

		Individual Grants

Name	Number of Securities Underlying Options Approved	% of total Options Approved for Employees in Fiscal Year	Exercise Price Per Share	Expiration

Patrick Planche, President, Chief Executive Officer and Director	12,000,000	66 2/3%	$0.12	April 28, 2015

PRINCIPAL STOCKHOLDERS

                    The following table sets forth information as of September 30, 2007 concerning: (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers, directors and key employees; and (iii) all executive officers and directors as a group. common stock not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire shares within 60 days is treated as outstanding only when determining the amount and percentage of common stock owned by such individual. Except as noted, each person or entity has sole voting and sole investment power with respect to the shares of common stock shown.

Directors and Named Executive Officers(1)	Number of Shares Owned(5)		Percentage Ownership(2)

Patrick Planche	4 3,621,252	(3)	2 8.12%
David J. Geffen	26,666,203	(4)	18.63%
All executive officer and directors as a group (2 persons)	7 0,287,455	(5)	4 5.30	%(5)

Additional 5% Stockholders

Jeffrey A. Stern	9,864,168	(6)	6.89%
James J. Galvin and Peggy Galvin	8,857,145		6.19%
Jose Canales la Rosa	7,573,500	(7)	5.29%

All executive officers, directors and 5% stockholders as a group	96,582,268	(8)	62.25	%(8)

(1)	Unless otherwise indicated, the address of each person listed is c/o Brightec, Inc., 8C Pleasant Street South, First Floor, South Natick, MA 01760.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our common stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of September 30, 2007 are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge each person listed is believed to have sole voting and investment power with respect to all shares of common stock beneficially owned by such person.

(3)	Represents (i) 31,621,252 shares of our common stock and (ii) 12,000,000 shares of our common stock, issuable upon the exercise of options issued under our 2006 Plan.

(4)

The shares of our common stock beneficially owed by Mr. Geffen include 3,000,000 shares of our common stock, owned of record by Geffen Construction Profit Sharing Plan, of which Mr. Geffen is the primary beneficiary and 12,000,000 shares owned by Mr. Geffen’s wife, Ann M. Geffen.

(5)	Includes 12,000,000 shares of our common stock issuable upon the exercise of options issued under our 2006 Plan.

(6)	Includes 5,335,000 shares of common stock owned by the Jeffrey A. Stern Revocable Trust.

(7)

Includes 6,536,000 shares of our common stock owned of record by Holding Canales b.v. Jose Canales la Rosa is the majority stockholder of Holding Canales b.v. and is deemed the beneficial owner of all shares owned of record by Holding Canales b.v. Mr. Canales la Rosa is also the beneficial owner of 937,500 shares of our common stock, owned of record by Luminescent Europe Technologies b.v., a Netherlands company. Mr. Canales la Rosa is a former director of the Company.

(8)	Includes 12,000,000 shares of our common stock issuable upon the exercise of options issued under our 2006 Plan.

                    There are no arrangements or understandings among the entities and individuals referenced above or their respective associates concerning election of directors or other any other matters which may require shareholder approval.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

                    Our authorized capital stock consists of 245,000,000 shares of $0.001 par value common stock, of which 143,142,837 shares were issued and outstanding as of September 30, 2007, and 5,000,000 shares of $0.001 par value preferred stock, none of which were issued and outstanding.

Dividends

                    We have never paid cash dividends on our common stock and do not intend to do so in the foreseeable future. We currently intend to retain any earnings for the operation and expansion of our business. Our continuing need to retain any earnings for operations and expansion is likely to limit our ability to pay future cash dividends.

Market Information

                    Our common stock is currently quoted on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board under the symbol BRTE.OB. The following table lists the high and low sales prices for our common stock for the periods indicated. The prices represent quotations between dealers without adjustment for retail markups, markdowns, or commissions and may not represent actual transactions.

	2005

	High	Low

First quarter	$0.240	$0.110
Second quarter	0.230	0.080
Third quarter	0.140	0.070
Fourth quarter	0.130	0.030

	2006

	High	Low

First quarter	$0.100	$0.040
Second quarter	0.100	0.045
Third quarter	0.100	0.030
Fourth quarter	0.080	0.038

	2007

	High	Low

First quarter	$0.06 0	$0.035
Second quarter	0.055	0.029
Third quarter	0.045	0.030
Fourth quarter	0.040	0.030

Holders

                    There were approximately 745 holders of record of our common stock as of November 26 , 2007. As of November 26 , 2007, the reported last sale price of our common stock on the OTC.BB was $0.0 3 per share.

Sales of Unregistered Securities

                    During the past three years, we have issued the following securities without registration under the Securities Act of 1933:

                    On January 24, 2004, James and Peggy Galvin exercised warrants to purchase an aggregate of 3,500,000 shares of our common stock for an aggregate exercise price of $350,000.

                    In January 2004, we entered into an agreement to issue 216,000 shares of our common stock to Element Production, Inc. in exchange for consulting services valued at $0.25 per share or an aggregate of $54,000. In October 2004, we entered into an agreement with Element Production, Inc. pursuant to which we issued 250,000 shares of our common stock to Element Production, Inc., valued at $0.10 per share, in settlement of indebtedness owed by us to Element Production, Inc. in the aggregate amount of $25,000.

                    In January 2004, we agreed to issue 720,000 shares of our common stock, at an agreed-upon value of $0.25 per share, to Schwartz Communications in exchange for consulting services of $180,000 provided in 2004.

                    On January 3, 2005, we sold 250,000 shares of our common stock to Thomas and Mary McGagh at a purchase price of $0.10 per share for an aggregate purchase price of $25,000.

                    On January 11, 2005, we sold 100,000 shares of our common stock to Francis T. Steverman at a purchase price of $0.10 per share for an aggregate purchase price of $10,000.

                    In February 2005, we agreed to issue 120,000 shares of our common stock, at an agreed-upon value of $0.25 per share, to Schwartz Communications in exchange for consulting services of $30,000 provided in January and February 2005.

                    On February 4, 2005, we sold 2,500,000 shares of our common stock and a warrant to purchase 2,500,000 shares of our common stock, at an exercise price of $0.10 per share, expiring on April 1, 2005 to Jeffrey Stern Revocable Trust, together with a second warrant to purchase 2,085,000 shares of our common stock at an exercise price of $0.12 per share, expiring on July 1, 2005, for an aggregate purchase price of $250,000. On March 29, 2005, Jeffrey Stern Revocable Trust exercised warrants to purchase 1,250,000 shares of our common stock for an aggregate exercise price of $125,000.

                    On February 4, 2005, we agreed to issue 1,000,000 shares of our common stock, at an agreed-upon value of $0.075 per share, to Harry Schult in exchange for consulting services of $75,000 provided from late 2004 to July 2005. In addition, Harry Schult received a stock option in connection with such consulting services to purchase an additional 500,000 shares of our common stock, at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change of control of our Company.

                    On February 24, 2005, we sold 20,000 shares of our common stock to Stephen and Marcella Elios at a purchase price of $0.10 per share for an aggregate of $2,000.

                    On April 28, 2005, we issued a warrant to the Jeffrey A. Stern, one of our stockholders, to purchase 3,600,000 shares of our common stock at an exercise price of $0.12 per share for an aggregate purchase price of $432,000, in exchange for the exercise by Mr. Stern of existing warrants to purchase 3,335,000 shares of our common stock with an aggregate purchase price of $375,000. On August 22, 2005, Mr. Stern exercised warrants to purchase 583,334 shares of our common stock for an aggregate purchase price of $70,000, or $0.12 per share. As of December 31, 2005, these shares remained unissued until we could increase the number of authorized shares of our common stock we could issue. The stockholders approved the increase at a special stockholders meeting held on September 25, 2006. The outstanding shares were issued on December 29, 2006. As of December 31, 2006, warrants for the purchase of 3,016,000 shares of our common stock remain outstanding and unexercised. On April 1, 2007, we issued amended and restated warrants to Mr. Stern, amending the warrants to require 61 days notice to us prior to their exercise by Mr. Stern and to extend their expiration dates from 2008 to 2013 and 2008 to 2014, respectively.

                    In 2005, we granted non-qualified options at an exercise price of $0.12 per share to purchase 12,000,000 shares of common stock to Patrick Planche, our president and Chief Executive Officer, together with two additional non-qualified options to two of our employees to purchase an aggregate of 6,000,000 shares of our common stock, each at an exercise price of $0.12 per share. We also granted a non-qualified option to purchase 2,000,000 shares of the our common stock at an exercise price of $0.12 per share to Francois Planche, a shareholder and former director of ours and the brother of the our president. In addition, in 2005, we granted a non-qualified option to a former consultant to purchase 500,000 shares of the our common stock at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change in the control of our Company. For accounting purposes, these options were not deemed granted because we did not have a sufficient number of shares of authorized common stock available to issue upon the exercise of any of the options. On September 25, 2006, at a special meeting of our stockholders, the stockholders approved an increase in the amount of our authorized shares of common stock from 100 million to 245 million. Accordingly, we recognized $1,600,000 of stock based compensation in 2006.

                    On January 27, 2006 and May 12, 2006, we entered into agreements with Francois Planche, a former director of the ours, a stockholder and the brother of the our president, pursuant to which the we redeemed 404,168 shares of our common stock owned of record by Mr. Planche, in order to allow the us to issue shares of our common stock to investors that held subscriptions for shares of our common stock which could not be issued because we had issued the maximum number of shares of our common stock authorized under our Articles of Incorporation. Under the agreement, Mr. Planche received no consideration for the redemption of his securities. On September 25, 2006, at a special meeting of the our stockholders, the stockholders voted to increase the number of authorized shares of our common stock the we can issue, from 100 million to 245 million. As a result of the increase, these 404,168 shares, in addition to 583,334 shares we redeemed in 2005, were reissued to Mr. Planche on December 29, 2006 for no additional consideration.

                    On November 15, 2006, we issued 650,000 shares of our common stock, valued at $45,500, to Socol SA in connection with debt settlement agreement dated September 30, 2002.

                    On November 15, 2006, we issued 1,140,000 shares of our common stock, valued at $262,500, to Schwartz Communications in connection with the payment for consulting services rendered to us during 2003, 2004 and 2005.

                    On December 29, 2006, we issued 100,000 shares of common stock to European Luminescent Technology b.v., valued at $20,000, in connection with a forgiveness of debt agreement dated April 20, 2005.

                    On December 29, 2006, we issued 3,335,000 shares of our common stock to the Jeffrey Stern Revocable Trust, valued at $375,000, in connection with the exercise of a stock warrant on April 28, 2005.

                    On December 29, 2006, we issued 1,000,000 shares of common stock to Louis Kronfeld in connection with a $35,000 sign-on bonus upon becoming an employee and $40,000 of prior consulting fees owed by us.

                    On December 29, 2006, we reissued 17,332,267 shares of common stock to Patrick Planche, the Company’s president, to Francois Planche, a former director of ours and a stockholder and David Geffen, a director and stockholder, in connection with various redemption agreements entered into in 2004, 2005 and 2006.

                    On March 30, 2007, we issued 4,000,000 shares of our common stock to YA Global, valued at $164,000, in payment of a commitment fee in connection with the SEDA entered into on March 30, 2007.

                    On March 30, 2007, we issued 243,902 shares of our common stock to Newbridge, valued at $10,000, in payment of placement agent fees in connection with the SEDA dated March 30, 2007.

                    On June 18, 2007, the Company issued 12,000,000 shares of common stock to Patrick Planche, the Company’s President and Chief Executive Officer. Of these shares, 5,000,000 shares of common stock were issued at $0.03 per share in lieu of $150,000 cash owed to Mr. Planche for accrued and unpaid compensation for his employment as an executive officer of the Company for the first and second quarters of 2007 and for certain periods prior to January 1, 2007. The remaining 7,000,000 shares of common stock were issued at $0.03 per share to Mr. Planche to repay $210,000 of certain outstanding loans extended by Mr. Planche to the Company. $0.03 represents the closing price of the Company’s common stock on June 18, 2007.

                    On September 11, 2007, the Company issued 2,000,000 shares of common stock to Jeffrey Stern as Trustee of the Jeffrey Stern Revocable Trust, valued at $60,000, in payment of a consulting fee in connection with a consulting agreement entered into on September 11, 2007.

                    All shares of our common stock issued by us were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. All purchasers of shares of our common stock who purchased such shares of our common stock for cash represented that they were acquiring the securities for investment and for their own account. All purchasers of the our common stock who are United States residents and purchased such securities for cash also represented to the Company that they were accredited investors as of the date of such investment. A legend was placed on the stock certificates representing all securities purchased stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                    As of December 31, 2006 and 2005, a loan with a principal balance of $10,168 and $250,000 was due from Patrick Planche, our president, director and stockholder. This loan is due no later than December 31, 2011, bears interest at a fixed rate of 5.05% and is full-recourse. Interest on the loan is due annually. No interest payments on such loan were made by Mr. Planche to us as of December 31, 2005. As of December 31, 2006, the entire amount of interest receivable was paid. Accordingly, net accrued interest receivable from Mr. Planche of $0 and $50,331, respectively.

                    At December 31, 2006 and 2005, we owed Mr. Planche $0 and $114,472, respectively, in connection with advances made by Mr. Planche to us during such years. All such loans bore interest at the Internal Revenue Service short-term “Applicable Federal Rate,” compounded monthly. Through November 4 , 2007, Mr. Planche had made loans to us in the amount of $ 902 ,400 under the same terms previously described. On June 18, 2007, we repaid $210,000 owing under such loans by issuing to Mr. Planche 7,000,000 shares of our common stock at $0.03 per share, the closing price of the our common stock on June 18, 2007.

                    During fiscal 2006 and 2005, we recognized interest income on the note receivable, net of interest expense recognized on the short-term advances, of $9,086 and $10,867 respectively.

                    In fiscal years 2006 and 2005, David Geffen, a director and stockholder of our and our principal stockholder earned compensation in the amount of $7,333 and $56,667, respectively, for consulting services provided to us.

                    In December 2002, we borrowed $50,000 from David Geffen, a director and stockholder of our Company, under a convertible demand promissory note, which bore interest at 8% and was payable in full on demand within one year. The principal, if not paid within thirty days of when due, bore interest at the rate of 10%. The note was convertible into that number of shares of the our common stock determined by dividing the unpaid principal amount, together with all accrued but unpaid interest on the note at the conversion date, by $0.10, subject to certain adjustments. At December 31, 2004, $50,000 was outstanding under this note and accrued interest of $3,575 was due by us. In February 2005, we repaid the $50,000 principal of this note in full and all accrued interest on this note was paid in full to Mr. Geffen in March 2005.

                    In early 2003, we issued a second convertible demand promissory note to David Geffen, to borrow up to an additional $55,000 with the same terms as provided in the December 2002 note with Mr. Geffen, except that the interest rate on the second note is fixed at 8%. At December 31, 2004, $50,000 was outstanding under this note and accrued interest of $2,997 was due. In April 2005, we repaid this note together with all accrued interest in full.

                    In December 2004, Mr. Geffen advanced us $9,000, on a non-interest bearing basis which we repaid in January 2005.

                    On December 22, 2004, we entered into an agreement with Patrick Planche, our president, pursuant to which the we redeemed 77,620 shares of our common stock owned of record by Mr. Planche, in order to allow us to issue shares of our common stock to investors that held subscriptions for shares of our common stock which could not be issued because the we had issued the maximum number of shares of our common stock authorized under its Articles of Incorporation. Under the agreement, Mr. Planche received no consideration for the redemption of his securities. Upon the amendment of the our Articles of Incorporation increasing our authorized but unissued shares of common stock, we agreed to issue 77,620 shares of our common stock to Mr. Planche for no additional consideration. The shares were reissued to Mr. Planche on December 29, 2006.

                    On April 6, 2005 and on December 20, 2005, we entered into an agreement with David Geffen, a director of our Company and a stockholder, pursuant to which we redeemed an aggregate of 16,267,145 shares, of our common stock owned of record by Mr. Geffen, in order to allow us to issue shares of our common stock to investors that held subscriptions for shares of our common stock which could not be issued because we had issued the maximum number of shares of our common stock authorized under our Articles of Incorporation. Under the agreement, Mr. Geffen received no consideration for the redemption of his securities. Upon the amendment of our Articles of Incorporation increasing our authorized but unissued shares of common stock, we agreed to issue 16,267,145 shares of our common stock to Mr. Geffen for no additional consideration. The shares were reissued on December 29, 2006.

                    On April 28, 2005, we issued a warrant to Jeffrey A. Stern, a stockholder of our Company, to purchase 3,600,000 shares of our common stock at an exercise price of $0.12 per share for an aggregate purchase price of $432,000, in exchange for the exercise by Mr. Stern of existing warrants to purchase 3,335,000 shares of our common stock with an aggregate purchase price of $375,000. On August 22, 2005, Mr. Stern exercised warrants to purchase 583,334 shares of our common stock for an aggregate purchase price of $70,000, or $0.12 per share. As of December 31, 2005, these shares remained unissued until we could increase the number of authorized shares of our common stock we could issue. The stockholders approved the increase at a special stockholders meeting held on September 25, 2006. The outstanding shares were issued on December 29, 2006. As of December 31, 2006, warrants for the purchase of 3,016,000 shares of our common stock remained outstanding and unexercised. On April 1, 2007, we issued amended and restated warrants to Mr. Stern, amending the warrants requiring Mr. Stern to give us 61 days notice prior to their exercise by Mr. Stern and to extend their expiration dates from 2008 to 2013 and 2008 to 2014, respectively.

                    On August 23, 2005, January 27, 2006 and May 12, 2006, we entered into an agreement with Francois Planche, a stockholder, former director of our Company and brother of the our president, pursuant to which we redeemed an aggregate of 987,502 shares of our common stock owned of record by Mr. Planche, in order to allow us to issue shares of our common stock to investors that held subscriptions for shares of our common stock which could not be issued because we had issued the maximum number of shares of our common stock authorized under our Articles of Incorporation. Under the agreement, Mr. Planche received no consideration for the redemption of his securities. Upon the amendment of our Articles of Incorporation increasing our authorized but unissued shares of common stock, we agreed to issue 987,502 shares of our common stock to Mr. Geffen for no additional consideration. The shares were reissued on December 29, 2006.

                    As of December 31, 2004, $166,491 was outstanding in connection with an agreement entered into in 2002 with Clairelyse Marini, the mother-in-law of our president pursuant to which Mrs. Marini paid our obligations to Credit Suisse in the amount of $121,914. This agreement provided for the repayment of 2,000 Swiss francs of principal each January 1 and July 1, together with accrued interest on the unpaid balance payable quarterly at the rate of 4.25% per annum. We recorded interest expense with respect to this obligation for 2005 of $4,596. This obligation was denominated in Swiss francs and at each balance sheet date the outstanding debt was translated to U.S. dollars and any required adjustment is recorded in the cumulative translation adjustment account within the equity section of the balance sheet. During the year ended December 31, 2005, our president assumed personal liability for the repayment of this debt in exchange for our agreement to pay the same amount to the our president and the agreement of the president’s mother-in-law to release us from any requirement to repay this obligation, and, accordingly, the balance of the debt, translated into U.S. dollars at December 31, 2005, $149,880 has been included in the amount of “Advances from related parties” on the balance sheet of $114,472 at December 31, 2005.

                    In December 2005, Mr. Jeffrey Stern advanced us $8,500, on a non-interest bearing basis. The advance was repaid June 12, 2006.

                    On June 18, 2007, we issued 12,000,000 shares of our common stock to Patrick Planche, our president and Chief Executive Officer. Of these shares, 5,000,000 shares of our common stock were issued at $0.03 per share in lieu of $150,000 cash owed to Mr. Planche for accrued and unpaid compensation for his employment as our executive officer for the first and second quarters of 2007 and for certain periods prior to January 1, 2007. The remaining 7,000,000 shares of our common stock were issued at $0.03 per share to Mr. Planche to repay $210,000 of certain outstanding loans extended by Mr. Planche to us. $0.03 represents the closing price of our common stock on June 18, 2007.

                    On September 11, 2007, the Company issued 2,000,000 shares of common stock to Jeffrey Stern as Trustee of the Jeffrey Stern Revocable Trust, a stockholder of the Company, valued at $60,000, in payment of a consulting fee in connection with a consulting agreement entered into on September 11, 2007.

DESCRIPTION OF CAPITAL STOCK

Common Stock

                    We are authorized to issue 245,000,000 shares of common stock, $0.001 par value per share, of which 143,142,837 shares were issued and outstanding at November 26 , 2007. The securities being offered hereby are shares of our common stock. All shares of our common stock have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the shares of our common stock could, if they chose to do so, elect all of the our directors. Upon liquidation, dissolution, or winding up of our Company, our assets, after the payment of liabilities, will be distributed pro rata to the holders of the shares of our common stock. The holders of the shares of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares of common stock. All outstanding shares of our common stock are, and those issued pursuant to the SEDA will be, fully paid and non assessable.

Preferred Stock

                    We authorized to issue 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were issued and outstanding as of November 26 , 2007. We may issue shares of preferred stock in one or more series and having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and preferences and redemption rights, as may, from time to time, be determined by our Board of Directors. Shares of preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as our Board of Directors deems appropriate. In the event that we determine to issue any shares of preferred stock, a certificate of designation containing the rights, privileges, and limitations of this series of shares of preferred stock shall be filed with the Secretary of State of the State of Nevada. The effect of this preferred stock designation power is that our Board of Directors alone, subject to Federal securities laws, applicable blue sky laws, and Nevada law, may be able to authorize the issuance of shares of preferred stock which could have the effect of delaying, deferring, or preventing a change in the control of our Company without further action by our stockholders, and may adversely affect the voting and other rights of the holders of the our common stock. The issuance of shares of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of shares of our common stock, including the loss of voting control to others.

Warrants

                    As of November 26 , 2007, we had 6,320,832 warrants outstanding to purchase the same number of shares of our common stock. The warrants are exercisable at an exercise price of $0.12 per share and expire three years after their date of issuance. Through November 26 , 2007, none of the outstanding warrants were exercised.

Options

                    As of November 26 , 2007, we had 20,500,000 options outstanding to purchase the same number of shares of our common stock. The options are exercisable at prices ranging from $0.001 to $0.12 per share and have terms ranging from three to ten years from their date of issuance.

Indemnification Of Directors And Executive Officers And Limitation On Liability

                    As permitted by the Nevada Revised Statutes, our by-laws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney’s fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provide that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our Company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although our stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, our stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

                    We provide director and officer liability insurance and pay all premiums and other costs associated with maintaining such insurance coverage.

Anti-Takeover Effects Of Provisions Of Nevada State Law

                    We may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

                    The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

                    The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell his or her shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

                    If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

                    Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

                    In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

                    The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our Board of Directors.

Anti-Takeover Effects Of Provisions Of Our Articles Of Incorporation

                    Authorized And Unissued Stock. Authorized but unissued shares of our common stock would be available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of our Company that may otherwise be beneficial to our stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors’ desires at that time. A takeover may be beneficial too our stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                    The existence of authorized but unissued and unreserved shares of our preferred stock may enable the Board of Directors at that time to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company’s management.

EXPERTS

                    The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal year ended December 31, 2006 have been audited by Rotenberg Meril Solomon Bertiger & Guttilla, P.C. and for the year ended December 31, 2005 have been audited by Carlin, Charron & Rosen, LLP. The reports of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. and Carlin, Charron & Rosen, LLP included in this Prospectus is in reliance upon the authority of these firms as experts in accounting and auditing. The reports of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. and Carlin, Charron & Rosen, LLP contained elsewhere in this Prospectus contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

                    The validity of the shares offered herein will be opined on for us by Burton Bartlett & Glogovac of Reno, Nevada.

AVAILABLE INFORMATION

                    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and Stockholders of Brightec, Inc.

We have audited the accompanying consolidated balance sheet of Brightec, Inc. and Subsidiary (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive loss and cash flows for the year then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet as of December 31, 2005 and the consolidated statements of operations, changes in stockholders’ deficit and cash flows of the Company for the year then ended were audited by other auditors whose report dated February 16, 2007 on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations, stockholders’ deficiency and working capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey
April 14, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of Advanced Lumitech, Inc.

We have audited the accompanying consolidated balance sheet of Advanced Lumitech, Inc. and subsidiary (the Company) as of December 31, 2005 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Lumitech, Inc. and subsidiary as of December 31, 2005 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company restated its 2005 consolidated financial statements to reflect corrections for (a) the accounting for the redemption of common stock; (b) the classification of subscriptions received for the purchase of the Company’s common stock; (c) the revaluation of certain stock options; (d) the accounting for stock warrants; (e) the recording of financing costs; and (f) the classification of the liability for shares to be issued. These changes resulted in an increase of $30,415 to the net loss for the year ended December 31, 2005 and an increase of $3,181,320 to total stockholders’ deficit as of December 31, 2005.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses, has had negative cash flows from operations, and has a stockholders’ deficit at December 31, 2005. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP

Westborough, Massachusetts
February 16, 2007

BRIGHTEC, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005 (As Restated)

	2006	2005

		(As Restated)

ASSETS
Current assets
Cash	$51,836	$2,445
Accounts receivable	—	3,183
Inventory	98,590	58,105
Prepaid expenses	10,168	8,106
Deferred financing expense	44,369	—

TOTAL CURRENT ASSETS	204,963	71,839

Office and photographic equipment	23,511	23,511
Less accumulated depreciation	(23,511)	(23,511)

	—	—

Interest receivable from related party	—	50,331
Deposit	2,785	—
Note receivable from related party	10,993	250,000

	13,778	300,331

TOTAL ASSETS	$218,741	$372,170

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Line of credit	$650,000	$—
Accounts payable	80,110	234,303
Accrued liabilities (including related party amounts of $0 and $36,667 for 2006 and 2005, respectively	304,548	280,319
Advances due to related parties	—	122,972
Liability for shares to be issued	—	403,000
Warrant liability	—	252,135
Liability for stock subscriptions received	—	375,000
Liability to shareholders for shares redeemed	—	2,554,185

TOTAL CURRENT LIABILITIES	1,034,658	4,221,914

Stockholders’ deficit
Preferred stock	—	—
Common stock	124,699	100,000
Additional paid-in capital	11,923,687	6,627,022
Accumulated deficit	(13,063,247)	(10,772,987)
Accumulated other comprehensive income	198,944	196,221

TOTAL STOCKHOLDERS’ DEFICIT	(815,917)	(3,849,744)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$218,741	$372,170

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005 (As Restated)

	2006	2005

		(As Restated)

Sales	$12,184	$132,458

Cost of sales	5,677	107,714

Gross profit	6,507	24,744

Operating expenses
Research and development	112,164	119,218
Selling and marketing	57,030	50,733
General and administrative (including related party consulting fees of $7,333 and $56,667 for 2006 and 2005, respectively	570,509	564,729
Stock based compensation	1,600,000	—

	2,339,703	734,680

Operating loss	(2,333,196)	(709,936)

Other Income (Expense)
Interest income - related party	11,662	12,625
Financing costs	—	(92,825)
Gain on value of derivative liabilities	72,941	62,410
Interest expense (including related party interest of $2,576 and $8,581 for 2006 and 2005, respectively)	(59,326)	(8,581)
Other	17,659	(37,461)

	42,936	(63,832)

Net loss	(2,290,260)	(773,768)

Accumulated deficit – beginning	(10,772,987)	(9,999,219)

Accumulated deficit – ending	$(13,063,247)	$(10,772,987)

Basic and diluted net loss per share	$(0.02)	$(0.01)

Weighted average number of shares used in computation of basic and diluted net loss per share	100,351,117	100,000,000

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2006 and 2005 (As Restated)

	Common Stock

	Shares	Par Value	APIC	Accumulated Deficit	Other Comprehensive Income	Total

Balance, December 31, 2004 ( As Restated)	100,000,000	$100,000	$7,808,732	$(9,999,219)	$143,465	$(1,947,022)

Redemption of shares from s tockholders	—	—	(2,540,990)	—	—	(2,540,990)
Issuance of stock in connection with subscriptions for 15,310,479 shares of common stock	—	—	1,392,000	—	—	1,392,000
Issuance of stock for various services	—	—	189,000	—	—	189,000
Issuance of private placement stock warrants	—	—	(550,166)	—	—	(550,166)
Exercise of private placement stock warrants	—	—	235,621	—	—	235,621
Exchange of warrants	—	—	92,825	—	—	92,825
Net loss for the year	—	—	—	(773,768)	—	(773,768)
Foreign currency translation adjustment	—	—	—	—	52,756	52,756
Comprehensive loss	—	—	—	—	—	(721,012)

Balance, December 31, 2005 (As Restated)	100,000,000	$100,000	$6,627,022	$(10,772,987)	$196,221	$(3,849,744)

Recognition of value of employee stock options previously issued	—	—	1,600,000	—	—	1,600,000
Issuance of private placement stock warrants	—	—	(193,176)	—	—	(193,176)
Exercise of private placement stock warrants	—	—	5,472	—	—	5,472
Reclassification of warrant liability due to increase in authorized shares	—	—	435,882	—	—	435,882
Redemption of shares from stockholders	—	—	(26,208)	—	—	(26,208)
Issuance of stock in connection with subscriptions for shares of common stock	4,126,668	4,127	490,873	—	—	495,000
Issuance of stock in connection with services rendered by vendors	3,240,000	3,240	420,760	—	—	424,000
Reissuance of stock in connection with stockholder redemptions	17,332,267	17,332	2,563,062	—	—	2,580,394
Net loss	—	—	—	(2,290,260)	—	(2,290,260)
Foreign currency translation adjustment	—	—	—	—	2,723	2,723
Comprehensive loss	—	—	—	—	—	(2,287,537)

Balance, December 31, 2006	124,698,935	$124,699	$11,923,687	$(13,063,247)	$198,944	$(815,917)

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2006 and 2005 (As Restated)

	2006	2005

		(As Restated)

Cash flows from operating activities
Net loss	$(2,290,260)	$(773,768)
Adjustments to reconcile net loss to net cash used for operating activities:
Accrued interest on note receivable - related party	(11,662)	(11,581)
Foreign exchange loss	—	(13,182)
Gain on value of derivative liabilities	(72,941)	(62,410)
Financing costs	—	92,825
Amortization of deferred financing costs	62,116	—
Stock based employee compensation	1,600,000	—
Stock based general and administrative transactions	21,000	65,000
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	3,183	(3,183)
Inventory	(40,485)	(26,757)
Prepaid expenses	(2,062)	(8,106)
Deposits	(2,785)	—
Increase (decrease) in:
Accounts payable	(154,193)	(95,500)
Accrued liabilities	24,229	77,100

Net cash used for operating activities	(863,860)	(759,562)

Cash flows from investing activities
Repayment of related party note and interest receivable	301,000	—

Cash flows from financing activities
Advances from line of credit	650,000	—
Principal payments on long-term debt	—	(3,430)
Principal payments on note payable - related party	—	(100,000)
Repayment of advances from related party	(122,972)	(108,629)
Payment of deferred financing costs	(37,500)	—
Cash received for sale of common stock, exercise of warrants and stock subscribed	120,000	917,000

Net cash provided by financing activities	609,528	704,941

Effects of changes in foreign exchange rates	2,723	52,756

Net increase (decrease) in cash	49,391	(1,865)
Cash – beginning	2,445	4,310

Cash – ending	$51,836	$2,445

Supplemental disclosures of cash flows information

Cash paid during the year for interest	$48,132	$13,412

See NOTE 16 for supplemental non-cash activities.

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 1 - NATURE OF OPERATIONS AND LIQUIDITY AND MANAGEMENT’S PLANS

Brightec, Inc. (formerly Advanced Lumitech, Inc.) (“Brightec” or the “Company”) develops and markets luminescent films incorporating luminescent or phosphorescent pigments (the “Luminescent Product”). These pigments absorb and remit visible light producing a “glow” which accounts for the terminology “glow in the dark.” The Company’s Luminescent Product is sold primarily as a printable luminescent film designed to add luminescence to existing or new products. The Company uses third parties for manufacturing, and markets and sells graphic quality printable luminescent films. These films are based on the Company’s proprietary and patented technology, which enables prints to be of photographic quality by day and luminescent under low light or night conditions. The Company expects that its Luminescent Product will be available for sale in a number of versions appropriate for commonly used commercial and personal printing technology, including offset printing, laser inkjet printing, plus a variety of “print on demand” digital technologies. The Company offers its products in sheets and rolls.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue to operate as a going concern, including the realization of its assets and settlement of its liabilities at their carrying values in the ordinary course of business for the foreseeable future. However, substantial doubt about the Company’s ability to continue as a going concern has been raised because the Company has experienced significant operating losses and negative cash flows from operations since inception. The Company has sustained cumulative losses of approximately $13.1 million through December 31, 2006 and has a working capital deficit of approximately $830,000 at that date. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

The ability of the Company to continue to operate as a going concern is primarily dependent upon the ability of the Company to generate the necessary financing to effectively produce and market Brightec’s products at competitive prices, to establish profitable operations and to generate positive operating cash flows. On March 30, 2007, the Company entered into a SEDA with YA Global (“YA Global”) pursuant to which the Company may, at its discretion, periodically sell to YA Global shares of its $0.001 par value common stock, for a total purchase price of up to $10 million dollars. See NOTE 15 - SUBSEQUENT EVENTS. In addition, the Company’s president has advanced $225,000 through April 14, 2007. See NOTE 3 - RELATED PARTY TRANSACTIONS.

Management believes that it will continue to be successful in generating the necessary financing to fund the Company’s operations through the 2007 calendar year.

Restatement of 2005 Consolidated Financial Statements

On March 3, 2007, the Company restated its Annual Report on Form 10-KSB for the period December 31, 2005 for the following matters:

A. Subsequent to the original issuance of the Company’s December 31, 2004 consolidated financial statements, and based upon a further evaluation of the factors utilized in determining the accounting and presentation of a December 2004 redemption of certain stockholder’s common stock to permit the Company to issue a like number of shares to other investors that held subscriptions for shares of common stock, the Company determined that the redemption, and subsequent redemptions, should have been recognized as liabilities; not as components of stockholders’ deficit. As a result, in 2004, the Company recognized the liability of $13,195 and reduced additional paid-in capital by $13,195. During 2005, the Company redeemed an additional 16,850,479 shares initially valued at $2,540,990. The Company recognized the liability of $2,540,990 and reduced additional paid-in capital by $2,540,990. See NOTE 10 - LIABILITY TO STOCKHOLDERS FOR SHARES REDEEMED.

B. The Company determined that subscriptions received for the purchase of the Company’s common stock totaling $375,000, were improperly classified as a component of stockholders’ deficit and should have been recognized as a liability. See NOTE 9 - LIABILITY FOR STOCK SUBSCRIPTIONS RECEIVED.

C. The Company revalued certain options issued in 2004 to a former consultant in satisfaction of claims made against the Company. The Company has now determined that the measurement date and volatility factor used to value the options

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 1 - NATURE OF OPERATIONS AND LIQUIDITY AND MANAGEMENT’S PLANS (continued)

Restatement of 2005 Consolidated Financial Statements (continued)

under the Black/Scholes method were incorrect. In 2004, the revaluation resulted in an increase in additional paid-in capital of $90,524 and an increase in non-cash consulting expense of $90,524. In 2005, the revaluation resulted in an increase in the amount of additional paid-in capital and accumulated deficit of $90,524.

D. The Company determined that warrants issued in 2005 for the purchase of the Company common stock, originally classified as a component of stockholders’ deficit, should have been recognized as a liability. During the year ended December 31, 2005, the Company issued warrants initially valued at $550,166 and warrants valued at $235,621 were exercised. The Company is required to revalue this liability at the end of every reporting period. Accordingly, the Company recognized a gain on value of derivative liabilities of $62,410 for the year ended December 31, 2005. See NOTE 8 - WARRANT LIABILITY.

E. In April 2005, the Company issued to a stockholder a stock warrant for 3,600,000 shares of common stock as an inducement to exercise other stock warrants for 3,335,000 shares of common stock with an aggregate exercise price of $375,000. The new warrants issued were not valued or recorded. The value of the new warrants was $467,825. As the value of the new warrants was in excess of the amount received from the exercise of the older warrants, the value of the new warrants was first applied to additional paid-in capital with the difference of $92,825 being charged as financing costs. See NOTE 8 - WARRANT LIABILITY and NOTE 9 - LIABILITY FOR STOCK SUBSCRIPTIONS RECEIVED.

F. The Company determined that the liability for shares to be issued to various vendors and creditors was improperly classified as a long-term liability and should have been classified as short-term. The liability represents amounts due to vendors for their respective services used in the ordinary course of business and such vendors could demand payment at any time. The reclassification had no effect on the net loss or stockholders’ deficit as of and for the year ended December 31, 2004. See NOTE 7 - LIABILITY FOR SHARES TO BE ISSUED.

The result of these restatements was to increase the net loss of the Company for the year ended December 31, 2005 by $30,415 (less than $0.01 per share) and to increase stockholders’ deficit at December 31, 2005 by $3,181,320.

Corporate Name and Trading Symbol Change

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders approved changing the name of the Company from Advanced Lumitech, Inc., to Brightec, Inc. In addition, effective November 13, 2006, the Company’s stock trading symbol changed from “ADLU” to “BRTE.”

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation Policy

The accompanying consolidated financial statements include the accounts of Brightec, Inc. and its wholly owned subsidiary, Brightec SA. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and contingencies at the date of the financial statements. Actual results could differ from those estimates.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts and Note Receivable

Accounts receivable and note receivable are recorded net of allowances for doubtful accounts based on management’s analysis of the collectibility of the balance. At December 31, 2006 and 2005, management believes no allowance is necessary.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method and the value of the inventory is adjusted for estimated obsolescence. At December 31, 2006, inventory consists of approximately $18,200 of raw materials, $54,600 of work in process and $25,800 of finished goods. At December 31, 2005, inventory consists of approximately $20,500 of raw materials, $36,000 of work in process and $1,600 of finished goods.

Revenue Recognition

The Company recognizes revenue upon product shipment or when title passes and when collection from the customer is probable.

Concentrations of Credit Risk

The Company places its available cash with a high quality financial institution in amounts, which occasionally exceed current federal deposit insurance limits. Senior management continuously reviews this institution for financial stability.

In both 2006 and 2005, a limited number of customers accounted for all of the Company’s revenues. The Company performs ongoing credit evaluations of its customers and generally does not require advance payments or collateral.

Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, note and interest receivable and debt obligations. The estimated fair value of these financial instruments approximates their carrying value at December 31, 2006 and 2005. The estimated fair values have been determined through information obtained from market sources and management estimates. The Company does not have any derivative or other financial instruments.

Foreign Currency

The functional currency of the Company is the U.S. dollar, with the Swiss franc being the functional currency of Brightec SA. Foreign currency denominated assets and liabilities are translated into U.S. dollar equivalents based on exchange rates prevailing at the end of each period. Revenues and expenses are translated at average exchange rates during the period. Aggregate foreign exchange gains and losses arising from the translation of foreign currency denominated assets and liabilities are included as a component of comprehensive loss. Foreign exchange gains and losses arising from operating activities are included in the current year net loss.

Comprehensive Income (Loss)

Comprehensive income (loss) is the total of (1) net income (loss) plus (2) all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income (loss). An analysis of changes in the components of accumulated other comprehensive income is presented in NOTE 12 - OTHER COMPREHENSIVE INCOME.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative instruments

In connection with the issuances of equity instruments or debt, the Company may issue options or warrants to purchase common stock. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity. In addition, the equity instrument or debt may contain embedded derivative instruments, such as conversion options or listing requirements, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative liability instrument. The Company accounts for derivative liability instruments under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

Recent Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 amends SFAS No 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to continued eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the financial position or results of operations of the Company.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect the adoption of this pronouncement to have a material effect on the financial position or results of operations of the Company.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurement. The implementation of this guidance is not expected to have any impact on the Company’s consolidated financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements: (1) a brief description of the provisions of this Statement; (2) the date that adoption is required and (3) the date the employer plans to adopt the recognition provisions of this Statement, if earlier. The Company does not expect the adoption of this pronouncement to have a material effect on the financial position or results of operations of the Company.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on the consideration of effects of the prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 was effective for the first annual period ending after November 15, 2006 with early application encouraged. The Company adopted the provisions of SAB 108 on December 31, 2006 and the impact of adoption was not material to its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure eligible financial instruments at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings. The decision to elect the fair value options is determined on an instrument by instrument basis, it should be applied to an entire instrument, and it is irrevocable. Assets and liabilities measured at fair value pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using another measurement attributes. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company is currently analyzing the potential impact of adoption of SFAS No. 159 to its consolidated financial statements.

Income Taxes

Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is applied against net deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred assets will not be realized.

Research and Development

The cost of research and development is charged to expense as incurred. Development expenses include the cost to register and maintain patents.

Earnings Per Share

The Company computes earnings or loss per share in accordance with SFAS No. 128.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings Per Share (continued)

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock, only in the periods in which the effect is dilutive. The following securities have been excluded from the calculation of net income per share, as their effect would be anti-dilutive or their issuance prices were in excess of the average market price for the period:

	2006	2005

		(As Restated)

Warrants (weighted average)	6,083,680	2,226,803

Convertible line of credit (weighted average)	2,423,516	—

Stock options (weighted average)	10,277,979	4,921,244

Stock Option Plans

The Company accounts for stock option awards granted to officers, directors and employees under the recognition and measurement principles of SFAS No. 123(R), Share Based Payment, effective January 1, 2006, utilizing the “modified prospective” method as described in SFAS No. 123(R). In the “modified prospective” method, compensation cost is recognized for all share-based payments granted after the effective date and for all unvested awards granted prior to the effective date. In accordance with SFAS No. 123(R), prior period amounts were not restated. SFAS No. 123(R) also requires the tax benefits associated with these share-based payments to be classified as financing activities in the Statement of Cash Flows, rather than operating cash flows as required under previous regulations. There was no effect to the Company’s financial position or results of operations as a result of the adoption of this Standard.

Prior to January 1, 2006, the Company accounted for stock based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. See NOTE 11 - CAPITAL STOCK - Stock Options.

Foreign Operations

There were no revenues generated from operating assets in the Company’s foreign operations. Operating expenses include foreign expenses of approximately $47,600 and $36,700 in 2006 and 2005, respectively.

NOTE 3 - RELATED PARTY TRANSACTIONS

Notes Receivable Due from Related Party and Advances Due to Related Parties

As of December 31, 2006 and 2005, a note was receivable from the Company’s president, who is also a director and stockholder. This loan is due not later than December 31, 2011, bears interest at 5.05% and is full-recourse. Interest on the loan is accrued quarterly and due annually. As of December 31, 2006 and 2005, interest receivable amounted to $0 and $50,331, respectively. As of December 31, 2006 and 2005, the note receivable balance was $10,993 and $250,000 respectively. The Company recognized interest income of $11,662 and $12,625 in the years ended December 31, 2006 and 2005, respectively.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 3 – RELATED PARTY TRANSACTIONS (continued)

Notes Receivable Due from Related Party and Advances Due to Related Parties (continued)

At December 31, 2006 and 2005, the Company owed the president $0 and $114,472, respectively, in connection with loans made by him to the Company during 2006 and 2005. All such loans bear interest at the Internal Revenue Service short term “Applicable Federal Rate” (4.86% and 4.25% at December 31, 2006 and 2005, respectively). Interest expense incurred amounted to $2,576 and $1,759, respectively.

Through April 14, 2007, the Company’s president had made loans to the Company in the amount of $225,000 under the same terms previously described.

The Company offsets the amount of interest expense recognized on outstanding cash advances due against the amount of interest income recognized on the outstanding note receivable. During the year ended December 31, 2006, all current and accrued interest on the note receivable was paid in full.

In addition to the amounts described above, certain stockholders and related parties made unsecured, non-interest bearing cash advances to the Company, without specific repayment terms. As of December 31, 2005, one stockholder made a cash advance of $8,500. During the year ended December 31, 2006, other stockholders and related parties made cash advances of $83,700. As of December 31, 2006, the entire amount of outstanding cash advances due to these shareholders and related parties was paid in full. Interest expense on these loans amounted to $0 and $6,822 for the years ended December 31, 2006 and 2005, respectively.

Transactions with Affiliated Companies and Persons

In 2006 and 2005, Company incurred consulting fees in the amount of $7,333 and $56,667, respectively, for consulting services provided by one of the Company’s directors and stockholder. At December 31, 2006 and 2005, accrued expenses included $0 and $36,667, respectively, due to this individual.

Other

At December 31, 2004, $20,000 was owed to a Netherlands company, whose principal stockholder is a stockholder of the Company. The Company and the Netherlands company entered into an agreement in April 2005 to settle this obligation by the issuance of 100,000 shares of the Company’s Common Stock, valued at $20,000, or $0.20 per share. Other related party debt and liabilities are described in NOTES 5, 7 and 8.

Redemption of related party shares is described in NOTE 10.

NOTE 4 - DEFERRED FINANCING EXPENSES

In connection with the Loan and Security Agreement (the “Loan and Security Agreement”) entered into on June 8, 2006 between the Company and Ross/Fialkow Capital Partners, LLC, Trustee of Brightec Capital Trust (“Ross/Fialkow”) (see NOTE 11 - LINE OF CREDIT), the Company agreed to pay a commitment fee of $37,500 to Ross/Fialkow and issued a warrant to Ross/Fialkow to purchase 1,500,000 shares of common stock at an exercise price of $0.12 per share. The warrant was valued at $68,985 using the Black/Scholes method of valuing options and warrants. These amounts are being amortized over the term of the Loan and Security Agreement (twelve months). As of December 31, 2006, the balance of deferred financing expense consisted of the following:

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 4 –DEFERRED FINANCING EXPENSES (continued)

Commitment fee	$37,500
Value of warrants issued	68,985
Less: accumulated amortization	(62,116)

$44,369

NOTE 5 - ACCRUED LIABILITIES

At December 31, 2006 and 2005, accrued liabilities consist of the following:

	2006	2005

		(As Restated)

Executive officer compensation	$187,500	$112,500
Professional fees	42,464	97,639
Employee compensation	30,000	30,000
Payroll and other taxes	22,076	2,979
Consulting fees and other (including related party fees of $0 and $36,667 for 2006 and 2005, respectively	11,314	37,201
Interest	11,194	—

	$304,548	$280,319

NOTE 6 - LINE OF CREDIT

On June 8, 2006, the Company entered into the Loan and Security Agreement with Ross/Fialkow, in the amount of $750,000. The significant terms of the agreement are as follows:

1.	Convertible note: Principal amount of $750,000

2.

Due date: June 8, 2007, subject to acceleration upon an Event of Default (as defined in the Loan Agreement) at the discretion of Ross/Fialkow. The due date was extended to July 15, 2007 (see discussion below).

3.	Interest rate: 20% per year.

4.	Interest payments dates: Due monthly commencing July 8, 2006.

5.	Commitment fee paid to Ross: $37,500.

6.

Conversion right: The principal amount of the loan plus accrued but unpaid interest, if any, is convertible at any time prior to payment, at the election of Ross/Fialkow, into the Company’s common stock at the rate of $0.12 per share. If the full principal amount of the loan were advanced and converted, the number of shares of common stock to be issued upon conversion would be 6,250,000 (such shares, the “Conversion Shares”). The Conversion Shares carry piggy-back registration rights.

7.

Warrant: A common stock purchase warrant (the “Warrant”) has been issued to Ross/Fialkow to purchase up to 1,500,000 shares (the “Warrant Shares”) of the Company’s common stock at an exercise price of $0.12 per share, expiring on May 31, 2009. The Warrant Shares carry piggy-back registration rights.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 6 – LINE OF CREDIT (continued)

8.

Collateral and other security: All assets of the Company have been pledged, including the assets of the Company’s wholly owned subsidiary, Brightec S.A., a Swiss corporation (the “Subsidiary”), and a pledge of the capital stock of the Subsidiary; the Subsidiary has fully guaranteed the payment and performance of the Agreement, the Convertible Note and the Warrant.

9.

Representations and covenants: The Pledge and Security Agreement contains customary representations of the Company as borrower, including a prohibition on the payment of dividends or other distributions on the Company’s common stock.

10.

Registration of shares: The Company is required to file a registration statement on Form S-1 with respect to all common stock as to which the Company has obligations to deliver to Ross/Fialkow by December 31, 2006. The date was extended to July 15, 2007 (see discussion below).

11.

Events of Default: The Pledge and Security Agreement and the Convertible Note contain customary Events of Default which, if not waived by Ross/Fialkow, would entitle Ross/Fialkow to accelerate the due date of the Note. The Events of Default include, among other things, a change in the condition or affairs (financial or otherwise) of the Company which in the reasonable opinion of Ross/Fialkow, materially impairs Ross/Fialkow’s security or materially increases Ross/Fialkow’s risk.

At December 31, 2006, the Company was not in compliance with the terms of the agreement as it did not file a registration statement on Form S-1 by December 31, 2006. On March 15, 2007, the Loan and Security Agreement was amended as follows:

1.	The due date of the agreement was extended to July 15, 2007.

2.	The date by which the Company was required to file a registration statement on Form S-1 was extended to July 15, 2 007.

As of December 31, 2006, the outstanding balance of the line of credit was $650,000. Interest expense amounted to $56,750 for the year ended December 31, 2006.

NOTE 7 - LIABILITY FOR SHARES TO BE ISSUED

Liability for shares to be issued represents commitments to issue shares of common stock in exchange for services provided or the settlement of debt. Such shares were issued on December 29, 2006.

As of December 31, 2004, 3,210,000 shares with an aggregate value of $467,000 were committed but unissued.

During the first quarter of 2005, the Company agreed to issue 120,000 shares of common stock valued at $0.25 per share in exchange for public relations services received with an aggregate value of $30,000.

On April 6, 2005, the following transactions occurred:

Pursuant to an agreement reached in 2002, the Company issued 90,000 shares of common stock valued at $0.10 per share in satisfaction of outstanding liabilities for consulting services valued at $9,000.

Pursuant to an agreement reached in 2003, the Company issued 50,000 shares of common stock valued at $0.10 per share in satisfaction of outstanding liabilities for commissions payable valued at $5,000.

Pursuant to an agreement reached in 2003, the Company issued 400,000 shares of common stock valued at $0.25 per share in satisfaction of outstanding liabilities for commissions payable valued at $100,000.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 7 - LIABILITY FOR SHARES TO BE ISSUED (continued)

Pursuant to an agreement reached in 2004, the Company issued 1,000,000 shares of common stock valued at $0.075 per share in satisfaction of outstanding liabilities for consulting services valued at $75,000.

On April 20, 2005, the Company agreed to issue 100,000 shares of common stock valued at $0.20 per share in satisfaction of outstanding liabilities of $20,000.

On August 22, 2005, the Company agreed to issue 1,000,000 shares of common stock valued at $0.075 per share in exchange for consulting services valued at $75,000.

As a result of the above transactions, 2,890,000 shares with an aggregate value of $403,000 are committed but unissued as of December 31, 2005.

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders voted to increase the number of authorized shares of the Company’s common stock from 100 million shares to 245 million shares. As a result of the increase, on December 29, 2006, the Company issued all of the committed shares of common stock in satisfaction of agreements made to settle amounts due for services rendered and the settlement of debt.

As discussed in N OTE 1, the Company determined that the liability for shares to be issued to various vendors and creditors, as of December 31, 2005, was improperly classified as a long-term liability and should have been classified as short-term. The liability represented amounts due to vendors for their respective services used in the ordinary course of business and such vendors could have demand payment at any time. The reclassification had no effect on the net loss or stockholders’ deficit as of and for the year ended December 31, 2005.

NOTE 8 - WARRANT LIABILITY

During 2005, warrants initially valued at $550,166 were issued and warrants valued at $235,621 were exercised. As the Company had already issued all of its shares of authorized common stock, the value of the warrants had to be recognized as a liability pursuant to EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. The Company was required to revalue the warrants at the end of each reporting period with the change in value reported on the statement of operations as “Gain (Loss) on Value of Derivative Liabilities” in the period in which the change occurred. As of December 31, 2005, the value of the remaining balance of outstanding warrants was $252,135. For the year ended December 31, 2005, the Company recognized a gain on derivative liabilities of $62,410.

The fair value of these warrants was estimated at the date of grant using the Black/Scholes option pricing model with the following assumptions for the year ended December 31, 2005: risk-free interest rate of 4.08%; no dividend yield; an expected life of the options of 28 months; and a volatility factor of 319.3%.

During 2006, warrants initially valued at $262,160 were issued and warrants valued at $5,472 were exercised. The Company was required to revalue the warrants at the end of each reporting period with the change in value reported on the statement of operations as “Gain (Loss) on Value of Derivative Liabilities” in the period in which the change occurred. For the year ended December 31, 2006, the Company recognized a gain on derivative liabilities of $72,941.

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders voted to increase the number of authorized shares of common stock from 100 million to 245 million. This resulted in the elimination of the requirement to classify the value of the warrants as a liability. From the date of the various issuances through September 25, 2006, the Company valued the warrants at the end of each reporting period. On September 25, 2006, the fair value of the warrants of $435,882 was reclassified to additional paid-in capital.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 8 – WARRANT LIABILITY (continued)

The fair value of the warrants was estimated at the date of grant using the Black/Scholes option pricing model with the following assumptions: risk-free interest rate of 4.59% to 5.01%; no dividend yield; an expected life of the warrants, equal to the full term of the warrants, ranging from 6 months to 32 months; and a volatility factor of 154.8% to 178.0%.

NOTE 9 - LIABILITY FOR STOCK SUBSCRIPTIONS RECEIVED

Liability for stock subscribed represents amounts received for the purchase of the common stock for which the respective shares remain unissued as of December 31, 2005.

As of December 31, 2004, the Company had outstanding liabilities for stock subscriptions received of $850,000 for the purchase of 10,107,145 shares of the Company’s common stock.

During the period ending March 31, 2005, the Company received an additional $412,000 to purchase 4,120,000 shares of common stock.

On April 6, 2005, the Company issued the total amount of subscribed shares outstanding as of December 31, 2004, with an aggregate purchase price of $850,000.

On various dates in 2005, the Company sold 5,203,334 shares of common stock, with an aggregate cost of $542,000. On April 6, 2005, all of the shares sold were issued.

In April 2005, the Company issued to a stockholder a stock warrant for 3,600,000 shares of common stock as an inducement to exercise other stock warrants for 3,335,000 shares of common stock with an aggregate exercise price of $375,000. The value of the new warrants was $467,825. As the value of the new warrants was in excess of the amount received from the exercise of the older warrants, the value of the new warrants was first applied to additional paid in capital with the difference of $92,825 being charged as financing costs.

As a result of the above transactions in 2005, 3,335,000 shares of common stock with an aggregate purchase price of $375,000 were subscribed but remained unissued as of December 31, 2005.

On various dates during 2006, the Company received an additional $120,000 to purchase 1,000,002 shares of common stock. On May 12, 2006, as a result of one of the Company’s shareholders allowing the Company to redeem 208,334 shares his common stock on the same date, the Company issued 208,334 shares of common stock, with an aggregate purchase price of $25,000.

As discussed in NOTE 1 , the Company has determined that subscriptions received for the purchase of the Company’s common stock should have been classified as a liability. When the Company received the stock subscriptions, it had already issued all of its common shares authorized under its charter. When a contract (the subscription agreement) is to be settled in shares of stock and the share settlement is not within the control of the Company as a result of the Company requiring stockholder approval to increase the number of authorized shares in order to settle the contract, liability classification is required.

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders voted to increase the number of authorized shares of common stock from 100 million to 245 million. As a result, on December 29, 2006, the Company issued 4,335,002 with an aggregate purchase price of $470,000. As of December 31, 2006, there were no stock subscriptions for which shares remained unissued.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 10 - LIABILITY TO STOCKHOLDERS FOR SHARES REDEEMED

In December 2004, the Company’s president agreed to allow the Company to redeem 77,620 shares of his common stock in order to allow the Company to fulfill its obligations to certain consultants and investors. This was as a result of the Company having already issued all of its shares of authorized common stock. The agreement states that the Company will reissue to its president/stockholder the same number of shares redeemed as soon as is reasonable practical and that the president/stockholder will receive no additional compensation beyond the re-issuance of the number of shares of common stock redeemed. On the date of the redemption, the value of the shares of common stock redeemed was $13,195.

During 2005, another stockholder and a former director of the Company, entered into a similar agreements, allowing the Company to redeem a total of 16,850,479 shares of their respective common stock, valued at $2,540,990.

As of December 31, 2005, the liability representing the Company’s obligation to its stockholders for the common stock shares redeemed was $2,554,185.

On January 27, 2006 and May 12, 2006, the former director and shareholder of the Company agreed to allow the Company to redeem an aggregate of 404,168 shares of common stock valued at $26,208, in order to allow the Company to fulfill its obligations to certain investors holding subscriptions for the purchase of the Company’s common stock.

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders voted to increase the number of authorized shares of common stock from 100 million to 245 million. As a result, on December 29, 2006, the Company issued 17,332,267 shares of common stock in satisfaction of its liability to its stockholders for shares redeemed of $2,580,393. As of December 31, 2006, there were no common stock redemptions for which shares remained unissued.

NOTE 11 - CAPITAL STOCK

Number of Shares Authorized

Under the Company’s charter, 100,000,000 shares of $0.001 par value common stock were authorized as of December 31, 2005. On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders approved the increase in the Company’s authorized common stock from 100 million to 245 million shares and to authorize 5,000,000 shares of $0.001 par value “blank check” preferred stock.

As of December 31, 2006 and 2005, 124,698,935 and 100,000,000 shares of common stock, respectively, are issued and outstanding. As of December 31, 2005, the Company was committed to issue an additional 23,153,099 shares of its common stock which were issued on December 29, 2006. There are no shares of preferred stock issued and outstanding.

Preferred stock

As described above, the stockholders voted to authorize 5 million shares of “blank check” preferred stock. The terms, rights and features of the preferred stock will be determined by the Board of Directors upon issuance. Subject to the provisions of the Company’s certificate of amendment to the articles of incorporation and the limitations prescribed by law, the Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 11 – CAPITAL STOCK (continued)

Issuances of Common Stock

On April 6, 2005, the following issuances of common stock occurred:

5,357,145 shares of common stock were issued to a stock subscriber, in connection with stock subscriptions received on October 3, 2003, November 5, 2003 and November 24, 2003.

1,000,000 shares of common stock were issued to a stock subscriber, in connection with a stock subscription received on November 30, 2003.

250,000 shares of common stock were issued to a stock subscriber, in connection with a stock subscription received on December 10, 2003.

4,120,000 shares of common stock were issued to various stock subscribers, in connection with various stock subscriptions received during the first quarter of 2005 and 3,500,000 shares were issued in connection with the exercise of a warrant during the first quarter of 2004.

On August 23, 2005, 583,334 shares of common stock were issued to a stock subscriber, in connection with a stock subscription received on August 22, 2005.

On December 21, 2005, 500,000 shares of common stock were issued to a stock subscriber, in connection with a stock subscription received on August 30, 2005.

On May 12, 2006, 208,334 shares of common stock were issued to a stock subscriber, in connection with a stock subscription received on May 12, 2006.

On November 15, 2006, 1,790,000 shares of common stock were issued to various vendors and creditors in connection with various agreements entered into on various dates in 2003, 2004 and 2005, for the satisfaction of operating liabilities and debt.

On December 29, 2006, the following issuances of common stock occurred:

1,100,000 shares of common stock were issued to various vendors and creditors, in connection with various agreements entered into on various dates in 2003, 2004 and 2005, for the satisfaction of operating liabilities and debt.

4,126,668 shares of common stock were issued to various stock subscribes, in connection with various stock subscriptions received in 2005 and 2006.

17,332,267 shares of common stock were issued to various stockholders, officers, directors and former directors, in connection with various redemption agreements entered into during 2004, 2005 and 2006.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 11 – CAPITAL STOCK (continued)

Stock Options

1999 Stock Option Plan

The Company’s 1999 stock option/stock issuance plan (the 1999 Plan) provided for the grant by the Company of options, awards or rights to purchase up to 5,000,000 shares of the Company’s common stock, which generally vested over a five-year period and terminated ten years from the date of grant. These options were not transferable, except by will or domestic relations order. There were no options granted, exercised or cancelled under the 1999 Plan during the years ended December 31, 2006 and 2005. Accordingly, the pro forma disclosures required by SFAS 123 (R) for 2005 have not been presented. With the approval of the 2006 Stock Incentive Plan (see below), the 1999 Plan has been frozen such that no further awards will be made and any shares of common stock reserved for grant under the 1999 Plan will be released from reserve.

2006 Stock Incentive Plan

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders approved the creation of the 2006 Stock Incentive Plan (the “2006 Plan”). An aggregate of 50 million shares of common stock are reserved for issuance and available for awards under the 2006 Plan.

Awards under the 2006 Plan may include non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted shares of common stock, restricted units and performance awards. For a complete description of the Plan, see the Company’s Definitive Proxy Statement filed with the SEC on July 26, 2006. The 2006 Plan became effective on September 25, 2006.

Issuances of Stock Options

In the second quarter of 2005, the Company’s Board of Directors granted options to employees and/or directors to purchase 20,000,000 shares of common stock at an exercise price of $0.12 per share, to be fully vested as of April 28, 2005 and exercisable for a period of ten years. For accounting purposes, these options were not deemed granted because the Company did not have a sufficient number of shares of authorized common stock available to issue upon the exercise of any of the options.

As previously discussed, on September 25, 2006, at a special meeting of the Company stockholders, the stockholders approved an increase in the amount of the Company’s authorized shares of common stock from 100 million to 245 million. Since the required approval has been obtained from the stockholders, the Company has recognized $1,600,000 of stock based compensation for the year ended December 31, 2006. The fair value of these options was determined using the Black/Scholes option pricing model with the following assumptions: risk-free interest rate of 4.19%; no dividend yield; an expected life of the options of 103 months; and a volatility factor of 352%.

On June 27, 2005, the Company’s Board of Directors approved the granting of another non-qualified stock option to a consultant to purchase 500,000 shares of the Company’s Common Stock at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change of control of the Company.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 11 – CAPITAL STOCK (continued)

Stock Options (continued)

Option activity for 2006 and 2005 is summarized as follows:

	Total	Weighted Average Price

Options outstanding, January 1, 2005	4,462,911	$0.100
Granted	20,500,000	0.117
Exercised	—	—
Forfeited	—	—

Options outstanding, December 31, 2005	24,962,911	$0.114
Granted	—	—
Exercised	—	—
Forfeited	—	—

Options outstanding, December 31, 2006	24,962,911	$0.114

Shares of common stock available for future grant under the plans	25,037,089

Warrants

On April 28, 2005 the Company issued to a stockholder a stock warrant for 3,600,000 shares of common stock as an inducement to exercise other stock warrants for 3,335,000 shares of common stock with an aggregate exercise price of $375,000. The value of the new warrants was $467,825. As the value of the new warrants was in excess of the amount received from the exercise of the older warrants, the value of the new warrants was first applied to additional paid-in capital with the difference of $92,825 being charged as financing costs.

A summary of the warrants outstanding at December 31, 2006 is as follows:

Warrants	Exercise Price	Expiration Date

416,667	$0.12	March 18, 2007
2,820,832	$0.12	April 27, 2008
2,000,000	$0.12	January 26, 2009
1,500,000	$0.12	May 31, 2009
6,737,499

NOTE 12 - OTHER COMPREHENSIVE INCOME

For the year ended December 31, 2006, other comprehensive income is comprised of the following:

Foreign currency translation adjustment
Accounts payable		$2,723
	Net foreign currency translation adjustment	2,723

Other comprehensive income		$2,723

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 12 - OTHER COMPREHENSIVE INCOME (continued)

For the year ended December 31, 2005, other comprehensive income is comprised of the following:

Foreign currency translation adjustment
Accounts payable		$1,984
Long-term debt		13,182
Reclassification adjustment		37,590

	Net foreign currency translation adjustment	52,756

Other comprehensive income		$52,756

NOTE 13 - INCOME TAXES

The Company has not calculated the tax benefits of its net operating losses as of December 31, 2006 and 2005 since it does not have the required information.

The Company has not filed its federal and state returns for 2006, 2005, 2004, 2003, 2002 and 2000. The tax return filed for 2001 will need to be amended, if permitted by statute. For financial statement purposes, as of December 31, 2006, the Company has cumulative book losses in the United States of approximately $10,672,000 and in Switzerland of approximately 2,599,000 Swiss francs.

Utilization of net operating loss and tax credit carryforwards in the United States, when determined, may be subject to substantial annual limitations provided by the Internal Revenue Code of 1986, as amended. The annual limitation may result in the expiration of net operating losses and tax credit carryforwards before full utilization. An Internal Revenue Code Section 382 loss carryforward limitation may apply to the portion of the loss incurred prior to the recapitalization by the sale of the Company’s common stock in 2002.

Due to the uncertainty over the Company’s ability to utilize these operating losses, any deferred tax assets, when determined, would be fully offset by a valuation allowance.

NOTE 14 - COMMITMENTS

The Company rents office space as a tenant-at-will. Rent expense was $24,809 and $24,031 in 2006 and 2005, respectively.

NOTE 15 - SUBSEQUENT EVENTS

On March 30, 2007 (the “Closing Date”), the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with YA Global (“YA Global”) pursuant to which the Company may, at its discretion, periodically sell to YA Global shares of its $0.001 par value common stock, (the “Common Stock”) for a total purchase price of up to ten million dollars ($10,000,000). For each share of Common Stock purchased under the SEDA, YA Global will pay to the Company ninety-six percent (96%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Common Stock during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA), subject to any reduction pursuant to the terms therein. On the Closing Date, the Company paid to YA Global a non-refundable due diligence fee equal to five thousand dollars ($5,000) and issued four million (4,000,000) shares of common stock (“Commitment Shares”) to YA Global as a commitment fee, of which two million (2,000,000) Commitment Shares will have demand registration rights and two million (2,000,000) Commitment Shares will have “piggy-back” registration rights.

BRIGHTEC, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2006 and 2005 (As Restated)

NOTE 15 - SUBSEQUENT EVENTS (continued)

YA Global will retain five percent (5%) of each advance under the SEDA. The Company has paid to Yorkville Advisors, LLC (“Yorkville”) a structuring fee equal to fifteen thousand dollars ($15,000) on the Closing Date and shall pay five hundred dollars ($500) to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). YA Global’s obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including, without limitation: (a) the Company obtaining an effective registration statement for shares of its Common Stock sold under the SEDA pursuant to that certain Registration Rights Agreement, dated as of the Closing Date, by and between the Company and YA Global and (b) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than three hundred thousand dollars ($300,000).

The Company also entered into a Placement Agent Agreement (the “PAA”), dated as of the Closing Date, by and between the Company and Newbridge Securities Corporation (“Newbridge”) pursuant to which the Company engaged Newbridge to act as it exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, the Company issued to Newbridge two hundred forty-three thousand nine hundred two (243,902) shares (the “Placement Agent Shares”) of the Company’s Common Stock. Newbridge is entitled to “piggy-back” registration rights with respect to the Placement Agent Shares.

NOTE 16 - SUPPLEMENTAL CASH FLOW INFORMATION

	2006	2005

		(As Restated)

Schedule of non-cash activities

Issuance of stock to settle accounts payable	$21,000	$60,000

Long-term debt assumed by stockholders as related party advances	$—	$149,880

Accounts payable assumed by stockholders	$—	$17,526

Liability to stockholders for shares redeemed and cancelled	$26,208	$2,564,234

Issuance of warrants relating to private placements	$193,176	$550,166

Issuance of warrants for financing costs	$—	$92,825

Exercise of warrants classified as liabilities	$(5,472)	$(158,129)

Issuance of warrants in connection with line of credit	$68,985	$—

Reversal of warrant liability	$438,882	$—

Issuance of common stock for stockholder redemptions, stock, subscriptions, etc	$3,914,275	$—

BRIGHTEC, INC. AND SUBSIDIARY
Consolidated Balance Sheet
September 30, 2007
(Unaudited)

ASSETS

Current assets
Cash	$24,078
Accounts receivable	510
Inventory	252,197
Prepaid expenses	11,257

TOTAL CURRENT ASSETS	288,042

Office and photographic equipment	23,511
Less accumulated depreciation	(23,511)

—

Deposit	2,041
Deferred offering costs	20,085

22,126

TOTAL ASSETS	$310,168

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Line of credit	$650,000
Accounts payable	140,110
Accrued liabilities (including related party interest of $10,390)	282,945
Advances due to related party	573,150

TOTAL CURRENT LIABILITIES	1,646,205

Stockholders’ deficit
Preferred stock	—
Common stock	143,143
Additional paid-in capital	12,461,923
Deferred compensation	(58,358)
Accumulated deficit	(14,083,770)
Accumulated other comprehensive income	201,025

TOTAL STOCKHOLDERS’ DEFICIT	(1,336,037)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$310,168

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
Consolidated Statements of Operations and
Accumulated Deficit and Comprehensive Loss
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2007	2006	2007	2006

		(As Restated)		(As Restated)

Sales	$2,153	$294	$7,403	$10,882

Cost of sales	1,141	118	3,791	5,019

Gross profit	1,012	176	3,612	5,863

Operating expenses
Research and development	32,706	25,729	87,951	79,349
Selling and marketing	45,153	22,490	126,496	26,841
General and administrative	132,274	240,718	569,651	408,397
Stock based compensation	1,642	1,600,000	1,642	1,600,000

	211,775	1,888,937	785,740	2,114,587

Operating loss	(210,763)	(1,888,761)	(782,128)	(2,108,724)

Other Income (Expense)
Interest income - related party	—	3,182	37	9,443
Foreign exchange gains	—	—	—	17,656
Financing costs	—	—	(128,680)	—
Gain (loss) on value of derivative liabilities	—	(162,545)	—	72,942
Interest expense (including related party interest of $5,512, $375, $10,390 and $7,095, respectively)	(38,734)	(23,542)	(109,752)	(30,041)

	(38,734)	(182,905)	(238,395)	70,000

Net loss	(249,497)	(2,071,666)	(1,020,523)	(2,038,724)

Accumulated deficit - beginning	(13,834,273)	(10,740,045)	(13,063,247)	(10,772,987)

Accumulated deficit - ending	$(14,083,770)	$(12,811,711)	$(14,083,770)	$(12,811,711)

Basic and diluted net loss per share	$—	$(0.02)	$(0.01)	$(0.02)

Weighted average number of shares used in computation of basic and diluted net loss per share	141,577,620	100,000,000	132,421,726	100,000,000

COMPREHENSIVE LOSS

Net loss	$(249,497)	$(2,071,666)	$(1,020,523)	$(2,038,724)

Foreign currency translation gain (loss)	301	9,394	2,081	(4,855)

Comprehensive loss	$(249,196)	$(2,062,272)	$(1,018,442)	$(2,043,579)

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,

	2007	2006

		(As Restated)

Cash flows from operating activities

Net loss	$(1,020,523)	$(2,038,724)
Adjustments to reconcile net loss to net cash used for operating activities:
Accrued interest on advances from related party	10,390	(7,050)
Accrued interest on note receivable - related party	(37)	—
Gain on value of derivative liabilities	—	(72,942)
Financing costs associated with stock based transactions	128,680	—
Amortization of deferred financing costs	44,369	35,495
Stock based compensation	1,642	1,600,000
General and administrative expenses associated with stock based transactions	60,500	—
Selling and marketing expenses associated with stock based transactions	22,500	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(510)	3,183
Inventory	(153,607)	(51,099)
Prepaid expenses	(1,089)	1,138
Deposit	744	—
Increase (decrease) in:
Accounts payable	60,000	(31,859)
Accrued liabilities	43,007	68,575

Net cash used for operating activities	(803,934)	(493,283)

Cash flows from investing activities Repayment of note receivable - related party	11,030	—

Cash flows from financing activities
Cash received for sale of common stock, exercise of warrants and stock subscribed	—	120,000
Advances on line of credit	—	550,000
Advances received from related party	802,400	130,600
Payment of deferred financing expense	—	(37,500)
Repayment of advances from related party	(19,250)	(239,200)
Payment of deferred offering costs	(20,085)	—

Net cash provided by financing activities	763,065	523,900

Effects of changes in foreign exchange rates	2,081	(4,855)

Net increase (decrease) in cash and cash equivalents	(27,758)	25,762

Cash and cash equivalents - beginning	51,836	2,445

Cash and cash equivalents - ending	$24,078	$28,207

Supplemental disclosures of cash flows information Cash paid during the period for interest	$110,113	$20,874

Non-cash activities

Liability to stockholders for shares redeemed and cancelled	$—	$26,208

Exercise of warrants classified as liabilities	$—	$(5,472)

Issuance of warrants in connection with line of credit	$—	$68,985

Issuance of warrants related to private placements	$4,244	$193,176

Issuance of common stock in satisfaction of accrued liabilities – related party	$150,000	$—

Issuance of common stock in satisfaction of advances from related party	$210,000	$—

Issuance of common stock for services	$60,000	$—

The accompanying notes are an integral part of these financial statements.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1 – OPERATIONS

Brightec, Inc. (formerly Advanced Lumitech, Inc.) (“BRTE” or the “Company”) develops and markets luminescent films incorporating luminescent or phosphorescent pigments (the “Luminescent Product”). These pigments absorb and re-emit visible light producing a “glow” which accounts for the common terminology “glow in the dark.” The Company’s anticipates that its Luminescent Product will be sold primarily as a printable luminescent film designed to add luminescence to existing or new products. The Company uses third parties for manufacturing, and markets and sells graphic quality printable luminescent films. These films are based on the Company’s proprietary and patented technology, which enables prints to be of photographic quality by day and luminescent under low light or night conditions. The Company expects that its Luminescent Product will be available for sale in a number of versions appropriate for commonly used commercial and personal printing technology, including offset printing, laser or inkjet printing, plus a variety of “print on demand” digital technologies. The Company offers its products in sheets and rolls.

Restatement of September 30, 2006 Interim Consolidated Financial Statements

On May 9, 2007, the Company amended its Quarterly Report on Form 10-QSB for the period September 30, 2006, as previously filed on November 20, 2006.

The Company determined that the stock redemption agreements between the Company and certain stockholders were improperly marked-to-market, with the changes in the fair value improperly reported as gains or losses in fair value of derivative liabilities on the Company’s statement of operations. As a result, the Company increased its liability to stockholders for shares redeemed by $1,296,098, increased additional paid-in capital by $55,745 and increased accumulated deficit by $1,326,842 to reverse the net gains recognized resulting from mark-to market adjustments prior to January 1, 2006. For the three and nine month periods ending September 30, 2006, the Company reversed recognized gains of $0 and $133,155, respectively.

The effect of these restatements was to decrease net income by $0 (less than $0.01 per share) and $133,155 (less than $0.01 per share) for the three and nine month periods ended September 30, 2006, respectively.

NOTE 2 – INTERIM FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements at September 30, 2007 and for the three and nine month periods ended September 30, 2007 and 2006, respectively, include the accounts of the Company and its wholly-owned Swiss subsidiary, Brightec S.A. (the “Subsidiary”). All inter-company transactions and balances have been eliminated in consolidation. In our opinion, these unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and include all adjustments necessary to make the financial statements not misleading. Certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in accordance with rules of the Securities and Exchange Commission for interim reporting. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

NOTE 3 – LIQUIDITY, MANAGEMENT PLANS AND GOING CONCERN

The Company has a working capital deficit of $1,358,163, an accumulated deficit of $14,083,770 at September 30, 2007 and recurring net losses since inception. The ability of the Company to continue to operate as a going concern is primarily dependent upon the ability of the Company to raise the necessary financing to effectively produce and market Brightec products at competitive prices, to establish profitable operations and to generate positive operating cash flows. If the Company fails to raise funds or the Company is unable to generate operating profits and positive cash flows, there are no assurances that the Company will be able to continue as a going concern and it may be unable to recover the carrying value of its assets.

Management believes that it will continue to be successful in raising the necessary financing to fund the Company’s operations through the 2007 calendar year; however, there can be no assurances that such financing can be obtained. Accordingly, management believes that no adjustments or reclassifications of recorded assets and liabilities are necessary at this time.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 3 – LIQUIDITY, MANAGEMENT PLANS AND GOING CONCERN - continued

On March 30, 2007 (the “Closing Date”), the Company entered into a Standby Equity Distribution Agreement (the “SEDA”) with Cornell Capital Partners, LP (“Cornell”) pursuant to which the Company may, at its discretion and under certain circumstances, periodically sell to Cornell shares of its common stock, par value $0.001 per share (the “Common Stock”) for a total purchase price of up to $10,000,000. See NOTE 12 - COMMON STOCK - STANDBY EQUITY DISTRIBUTION AGREEMENT.

NOTE 4 – EARNINGS (LOSS) PER SHARE

The Company computes earnings or loss per share in accordance with Statement of Financial Accounting Standard No. 128, “Earnings Per Share.” Basic earnings per share, is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if securities or other agreements to issue common stock were exercised or converted into common stock, only in the periods in which the effect is dilutive. The following securities have been excluded from the calculation of net loss per share, as their effect would be anti-dilutive:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2007	2006	2007	2006

Warrants (weighted average)	6,320,832	6,737,499	6,366,925	4,910,179

Convertible line of credit (weighted average)	5,416,667	4,201,739	5,416,667	1,590,354

Stock options (weighted average)	23,847,183	1,628,016	24,586,915	548,635

NOTE 5 – INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market value and consist of the following at September 30, 2007:

Raw materials	$41,257
Work in process	136,014
Finished goods	74,926

$252,197

NOTE 6 – DEFERRED FINANCING EXPENSES

In connection with the Loan and Security Agreement (the “Loan and Security Agreement”) entered into on June 8, 2006 between the Company and Ross/Fialkow Capital Partners, LLC (“Ross/Fialkow”), Trustee of Brightec Capital Trust (see NOTE 11 - LINE OF CREDIT), the Company agreed to pay a commitment fee of $37,500 to Ross/Fialkow and issued a warrant to Ross/Fialkow to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $0.12 per share. The warrant was valued at $68,985 using the Black/Scholes method of valuing options and warrants. These amounts are being amortized over the term of the Loan and Security Agreement (twelve months). As of September 30, 2007, the full amount of the deferred financing expenses had been amortized. Amortization expense related to the deferred financing expenses, for the three and nine month periods ended September 30, 2007 and 2006 was $0 and $26,621, $44,369 and $35,495, respectively.

NOTE 7 – INCOME TAXES

The Company has not calculated the tax benefits of its net operating losses as of September 30, 2007 and December 31, 2006 since it does not have the required information. The Company has not filed its federal and state corporate tax returns for years ended December 31, 2005, 2004, 2003, 2002 and 2000. The tax return filed for 2001 will need to be amended, if permitted by statute. Due to the uncertainty over the Company’s ability to utilize these operating losses, any deferred tax assets, when determined, would be fully offset by a valuation allowance.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 8 – RELATED PARTY TRANSACTIONS

NOTE RECEIVABLE - RELATED PARTY

As of December 31, 2006, a note was receivable from the Company’s president, who is also a director and stockholder. The note, due no later than December 31, 2011, bore interest at a fixed rate of 5.05% and was full-recourse. Interest on the note was accrued quarterly and due annually. During the nine month period ended September 30, 2007, the entire outstanding balance of $10,993 plus accrued interest was paid in full. The Company recognized interest income of $0, $3,148, $37, $6,261 for each of the three and nine month periods ended September 30, 2007 and 2006, respectively.

ADVANCES FROM RELATED PARTY

During the six month period ended June 30, 2007, the Company’s president made advances to the Company of $590,000, of which $11,030 was used to repay the aforementioned note receivable from him. The Company did not repay any of the outstanding advances. On June 18, 2007, the Company repaid $210,000 of the outstanding advances through the issuance of 7,000,000 shares of the Company’s common stock at a price of $0.03 per share, the closing price of the Company’s common stock on that date. During the three month period ended September 30, 2007, he made additional advances to the Company of $212,400. Of those proceeds, $8,220 was used to pay certain payroll taxes on $150,000 of non-cash compensation (5,000,000 shares of common stock issued on June 18, 2007 at $0.03 per share, which would customarily be withheld from his salary had it been in the form of cash. As of September 30, 2007, the Company owed its president $573,150.

All such aforementioned advances bear interest at the Internal Revenue Service short term “Applicable Federal Rate” (4.71% at September 30, 2007) calculated and accrued monthly. For the three and nine month periods ended September 30, 2007 and 2006, the Company incurred $5,512, $375, $10,390 and $7,095 of interest expense on the outstanding advances.

CONSULTING CONTRACT

On September 11, 2007, the Company issued 2,000,000 shares of common stock, valued at $60,000, as consideration for a two year consulting contract with a significant stockholder. These shares were issued at $0.03 per share, the closing price of the Company’s common stock on the aforementioned date. For each of the three and nine month periods ending September 30, 2007, the Company recognized an expense of $1,642, which is recorded as stock based compensation in the statement of operations.

NOTE 9 – LINE OF CREDIT

On June 8, 2006, the Company entered into the Loan and Security Agreement with Ross/Fialkow, in the amount of $750,000. On June 27, 2007, the expiration date of the Loan and Security Agreement, originally July 15, 2007, was extended until December 31, 2007. The Company incurred a $5,000 renewal fee for the extension. Advances from the line of credit bear interest at 20% per annum. The principal amount of the loan plus accrued but unpaid interest, if any, is convertible at any time prior to payment at the election of Ross/Fialkow, into the Company’s common stock at the rate of $0.12 per share. Such shares carry piggy-back registration rights. All assets of the Company have been pledged, including the assets of the Subsidiary.

At December 31, 2006, the Company was not in compliance with the terms of the Loan and Security Agreement as it did not file a registration statement (the “Registration Statement”) by December 31, 2006. On March 15, 2007, the Loan and Security Agreement was amended as follows:

1.	The due date of the agreement was extended to July 15, 2007.

2.

The date by which the Company was required to file the Registration Statement on Form S-1 (or SB-2), covering the underlying shares of common stock to potentially be issued upon conversion, was extended to July 15, 2007.

The Company filed the required Registration Statement on Form SB-2 with the SEC on July 6, 2007. On July 25, 2007, the Company received a comment letter from the SEC regarding the Registration Statement. The Company is currently preparing its response to the SEC and anticipating filing an amended Registration Statement to address the comments in the SEC’s letter.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 9 – LINE OF CREDIT – continued

As of September 30, 2007, the outstanding balance of the line of credit was $650,000. Interest expense related to the line of credit, for the three and nine month periods ended September 30, 2007 and 2006 was to $33,222, $23,917, $99,362 and $22,946, respectively.

NOTE 10 – ACCRUED LIABILITIES

At September 30, 2007, the balance of accrued liabilities consisted of the following:

Executive officer compensation	$150,000
Professional fees	70,901
Employee compensation	40,000
Payroll and other taxes	596
Interest (including related party interest of $10,390)	21,223
Other	225

$282,945

NOTE 11 – WARRANT LIABILITY

Prior to September 25, 2006, the Company had issued all of its shares of authorized common stock. As a result, the value of warrants issued had to be recognized as a liability pursuant to Emerging Issues Task Force 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The Company was required to re-value the warrants at the end of every reporting period with the change in value reported on the statement of operations as “Gain (Loss) on Value of Derivative Liabilities” in the period in which the change occurred. For the three and nine month periods ended September 30, 2006, the Company recognized a gain (loss) on the value of derivative liabilities of $(162,545) and $72,942, respectively.

On September 25, 2006, at a special meeting of the Company’s stockholders, the stockholders voted to increase the number of authorized shares of common stock from 100 million to 245 million. This resulted in the elimination of the requirement to classify the value of the warrants as a liability. From the date of the various issuances through September 25, 2006, the Company valued the warrants at the end of each reporting period.

NOTE 12 – CAPITAL STOCK

NUMBER OF SHARES OF COMMON STOCK AUTHORIZED, ISSUED AND OUTSTANDING

Under the Company’s charter, 245,000,000 shares of $0.001 par value common stock are authorized. As of September 30, 2007, 143,142,837 shares of common stock were issued and outstanding.

PREFERRED STOCK

Five million shares of “blank check” preferred stock are authorized under the Company’s Amended Articles of Incorporation. The terms, rights and features of the preferred stock will be determined by the Board of Directors upon issuance. Subject to the provisions of the Company’s Certificate of Amendment to its Articles of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. The Board of Directors is required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 12 – CAPITAL STOCK – continued

ISSUANCES OF COMMON STOCK

At December 31, 2006, the Company had issued 124,698,935 shares of its common stock.

On March 30, 2007, the Company issued 4,000,000 shares of common stock, valued at $164,000, to Cornell as a commitment fee in connection with the signing the SEDA on the same date. For the three months ended March 31, 2007, the Company recognized the $164,000 as an offset to additional paid-in capital based on the market price of $0.041 per share on the aforementioned date.

In addition, on March 30, 2007, the Company issued 243,902 shares of common stock, valued at $10,000, to Newbridge Securities Corporation (“Newbridge”), as consideration in connection with the Placement Agent Agreement (the “PAA”) of the same date. For the three months ended March 31, 2007, the Company recognized the $10,000 as an offset to additional paid-in capital based on the market price of $0.041 per share on the aforementioned date.

On June 7, 2007, the Company issued 200,000 shares of common stock, valued at $8,000, under an agreement and in satisfaction of certain marketing and sales fees. For the three and nine month periods ended September 30, 2007, the Company recognized the $0 and $8,000, respectively, as selling and marketing expense based on the market price of $0.04 per share, the market price of the Company’s stock on the date the agreement was reached.

On June 18, 2007, the Company issued 5,000,000 shares of its common stock, valued at $150,000, to its president as payment for his current year salary through June 30, 2007 ($75,000) and for unpaid amounts from prior years ($75,000). The number of shares issued to the president was based on the closing market price of the Company’s common stock of $0.03 per share on June 15, 2007, the date of the Board of Directors’ corporate resolution to issue the shares.

On June 18, 2007, the Company also issued 7,000,000 shares of its common stock, valued at $210,000, to its president as repayment of certain cash advances made by him to the Company. The number of shares of common stock issued was based on the closing market price of the Company’s common stock of $0.03 per share on June 15, 2007, the date of the Board of Directors’ corporate resolution to issue the shares.

On September 11, 2007, the Company issued 2,000,000 shares of its common stock, valued at $60,000, to one of its significant stockholders in satisfaction of consulting contract entered into on the same date. The number of shares of common stock issued was based on the closing market price of the Company’s common stock of $0.03 per share on September 11, 2007, the date of the Board of Directors’ corporate resolution to enter into the contract and issue the shares.

As of September 30, 2007, as a result of the aforementioned transactions, the Company had issued 143,142,837 shares of its common stock.

STANDBY EQUITY DISTRIBUTION AGREEMENT

On the Closing Date, the Company entered into a SEDA with Cornell pursuant to which the Company may, at its discretion, under certain circumstances (as described below), periodically sell to Cornell shares of the Common Stock for a total purchase price of up to $10,000,000. For each share of the Common Stock purchased under the SEDA, Cornell will pay to the Company ninety-six percent (96%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Common Stock during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA), subject to any reduction pursuant to the terms therein. On the Closing Date, the Company paid to Cornell a non-refundable due diligence fee equal to $5,000 and issued 4,000,000 shares of common stock (“Commitment Shares”) to Cornell as a commitment fee, of which 2,000,000 Commitment Shares will have demand registration rights and 2,000,000 Commitment Shares will have “piggy-back” registration rights. Cornell will retain five percent (5%) of each cash advance under the SEDA. The Company has paid to Yorkville Advisors, LLC (“Yorkville”) a structuring fee equal to $15,000 on the Closing Date and shall pay $500 to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). Cornell’s obligation to purchase shares of Common Stock under the SEDA is subject to certain conditions, including, without limitation: (a) the Company obtaining an effective registration statement for shares of its Common Stock sold under the SEDA pursuant to that certain Registration Rights Agreement, dated as of the Closing Date, by and between the Company and Cornell and (b) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than $300,000.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 12 – CAPITAL STOCK - continued

STANDBY EQUITY DISTRIBUTION AGREEMENT - continued

The Company also entered into the PAA, dated as of the Closing Date, by and between the Company and Newbridge pursuant to which the Company engaged Newbridge to act as it exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, the Company issued to Newbridge 243,902 shares (the “Placement Agent Shares”) of the Company’s Common Stock. Newbridge is entitled to “piggy-back” registration rights with respect to the Placement Agent Shares.

DEFERRED OFFERING COSTS

The Company paid $15,000 to Yorkville for structuring fees, $5,000 to Cornell for due diligence fees and $85 to record the issuance of the Cornell and Newbridge shares with the Company’s stock transfer agent. As shares of the Company’s common stock cannot be sold to Cornell until the Company files, and has declared effective, the Registration Statement on Form SB-2, filed with the SEC on July 6, 2007 (subject to amendment), such costs were deferred. Total deferred offering costs at September 30, 2007 amounted to $20,085. Such costs will be offset against equity raised.

ISSUANCES OF WARRANTS

The Company did not issue any warrants during the three or nine month periods ended September 30, 2007. During the three and nine month periods ended September 30, 2007, warrants for the purchase of 0 and 416,667 shares of the Company’s common stock expired.

On April 1, 2007 and June 27, 2007, the Company amended three of its previously issued warrants to extend the exercise period of two warrants and modify the time period (from 60 days to 61 days) in which the option holder can notify the Company of his/her desire to exercise the options. Generally accepted accounting principles requires that when the terms of a previously issued warrant are modified, the modification is treated as an exchange of the original warrant. The excess of the value of the warrant on the date the modification is effective over the value of the warrant on the date immediately preceding the modification date, if any, is amortized to expense over the remaining vesting period (or recognized immediately if the warrants are vested 100%).

Accordingly, the fair value of the warrants was estimated on March 31, 2007 and April 1, 2007 and June 26, 2007 and June 27, 2007 using the Black/Scholes pricing model using the following assumptions: risk-free rate of return range of 4.56% to 4.91%; no dividend yield; an expected life of approximately 13 months to 82 months; and a volatility factor ranging from 127.42% to 337.77%. As a result of the revaluations, the Company recognized financing costs of $128,680.

As of September 30, 2007, the Company has warrants outstanding for the purchase of 6,320,832 shares of common stock at an exercise price of $0.12 per share.

ISSUANCE OF OPTIONS

The Company did not issue any options during the three and nine month periods ended September 30, 2007. During the three and nine month periods ended September 30, 2007, options for the purchase of 4,462,911 and 4,462,911 shares of the Company’s common stock expired.

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 12 – CAPITAL STOCK - continued

ISSUANCE OF OPTIONS - continued

As of September 30, 2007, the Company has options outstanding for the purchase of 20,000,000 shares of common stock.

2006 STOCK INCENTIVE PLAN

An aggregate of 50 million shares of common stock are reserved for issuance and available for awards under the 2006 Plan.

OTHER OPTION GRANTS

In the second quarter of 2005, the Company’s Board of Directors granted options to employees and/or directors to purchase 20,000,000 shares of common stock at an exercise price of $0.12 per share, to be fully vested as of April 28, 2005 and exercisable for a period of ten years. For accounting purposes, these options were not deemed granted because the Company did not have a sufficient number of shares of authorized common stock available to issue upon the exercise of any of the options.

As previously discussed, on September 25, 2006, at a special meeting of the Company stockholders, the stockholders approved an increase in the amount of the Company’s authorized shares of common stock from 100 million to 245 million. Since the required approval has been obtained from the stockholders, the Company recognized $1,600,000 of stock based compensation for the three and nine month periods ended September 30, 2006.

NOTE 13 - COMPREHENSIVE INCOME (LOSS)

The Company reports comprehensive income (loss) in addition to net income (loss) from operations. Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss).

NOTE 14 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 and cannot yet determine the impact of its adoption until all of its outstanding federal and state tax reporting obligations are fulfilled.

In September 2006, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”), which amends and puts in one place, guidance on the use of fair value measurements which had been spread through four Accounting Principles Board Opinions and thirty-seven FASB Standards. No extensions of the use of fair value measurements are contained in SFAS 157 and with some special industry exceptions (e.g., broker-dealers), no significant changes in practice should ensue. SFAS 157 is to be applied to financial statements beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the financial position or results of operations of the Company.

In addition, in September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension Plans and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS 158”). SFAS 158 requires recognition in the balance sheet of the funded status of pension plans, rather than footnote disclosure which is current practice. Publicly traded companies are to reflect the new standard in financial statements ending after December 15, 2006 and non-public companies are to apply it in statements

BRIGHTEC, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements - continued
(Unaudited)

NOTE 14 – RECENT ACCOUNTING PRONOUNCEMENTS - continued

ending after June 15, 2007. As the Company does not maintain a defined benefit pension plan and has no current plans to do so, SFAS 158 will not have any current impact on the Company’s financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), to provide guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. Under SAB 108, companies should evaluate a misstatement based on its impact on the current year income statement, as well as the cumulative effect of correcting such misstatements that existed in prior years existing in the current year’s ending balance sheet. SAB 108 will become effective for the Company in its fiscal year ending December 31, 2007. The Company is currently evaluating the impact of the provisions of SAB 108 on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007, and early application is allowed under certain circumstances. The Company does not expect the adoption of SFAS 159 to have a material impact on its consolidated financial position or results of operations.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Brightec, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐	except the common stock offered by this prospectus;

☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐	to any person to whom it is unlawful to make the offer or solicitation; or

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐	there have been no changes in the affairs of Brightec, Inc. after the date of this Prospectus; or

☐	the information contained in this Prospectus is correct after the date of this Prospectus.

Until _________, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PROSPECTUS

28,525,666 Shares of Common Stock

BRIGHTEC, INC.

__________, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    As permitted by the Nevada Revised Statutes, our by-laws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney’s fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provides that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our Company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

                    We provide director and officer liability insurance and pay all premiums and other costs associated with maintaining such insurance coverage.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                    The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$140
Printing and Engraving Expenses	$2,500
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$50,000
Miscellaneous	$12,360

TOTAL	$85,000

ITEM 26. SALES OF UNREGISTERED SECURITIES

                    During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

                    On January 24, 2004, James and Peggy Galvin exercised warrants to purchase an aggregate of 3,500,000 shares of our common stock for an aggregate exercise price of $350,000.

                    In January 2004, we entered into an agreement to issue 216,000 shares of our common stock to Element Production, Inc. in exchange for consulting services valued at $0.25 per share or an aggregate of $54,000. In October 2004, we entered into an agreement with Element Production, Inc. pursuant to which we issued 250,000 shares of our common stock to Element Production, Inc., valued at $0.10 per share, in settlement of indebtedness owed by us to Element Production, Inc. in the aggregate amount of $25,000.

                    In January 2004, we agreed to issue 720,000 shares of our common stock, at an agreed-upon value of $0.25 per share, to Schwartz Communications in exchange for consulting services of $180,000 provided in 2004.

                    On January 3, 2005, we sold 250,000 shares of common stock to Thomas and Mary McGagh at a purchase price of $0.10 per share for an aggregate purchase price of $25,000.

                    On January 11, 2005, we sold 100,000 shares of common stock to Francis T. Steverman at a purchase price of $0.10 per share for an aggregate purchase price of $10,000.

                    On February 4, 2005, we sold 2,500,000 shares of common stock and a warrant to purchase 2,500,000 shares of our common stock, at an exercise price of $0.10 per share, expiring on April 1, 2005 to Jeffrey Stern Revocable Trust, together with a second warrant to purchase 2,085,000 shares of our common stock at an exercise price of $0.12 per share, expiring on July 1, 2005, for an aggregate purchase price of $250,000. On March 29, 2005, Jeffrey Stern Revocable Trust exercised warrants to purchase 1,250,000 shares of our common stock for an aggregate exercise price of $125,000.

                    On February 24, 2005, we sold 20,000 shares of our common stock to Stephen and Marcella Elios at a purchase price of $0.10 per share for an aggregate of $2,000.

                    In February 2005, we agreed to issue 120,000 shares of our common stock, at an agreed-upon value of $0.25 per share, to Schwartz Communications in exchange for consulting services of $30,000 provided in January and February 2005.

                    On February 4, 2005, we agreed to issue 1,000,000 shares of our common stock, at an agreed-upon value of $0.075 per share, to Harry Schult in exchange for consulting services of $75,000 provided from late 2004 to July 2005. In addition, Harry Schult received a stock option in connection with such consulting services to purchase an additional 500,000 shares of our common stock, at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change of control of our Company.

                    In 2005, we granted non-qualified options at an exercise price of $0.12 per share to purchase 12,000,000 shares of our common stock to Patrick Planche, our president and Chief Executive Officer, together with two additional non-qualified options to two of our employees to purchase an aggregate of 6,000,000 shares of our common stock, each at an exercise price of $0.12 per share. We also granted a non-qualified option to purchase 2,000,000 shares of our common stock at an exercise price of $0.12 per share to Francois Planche, a shareholder and former director of our Company and brother of the our president. In addition, in 2005, we granted a non-qualified option to a former consultant to purchase 500,000 shares of our common stock at an exercise price of $0.001 per share for a period of ten years, but vesting only upon a change of control of our Company. For accounting purposes, these options were not deemed granted because we did not have a sufficient number of shares of authorized our common stock available to issue upon the exercise of any of the options. On September 25, 2006, at a special meeting of our stockholders, the stockholders approved an increase in the amount of our authorized shares of common stock from 100 million to 245 million. Accordingly, we recognized $1,600,000 of stock based compensation in 2006.

                    On January 27, 2006 and May 12, 2006, we entered into agreements with Francois Planche, a former director of our Company, a stockholder and the brother of the our president, pursuant to which we redeemed 404,168 shares of our common stock owned of record by Mr. Planche, in order to allow us to issue shares of our common stock to investors that held subscriptions for shares of our common stock which could not be issued because we had issued the maximum number of shares of our common stock authorized under our Articles of Incorporation. Under the agreement, Mr. Planche received no consideration for the redemption of his securities. On September 25, 2006, at a special meeting of our stockholders, the stockholders voted to increase the number of authorized shares of common stock we can issue, from 100 million to 245 million. As a result of the increase, these 404,168 shares, in addition to 583,334 shares we redeemed in 2005, were reissued to Mr. Planche on December 29, 2006 for no additional consideration.

                    On November 15, 2006, we issued 650,000 shares of our common stock, valued at $45,500, to Socol SA in connection with debt settlement agreement dated September 30, 2002.

                    On November 15, 2006, we issued 1,140,000 shares of our common stock, valued at $262,500, to Schwartz Communications in connection with the payment for consulting services rendered to us during 2003, 2004 and 2005.

                    On December 29, 2006, we issued 100,000 shares of our common stock to European Luminescent Technology b.v., valued at $20,000, in connection with a forgiveness of debt agreement dated April 20, 2005.

                    On December 29, 2006, we issued 3,335,000 shares of our common stock to the Jeffrey Stern Revocable Trust, valued at $375,000, in connection with the exercise of a stock warrant on April 28, 2005.

                    ;On December 29, 2006, we issued 1,000,000 shares of our common stock to Louis Kronfeld in connection with a $35,000 sign-on bonus upon becoming our employee and $40,000 of prior consulting fees owed by us.

                    On December 29, 2006, we reissued 17,332,267 shares of our common stock to Patrick Planche, our president and a stockholder, Francois Planche, a former director of our Company and a stockholder, and David Geffen, a director and stockholder, in connection with various redemption agreements entered into in 2004, 2005 and 2006.

                    On March 30, 2007, we issued 4,000,000 shares of our common stock to YA Global, valued at $164,000, in payment of a commitment fee in connection with the SEDA entered into on March 30, 2007.

                    On March 30, 2007, we issued 243,902 shares of our common stock to Newbridge, valued at $10,000, in payment of placement agent fees in connection with the SEDA dated March 30, 2007.

                    On June 18, 2007, we issued 12,000,000 shares of our common stock to Patrick Planche, our president and Chief Executive Officer. Of these shares, 5,000,000 shares of our common stock were issued, at the fair market value of $0.03 per share, in lieu of $150,000 cash owed to Mr. Planche for accrued and unpaid compensation for his employment as our executive officer for the first and second quarters of 2007 and for certain periods prior to January 1, 2007. The remaining 7,000,000 shares of our common stock were issued, at the fair market value of $0.03 per share, to Mr. Planche to repay $210,000 of certain outstanding loans extended by Mr. Planche to us.

                    On September 11, 2007, the Company issued 2,000,000 shares of common stock to Jeffrey Stern as Trustee of the Jeffrey Stern Revocable Trust, valued at $60,000, in payment of a consulting fee in connection with a consulting agreement entered into on September 11, 2007

                    All shares of our common stock issued by us were issued without registration pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended. All purchasers of shares of our common stock who purchased such shares of our common stock for cash represented that they were acquiring the securities for investment and for their own account. All purchasers of the our common stock who are United States residents and purchased such securities for cash also represented to us that they were accredited investors as of the date of such investment. A legend was placed on the stock certificates representing all securities purchased stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption there from.

                    Unless otherwise specified above, we believe that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act of 1933, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 26. EXHIBITS

Exhibit No.	Description of Exhibit

3.1

Articles of Incorporation of Advanced Lumitech, Inc. and all amendments and modifications thereto, filed with the Secretary of State of the State of Nevada as of October 26, 2007 (Original Articles filed as Exhibit 3.1 to the Company’s 1998 Form 10-K, amendments provided herewith).

3.2	By-laws of Advanced Lumitech, Inc. (filed as Exhibit 3.2 to the Company’s 1998 Form 10-K).

4	Specimen Certificate representing the Company’s common stock (filed as Exhibit 4 to the Company’s 1998 Form 10-4).

5.1	Opinion of Counsel (to be filed by amendment).

10.1

Merger Agreement dated as of August 12, 1998, by and among the Company, Lumitech, S.A. and Patrick Planche, pursuant to which the Company acquired 100% of the issued and outstanding shares of the common stock of Lumitech, S.A. (filed as Exhibit 10.1 to the Company’s 1998 Form 10-K).

10.2

Patent Assignment Agreement respecting the Company’s luminescence technology dates as of January 16, 1996, as amended on March 31, 1999, between Jacques-Charles Collett and Lumitech S.A. (formerly known as OTWD On Time Diffusion S.A.) (filed as Exhibit 10.2 to the Company’s 1998 Form 10-K).

10.3

Agreement dated as of March 31, 1999, between Lumitech, S.A. and Luminescence Europe Technologies b.v. (the “Netherlands Affiliate”), providing for the termination for all rights and interests of the Netherlands Affiliate with respect to the Company’s luminescence technology (filed as Exhibit 10.3 to the Company’s 1998 Form 10-K).

10.4

Socol Agreement dated as of March 31, 1999, between the Company and Socol S.A., pursuant to which Socol disclaims any interest in the Company’s Luminescence product technology (filed as Exhibit 10.4 to the Company’s 1998 Form 10-K).

10.5	Credit Agreement dates as of August 6, 1997, as amended on September 9, 1998, between Lumitech, S.A. and Credit Suisse (filed as Exhibit 10.5 to the Company’s 1998 Form 10-K).

10.6

Agreement dated as of December 28, 1998, between Lumitech, S.A. and Lumi Corp., providing for the termination of all rights and interests of Lumi Corp. with respect to the Company’s luminescence technology (filed as Exhibit 10.6 to the Company’s 1998 form 10-K).

10.7

Lease dated March 1, 2004 by and between 6-8 Pleasant Street Realty Trust and Advanced Lumitech, Inc. for corporate office space in South Natick, MA (filed as Exhibit 10.7 to the Company’s 2003 Form 10-KSB).

Exhibit No.	Description of Exhibit

10.8

Redemption agreement dated December 22, 2004, between Advanced Lumitech, Inc. and Patrick Planche for the redemption of 77,620 shares of common stock. (filed as Exhibit 10.8 to the Company’s Form 10-KSB filed on April 16, 2007)

10.9

Redemption agreement dated April 6, 2005, between Advanced Lumitech, Inc. and David Geffen for the redemption of 15,767,145 shares of common stock. (filed as Exhibit 10.9 to the Company’s Form 10-KSB filed on April 16, 2007)

10.10

Redemption agreement dated August 23, 2005 between Advanced Lumitech, Inc. and Francois Planche for the redemption of 583,334 shares of common stock. (filed as Exhibit 10.10 to the Company’s Form 10-KSB filed on April 16, 2007)

10.11

Redemption agreement dated December 21, 2005 between Advanced Lumitech, Inc. and David Geffen for the redemption of 500,000 shares of common stock. (filed as Exhibit 10.11 to the Company’s Form 10-KSB filed on April 16, 2007)

10.12

Redemption agreement dated January 27, 2006 between Advanced Lumitech, Inc. and Francios Planche for the redemption of 195,834 shares of common stock. (filed as Exhibit 10.12 to the Company’s Form 10-KSB filed on April 16, 2007)

10.13

Redemption agreement dated May 12, 2006 between Advanced Lumitech, Inc. and Francois Planche for the redemption of 208,334 shares of common stock. (filed as Exhibit 10.13 to the Company’s Form 10-KSB filed on April 16, 2007)

10.14

March 15, 2007 Amendment and Allonge to Convertible Line of Credit Note dated June 8, 2006 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust. (filed as Exhibit 10.14 to the Company’s Form 10-KSB filed on April 16, 2007)

10.15	Standy Equity Distribution Agreement, dated March 30, 2007, by and between Brightec, Inc. and YA Global (filed as Exhibit 10.1 to the Company’s Form 8-K filed on April 3, 2007).

10.16	Placement Agent Agreement, dated March 30, 2007, by and between Brightec, Inc. and Newbridge Securities Corporation (filed as Exhibit 10.2 to the Company’s Form 8-K filed on April 3, 2007).

10.17	Registration Rights Agreement, dated March 30, 2007, by and between Brightec, Inc. and YA Global (filed as Exhibit 10.3 to the Company’s Form 8-K filed on April 3, 2007).

10.18	Press Release (filed as Exhibit 10.4 to the Company’s Form 8-K filed on April 3, 2007).

10.19

Loan and Security Agreement dated June 8, 2006 between Brightec, Inc. f/k/a Advanced Lumitech, Inc. and Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.19 to the Company’s Form SB-2 filed on July 6, 2007 ).

Exhibit No.	Description of Exhibit

10.20

Convertible Line of Credit Note dated June 8, 2006 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.20 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.21

Stock Purchase Warrant dated June 8, 2006 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.21 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.22

Stock Pledge Agreement dated June 8, 2006 between Brightec, Inc. f/k/a Advanced Lumitech, Inc. and Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.22 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.23

Corporate Guaranty dated June 8, 2006 from Brightec S.A. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.23 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.24

Collateral Assignment and Security Agreement in Patents dated June 8, 2006 between Brightec S.A. and Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.24 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.25

Amended and Restated Stock Purchase Warrant No. 06.007, dated April 1, 2007 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Jeffrey Stern, Trustee of Jeffrey Stern Revocable Trust (JST) ( filed as Exhibit 10.25 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.26

Amended and Restated Stock Purchase Warrant No. 05.006, dated April 1, 2007 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Jeffrey Stern, Trustee of Jeffrey Stern Revocable Trust (JST) ( filed as Exhibit 10.26 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.27

Amended and Restated Stock Purchase Warrant dated June 27, 2007 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.27 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.28

June 27, 2007 Amendment and Allonge to Convertible Line of Credit Note dated June 8, 2006 from Brightec, Inc. f/k/a Advanced Lumitech, Inc. to Ross/Fialkow Capital Partners, LLP, Trustee of Brightec Capital Trust ( filed as Exhibit 10.28 to the Company’s Form SB-2 filed on July 6, 2007 ).

10.29

Consulting Agreement dated September 11, 2007 between Brightec, Inc. and Jeffrey Stern, Trustee of the Jeffrey Stern Revocable Trust (filed as Exhibit 10.29 to the Company’s Form 10-QSB filed on November 19, 2007)

21	List of Subsidiaries (filed as Exhibit 21 to the Company’s 2003 Form 10-KSB).

23.1	Consent of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. (provided herewith).

23.2	Consent of Carlin, Charron & Rosen LLP (provided herewith).

Exhibit No.	Description of Exhibit

23.3	Consent of Burton Bartlett & Glogovac (included in Exhibit 5.1).

SIGNATURES

                    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on November 30 , 2007.

Date: November 30 , 2007	BRIGHTEC, INC.

	By:	/s/ Patrick Planche

	Name:	Patrick Planche
	Title:	Chief Executive Officer,
Principal Executive Officer, Chief Financial
Officer, Principal Accounting Officer,
Treasurer and Director

                    In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Planche	Chief Executive Officer,	November 30 , 2007
Principal Executive Officer,
Patrick Planche	Chief Financial Officer,
Principal Accounting Officer,
Treasurer and Director

/s/ David Geffen

David Geffen	Director	November 30 , 2007